UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
THE JPMORGAN CHASE 401(k) SAVINGS PLAN
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
270 Park Avenue
New York, New York 10017

THE JPMORGAN CHASE 401(k) SAVINGS PLAN

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Report of Independent Registered Public Accounting Firm
To the Participants and Plan Administrator of
The JPMorgan Chase 401(k) Savings Plan:
We have audited the accompanying statements of net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2, during 2010, the Plan retrospectively adopted the changes related to classifying and measuring loans to participants in accordance with ASC 962 Plan Accounting-Defined Contribution Pension Plans.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the change in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2010, (2) assets both acquired and disposed of within the plan year for the year ended December 31, 2010, and (3) reportable transactions for the year ended December 31, 2010, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Meaden & Moore, Ltd.
Cleveland, Ohio
June 27, 2011

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits
As of December 31, 2010 and 2009

	2010	2009
Assets:
Investments, at fair value:
Common/collective trust funds	$4,422,064,510	$2,732,991,503
JPMorgan Chase & Co. and other equity securities	3,963,242,805	4,296,560,790
Synthetic guaranteed investment contracts	2,101,351,672	2,019,258,487
Registered investment companies (mutual funds)	1,766,848,102	1,457,676,933
Corporate debt securities	1,066,249,403	983,023,074
U.S. federal, state, local and non-U.S. government securities	684,686,276	670,319,227
Mortgage-backed securities	536,104,139	279,589,335
Derivative receivables	1,311,648	1,537,693
Other	98,279,031	42,185,444

Total investments, at fair value	14,640,137,586	12,483,142,486
Receivables:
Notes receivable from participants	430,703,190	354,093,534
Contributing employers’ contributions receivable	345,506,616	234,377,228
Due from brokers for investment securities sold	259,004,940	70,580,861
Participants’ contributions receivable	23,003,727	23,762,583
Dividends and interest receivable	16,895,630	15,805,862
Other receivables	3,429,802	2,995,623

Total assets	15,718,681,491	13,184,758,177

Liabilities:
Payable for securities and interest purchased	633,061,011	257,506,112
Cash overdraft	58,973,200	18,956,812
Derivative payables	4,637,000	2,749,539
Accrued expenses	2,038,907	1,712,320
Other	76,323	18,343

Total liabilities	698,786,441	280,943,126

Net assets reflecting all investments at fair value	15,019,895,050	12,903,815,051
Adjustment from fair value to contract value for fully benefit- responsive synthetic guaranteed investment contracts	22,629,747	116,677,496

Net assets available for benefits	$15,042,524,797	$13,020,492,547

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2010 and 2009

	2010	2009
Contributions:
Participants	$645,826,301	$587,328,030
Employers	345,203,763	319,856,447
Rollovers	71,356,948	63,582,452

Total contributions	1,062,387,012	970,766,929

Investment activities:
Dividends from JPMorgan Chase & Co. common stock	13,097,719	38,776,016
Other dividends	87,555,363	92,162,758
Interest	77,323,222	74,262,807
Net appreciation in fair value of investments	1,049,868,775	2,038,861,472

Increase in net assets available for benefits derived from investment activities	1,227,845,079	2,244,063,053

Investment income on notes receivable from participants	16,466,426	18,515,037
Other income	372,000	1,010,384

Deductions:
Benefits paid to participants	(1,270,653,734)	(1,028,749,113)
Administrative expenses	(11,908,296)	(9,454,906)

Total deductions	(1,282,562,030)	(1,038,204,019)

Net change during the year	1,024,508,487	2,196,151,384

Transfers from other plans	997,523,763	53,264,960
Net assets available for benefits, beginning of year	13,020,492,547	10,771,076,203

Net assets available for benefits, end of year	$15,042,524,797	$13,020,492,547

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a national banking association with branches in 23 states, and a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”).
Effective August 10, 2009, JPMorgan Chase Bank, N.A. became the sponsor of the WaMu Savings Plan and assets of $995,689,272 were merged with and into the Plan on March 31, 2010.
The following is a general description of the Plan. Participants should refer to the Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees of JPMorgan Chase and certain of its affiliated companies to fund an account, the value of which is to be applied for their benefit upon retirement or termination of employment. All amounts contributed to a Participant’s account under the Plan are held in a trust fund (“Trust Fund”).
The Plan is administered by the Plan Administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan complies with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees are eligible to participate after completing 90 days of service.
Contributions
Participant Contributions
The Plan allows an eligible employee (a “Participant”) to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation per pay period subject to certain legal limitations (“Deferred Contributions”). Eligible compensation generally means base salary plus applicable job differential pay (i.e., shift pay). In certain situations, eligible compensation includes other cash earnings (e.g., commissions, draws, and overrides) paid under certain plans that provide compensation in lieu of base salary. Eligible compensation excludes overtime, bonuses, special pay, or any other additional compensation and is not reduced by pre-tax contributions under this Plan and under certain other plans. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit. In addition, Participants who are age 50 or older are permitted to make additional Deferred Contributions known as “catch-up” contributions.
Employer Matching Contributions
Generally, except as discussed below, each Contributing Employer makes a matching contribution (“Matching Contributions”) on behalf of each Participant who has completed one year of service in an amount equal to 100% of such Participant’s Deferred Contributions up to 5% of such Participant’s eligible compensation. Participants whose annual total cash compensation is $250,000 or more are not eligible to receive Matching Contributions. This determination is made each August 1 and applies for the next succeeding calendar year.
The Firm matched eligible employee contributions up to 5% of benefit eligible compensation (e.g., base pay) on a per pay period basis through April 30, 2009, and then amended the Plan to provide that thereafter Matching Contributions would be made annually.
A Participant may elect to have 100% of their Matching Contributions invested in the same manner as their Deferred Contributions. If a Participant fails to make such an election, Matching Contributions will be invested in the Plan’s JPMorgan Chase Common Stock Fund. (Matching Contributions, beginning with the 2011 plan year, will be invested in the same manner as their Deferred Contributions.)
Employer Non-Matching Contributions
JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, granted a discretionary contribution that was allocated to the accounts of certain non-highly compensated employees. Discretionary contributions were announced in 2010 and 2009, respectively, and they were allocated to the accounts of certain non-highly compensated employees in January 2011 and 2010, respectively. The vesting provisions and investment provisions of such contributions were communicated to employees at the time they were announced.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Rollover Contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers, including: qualified traditional individual retirement accounts (“IRA”); contributory individual retirement accounts; and governmental plans. After-tax and Roth 401(k) rollovers historically were not accepted by the Plan; however effective April 2010, the Plan accepts Roth 401(k) rollovers.
Dividend Election
The JPMorgan Chase Common Stock Fund has been designated as a nonleveraged employee stock ownership plan. As such, a Participant may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Deferred Contributions are always 100% vested, including any associated investment performance (or “earnings”). Participants hired before May 1, 2009 were immediately 100% vested in the value of the Matching Contributions, including any associated investment performance. Any Matching Contributions for eligible Participants hired on or after May 1, 2009 will become 100% vested after they have completed three years of service. Employer non-matching contributions (i.e., discretionary contributions), if any, generally vest according to the schedule communicated at the time they are contributed.
Forfeited Accounts
At December 31, 2010 and 2009, forfeited nonvested accounts totaled $318,450 and $856,258, respectively. Matching Contributions that are forfeited are used to reduce a Contributing Employer’s future Matching Contributions.
Distributions
Withdrawal of Contributions
The Plan allows a Participant to withdraw all or any portion of their vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of nonforfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 1/2 or for reasons of financial hardship, provided, however, that earnings realized after December 31, 1988, on Deferred Contributions, Matching Contributions made after December 31, 2004, and certain other Deferred Contributions under prior plans are not available for hardship withdrawal.
Beginning in 2010, the Plan allows for in-plan Roth conversions whereby certain Plan Participants who are eligible to take an in-service withdrawal or distribution can convert non-Roth account balances in the Plan to Roth accounts.
Payment of Vested Benefits
A Participant who terminates employment may elect to receive the value of their vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as their beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, then the value of the vested benefit is distributed to the Participant’s estate.
A terminated Participant whose vested account balance under the Plan (including loans) is greater than $1,000 may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after they attain the age of 70 1/2. If no election is made, then the account distribution will be deferred, automatically, until the month after the Participant attains age 65.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, if the Participant elects to roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan, the entire account balance will be distributed as there is no requirement to withhold income taxes.
Plan Expenses
To the extent not paid in full or in part by the Contributing Employers, the Trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments by the managers of the Funds, investment management fees paid and other expenses directly attributable to the administration of the Plan.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain prior year amounts have been reclassified to conform to the current presentation.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
Investment Valuation
All investments are recorded at fair value. For information related to the Plan’s valuation methodologies for its investments, see Note 3 of these financial statements.
Fully Benefit-Responsive Investment Contracts
The Plan accounts for synthetic guaranteed investment contracts (“GIC”) at contract value. A synthetic GIC is an investment contract in which the Plan owns the underlying assets and purchases fully benefit-responsive wrapper contracts from independent third parties (“Issuers”), which provide market value and cash flow risk protection to the Plan.
Investment contracts held by a defined contribution plan are typically reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of the Plan that are attributable to fully benefit-responsive investment contracts. Contract value is used because that is the amount Participants would receive if they were to initiate permitted transactions under the terms of the Plan. The synthetic GIC is presented on the Statement of Net Assets Available for Benefits at the fair value of the investment contracts with an adjustment from fair value to contract value to arrive at net assets available for benefits. The Statement of Changes in Net Assets Available for Benefits is prepared on a basis that reflects income credited to Participants but not realized and unrealized gains and losses on the investment contracts.
Notes receivable from Participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. A Participant is limited to no more than six loans outstanding at any time. (Effective January 1, 2011, the Plan limits Participants to two outstanding loans at any time.) Loan principal and interest are paid through payroll deductions. Notes receivable from participants in the Statement of Net Assets Available for Benefits are measured at the principal amount outstanding.
Securities and Securities Lending Transactions
Securities transactions are recorded on a trade-date basis. Realized gains (losses) are computed based on the average cost of securities sold. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Prior to December 31, 2009, the Plan participated in a securities lending program administered by JPMorgan Chase Bank, N.A. Under the program, borrowers were required to provide collateral equal to a minimum of 102% (105% for non-U.S. securities) of the fair value of the loaned securities in the form of cash, U.S. government securities, or other qualifying securities. JPMorgan Chase Bank, N.A. paid all the costs of the program. Net interest income under the program was $197,530 in 2009, which is recorded in interest income in the Statement of Changes in Net Assets Available for Benefits. As of December 31, 2009, the Plan is no longer involved with securities lending transactions.
Participant Withdrawals
Participant withdrawals are recorded when paid.
Differences between Financial Statements and Form 5500
The Plan calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between fair value and cost of investments. Internal Revenue Service (“IRS”) Form 5500 calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between the fair value of investments at December 31, 2010 and at the prior period year-end.
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The Department of Labor, however, requires that these amounts be reported as a liability on Form 5500. Similarly, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on the Form 5500 as benefits paid. There were no reconciling items between the net assets available for benefits as disclosed in these financial statements and the Form 5500.
Foreign Currency Translation
The Plan revalues assets and liabilities denominated in foreign (i.e., non-U.S.) currencies into U.S. dollars using applicable exchange rates as of the date of the Statement of Net Assets Available for Benefits. Income and expenses denominated in foreign currencies are revalued at the exchange rates prevailing at the date of the transaction.
Accounting and Reporting Developments
Subsequent events
In May 2009, the Financial Accounting Standards Board (“FASB”) issued guidance that established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The guidance was effective for interim or annual financial periods ending after June 15, 2009. In February 2010, the FASB amended the guidance by eliminating the requirement for SEC filers to disclose the date through which it evaluated subsequent events. The Plan adopted the amended guidance in 2010. The application of this guidance did not have an impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
Accounting for transfers of financial assets and consolidation of variable interest entities
Effective January 1, 2010, the Plan implemented new accounting guidance that amends the accounting for the transfers of financial assets and the consolidation of the variable interest entities (“VIEs”). The FASB deferred the requirements of the new accounting guidance for VIEs for certain investment funds, including mutual funds, private equity funds and hedge funds, until the FASB reconsiders the appropriate accounting guidance for these funds.
Fair value measurements and disclosures
In January 2010, the FASB issued guidance that requires new disclosures, and clarifies existing disclosure requirements, about fair value measurements. The clarifications and requirements to separately disclose transfers of instruments between level 1 and level 2 of the fair value hierarchy are effective for interim reporting periods beginning after December 15, 2009; the Plan adopted this guidance in 2010. In addition, a new requirement to provide purchases, sales, issuances and settlements in the level 3 rollforward on a gross basis is effective for fiscal years beginning after December 15, 2010.
In May 2011, the FASB issued guidance that amends the requirements for fair value measurements with the objective of achieving common fair value measurement and disclosure requirements with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board. Certain amendments in the guidance clarify the FASB’s intent about the application of existing measurement requirements, and other amendments change certain requirements for measuring fair value or for disclosure. The guidance requires additional disclosures for fair value measurements categorized in level 3 of the fair value hierarchy and for financial instruments that are not carried at fair value but for which fair value is required to be disclosed. The amendments are effective for interim and annual periods beginning after December 15, 2011. The implementation of this guidance is not expected to affect the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Reporting loans to participants by defined contribution pension plans
In September 2010, the FASB issued guidance on participant loans which now requires these loans to be classified as notes receivable from participants and measured at amortized cost, in lieu of being presented as an investment and measured at fair value. This guidance is effective for fiscal years beginning after December 15, 2010 and is applied retrospectively to all prior periods presented upon adoption, with earlier application permitted. The Plan adopted this guidance in 2010. The application of this guidance did not have a material impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
3. Fair Value Measurements
Determination of Fair Value
Following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-documented process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. In addition to market information, models also incorporate transaction details, such as maturity of the instrument. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value and are applied consistently over time. These adjustments may include amounts to reflect constraints on liquidity and unobservable parameters when the Plan is unable to observe a recent market price for a financial instrument that trades in inactive (or less active) markets or to reflect the cost of exiting larger-than-normal market-size risk positions. Liquidity adjustments are not taken for positions classified within level 1 (as defined below) of the fair value hierarchy.
The methods described above to estimate fair value may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Valuation Hierarchy
A three-level valuation hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The valuation hierarchy is based on the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.
Assets and Liabilities
JPMorgan Chase & Co. and other equity securities
JPMorgan Chase & Co. common stock is valued at the closing price reported on the New York Stock Exchange and is classified within level 1 of the valuation hierarchy. Other common and preferred stocks are valued at the closing price reported on the major stock exchange on which the individual securities are traded and are generally classified within level 1 of the valuation hierarchy. If quoted exchange prices are not available for the specific common stock, other independent pricing services or broker quotes are consulted for valuation purposes. Consideration is given to the nature of the quotes (e.g., indicative or firm) and the relationship of recently evidenced market activity to the prices provided from independent pricing services. Other common and preferred stock that do not have quoted exchange prices are generally classified within level 2 of the valuation hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Common/collective trust funds and registered investment companies (mutual funds)
These investments are public investment vehicles valued based on the calculated NAV of the fund. Where the funds produce a daily NAV that is validated by a sufficient level of observable activity (purchases and sales at NAV), the NAV is used to value the fund investment and it is classified in level 1 of the valuation hierarchy. Where adjustments to the NAV are required, for example, with respect to interests in funds subject to restrictions on redemption (such as lock-up periods or withdrawal limitations) and/or observable activity for the fund investment is limited, investments are classified within level 2 of the valuation hierarchy.
Corporate debt securities, and U.S. federal, state, local and non-U.S. government debt securities
The fair value of these investments is estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Such securities are generally classified within level 2 of the valuation hierarchy.
Mortgage-backed securities
Mortgage-backed securities (“MBS”) include both U.S. government agency and U.S. government-sponsored enterprise (collectively, “U.S. government agencies”), and nonagency pass-through securities. U.S. government agency securities are valued based on quoted prices in active markets and are therefore classified in level 1 of the valuation hierarchy. Nonagency securities are primarily “AAA” rated residential and commercial MBS valued using a combination of observed transaction prices, independent pricing services and relevant broker quotes. Consideration is given to the nature of the quotes and the relationships of recently evidenced market activity to the prices provided from independent pricing services. Such securities are generally classified within level 2 of the valuation hierarchy.
Synthetic guaranteed investment contracts
The fair value of the synthetic GICs is based on the underlying investments. The underlying investments are common/collective trust funds, which are public investment vehicles, valued at the NAV as described above. Such investments are generally classified within level 2 of the valuation hierarchy. The related wrapper contracts have a fair value of $5.2 million and $6.6 million, at December 31, 2010 and 2009, respectively. See Note 8 of these financial statements for further information on these contracts.
Derivatives
Exchange-traded derivatives valued using quoted prices are classified within level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, the majority of the Plan’s derivative contracts are valued using models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps. Such instruments are generally classified within level 2 of the valuation hierarchy. See Note 6 of these financial statements for further information on derivative instruments.
Other
Other predominantly consists of securities purchased under resale agreements (“resale agreements”). To estimate the fair value of resale agreements, cash flows are evaluated taking into consideration any derivative features of the resale agreement and are then discounted using the appropriate market rates for the applicable maturity. As the inputs into the valuation are primarily based on readily observable pricing information, such resale agreements are classified within level 2 of the valuation hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Investments measured at net asset value
The Plan uses the NAV to determine the fair value of multiple investments, including: (1) investments that have readily determinable fair values, which are classified in level 1 of the valuation hierarchy; and (2) investments for which the underlying investments (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company, which are in level 2 of the valuation hierarchy. The fair values of investments valued at NAV at December 31, 2010 and 2009, respectively, were $8.3 billion and $6.2 billion, which were classified within the valuation hierarchy as follows: $2.1 billion and $1.7 billion in level 1 and $6.2 billion and $4.5 billion in level 2. These investments consist predominantly of investments in common/collective trust funds, registered investment companies (mutual funds) and synthetic GIC underlying investments.
The investment strategies for common/collective trust funds and registered investment companies (mutual funds) and the synthetic GIC underlying investments are varied, and they may invest directly and indirectly in a broad range of equities, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g., S&P 500, Russell 1000, Barclays Capital Intermediate Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g., large, medium or small cap stocks), and other strategies. Certain of these investments are not subject to restrictions on redemption; however certain of these investments may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investments-specific issues.
The Plan has no commitments to make additional investments in investments that are valued at NAV.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The following tables present the financial instruments carried at fair value as of December 31, 2010 and 2009, by major product category and the fair value hierarchy.
Assets and liabilities measured at fair value on a recurring basis

December 31, 2010	Level 1	Level 2	Total fair value
Common/collective trust funds	$377,491,641	$4,044,572,869	$4,422,064,510
Equity securities:
JPMorgan Chase & Co	2,790,611,790	—	2,790,611,790
Other banks and finance companies	160,376,190	—	160,376,190

Total banks and finance companies	2,950,987,980	—	2,950,987,980
Capital equipment	253,507,268	—	253,507,268
Consumer goods	199,230,994	—	199,230,994
Business services	170,218,708	—	170,218,708
Materials	97,680,595	—	97,680,595
Energy	88,724,895	—	88,724,895
Real estate	20,385,771	—	20,385,771
Other	181,545,764	960,830	182,506,594

Total equity securities	3,962,281,975	960,830	3,963,242,805
Synthetic guaranteed investment contracts	—	2,101,351,672	2,101,351,672
Registered investment companies (mutual funds):
Large cap value funds	505,554,288	—	505,554,288
Core bond funds	477,957,716	—	477,957,716
Mid cap growth funds	392,970,696	—	392,970,696
Investment-grade & medium duration funds	373,812,604	—	373,812,604
Fixed-income funds	—	16,552,798	16,552,798

Total registered investment companies (mutual funds)	1,750,295,304	16,552,798	1,766,848,102
Corporate debt securities	—	1,066,249,403	1,066,249,403
U.S. federal, state, local and non-U.S. government securities	—	684,686,276	684,686,276
Mortgage-backed securities	349,990,531	186,113,608	536,104,139
Derivative receivables	3,024	1,308,624	1,311,648
Other	5,868,874	92,410,157	98,279,031

Total assets measured at fair value(a)	$6,445,931,349	$8,194,206,237	$14,640,137,586

Derivative payables	$233,578	$4,403,422	$4,637,000

Total liabilities measured at fair value	$233,578	$4,403,422	$4,637,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Assets and liabilities measured at fair value on a recurring basis

December 31, 2009	Level 1	Level 2	Total fair value
Common/collective trust funds(b)	$245,034,848	$2,487,956,655	$2,732,991,503
Equity securities:
JPMorgan Chase & Co	2,886,203,669	—	2,886,203,669
Other banks and finance companies	214,331,547	—	214,331,547

Total banks and finance companies	3,100,535,216	—	3,100,535,216
Capital equipment	270,888,047	—	270,888,047
Consumer goods	220,146,225	—	220,146,225
Business services	196,755,824	—	196,755,824
Materials	127,093,373	—	127,093,373
Energy	125,232,577	—	125,232,577
Real estate	17,787,895	—	17,787,895
Other	237,454,452	667,181	238,121,633

Total equity securities	4,295,893,609	667,181	4,296,560,790
Synthetic guaranteed investment contracts	—	2,019,258,487	2,019,258,487
Registered investment companies (mutual funds):
Large cap value funds	428,703,151	—	428,703,151
Core bond funds	370,735,169	—	370,735,169
Mid cap growth funds	276,032,306	—	276,032,306
Investment-grade & medium duration funds	368,828,023	—	368,828,023
Fixed-income funds	—	13,378,284	13,378,284

Total registered investment companies (mutual funds)	1,444,298,649	13,378,284	1,457,676,933
Corporate debt securities	—	983,023,074	983,023,074
U.S. federal, state, local and non-U.S. government securities	—	670,319,227	670,319,227
Mortgage-backed securities	232,990,427	46,598,908	279,589,335
Derivative receivables	13,560	1,524,133	1,537,693
Other	9,585,873	32,599,571	42,185,444

Total assets measured at fair value(a)	$6,227,816,966	$6,255,325,520	$12,483,142,486

Derivative payables	$96,016	$2,653,523	$2,749,539

Total liabilities measured at fair value	$96,016	$2,653,523	$2,749,539

(a)	There were no significant transfers between levels 1 and 2.

(b)	Prior period has been revised to consider redemption notification periods.
4. Investment Program
The Plan’s net assets available for benefits at December 31, 2010 and 2009 are held in a Trust Fund administered by JPMorgan Chase Bank, N.A., as trustee (“Trustee”).
The Plan announced in October 2010 that the International Large Cap Core Fund would no longer be offered as an investment option in the Plan effective November 30, 2010, and any assets remaining in the fund would be transferred to the International Large Cap Index Fund. As of December 31, 2010, the 24 investment options consist of: 20 core investment funds, including six fixed-income funds, eleven domestic equity funds, and three international equity funds; the JPMorgan Chase Common Stock Fund and three lifestyle portfolios. Each lifestyle portfolio invests in a predetermined mix of core investment funds (excluding the JPMorgan Chase Common Stock Fund), with varying risk/return policies. The Participants direct their accounts and the funds are managed by various investment managers.
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. J.P. Morgan Retirement Plan Services, LLC, a wholly-owned subsidiary of JPMorgan Chase, is the record keeper for the Plan.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Participants may elect to change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund reallocations, transfers and distributions are processed on a daily basis using net asset values. Changes become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes become effective on the next business day.
At its discretion, JPMorgan Chase Bank, N.A. may place restrictions on investments in the funds and on daily transfers and reallocations among funds.
5. Investments
Investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2010 and 2009, were as follows:

Description	2010	2009
JPMorgan Chase & Co. common stock	$2,790,611,790	$2,886,203,669
Blackrock Equity Index Fund	1,569,822,818	1,252,893,023
JPM/State Street Bank	—	714,017,044
JPM/Bank of America	—	680,070,248
During the years ended December 31, 2010 and 2009, the Plan’s investments generated net appreciation/(depreciation) as follows:

Description	2010	2009
Based on quoted market prices:
JPMorgan Chase & Co. and other equity securities	$272,405,208	$1,088,086,186
Registered investment companies	237,258,913	259,856,442
Derivative receivables (payables), net	1,865,975	(33,000)
Mortgage-backed securities	(5,211,216)	1,807,181
Other	1,242,132	3,180,692

Total based on quoted market prices	507,561,012	1,352,897,501

Based on estimated fair value:
Common/collective trust funds	482,413,912	562,312,442
U.S. federal, state, local and non-U.S. government securities	29,442,411	9,956,882
Corporate debt securities	14,461,561	95,365,796
Derivative receivables (payables), net	5,765,431	10,030,618
Mortgage-backed securities	5,643,130	2,673,699
JPMorgan Chase & Co. and other equity securities	2,587,854	466,062
Registered investment companies	2,023,077	5,282,292
Other	(29,613)	(123,820)

Total based on estimated fair value	542,307,763	685,963,971

Total net appreciation/(depreciation)	$1,049,868,775	$2,038,861,472

6. Derivative Instruments
Derivative instruments enable end-users to modify or mitigate exposure to credit or market risks. Counterparties to a derivative contract seek to obtain risks and rewards similar to those that could be obtained from purchasing or selling a related cash instrument without having to exchange upfront the full purchase or sales price. The Plan uses derivatives to manage its own market risk exposures, primarily using interest rate, foreign currency and credit derivative contracts.
Interest rate contracts are used to minimize fluctuations in net assets available for benefits that are caused by changes in interest rates. Fixed-rate assets and liabilities appreciate or depreciate in market value as interest rates change. Similarly, interest income and expense increases or decreases as a result of variable-rate assets and liabilities resetting to current market rates, and as a result of the repayment and subsequent origination of fixed-rate assets and liabilities at current market rates. Gains or losses on the derivative instruments that are related to such assets are expected to substantially offset this variability. The Plan generally uses interest rate options, futures and forwards, and swaps, to manage the impact of interest rate fluctuations on the fair value of investments.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Foreign currency forward contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. The Plan uses foreign currency forward contracts to manage the foreign exchange risk associated with certain foreign currency—denominated (i.e., non-U.S.) assets and liabilities. As a result of fluctuations in foreign currencies, the U.S. dollar-equivalent values of the foreign currency-denominated assets and liabilities increase or decrease. Gains or losses on the derivative instruments related to these foreign currency-denominated assets and liabilities are expected to substantially offset this variability. The Plan may buy or sell foreign exchange forward contracts.
The Plan uses credit derivatives, which compensate the purchaser when the entity referenced in the contract experiences a credit event, such as bankruptcy or a failure to pay an obligation when due. For a further discussion of credit derivatives, see the discussion in the Credit derivatives section on pages 17 — 18 of this Note.
Accounting for derivatives
All derivatives are required to be recorded on the Statement of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the gross notional amount of derivative contracts outstanding as of December 31, 2010 and 2009, irrespective of any legally enforceable master netting agreements.

	Notional amounts(a)
December 31,	2010	2009
Interest rate contracts
Futures and forwards	$89,500,000	$268,000,000
Written options	347,400,000	207,600,000
Swaps	39,000,000	8,800,000
Purchased options	16,900,000	—

Total interest rate contracts	492,800,000	484,400,000

Credit derivatives	73,785,000	19,412,200

Foreign exchange contracts
Spot, futures and forwards	1,026,352,012	292,181,010

Total foreign exchange contracts	1,026,352,012	292,181,010

Equity contracts
Futures and forwards	—	93,400,000
Written options	7,600,000	1,000,000
Warrants	432	16,046

Total equity contracts	7,600,432	94,416,046

Total derivative notional amounts	$1,600,537,444	$890,409,256

(a)	Represents the sum of gross long and gross short third-party notional derivative contracts.
While the notional amounts disclosed above indicate the volume of the Plan’s derivative activities, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount does not change hands; it is used simply as a reference to calculate payments.
Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables by contract type as of December 31, 2010 and 2009, respectively.

	Derivative receivables		Derivative payables
December 31,	2010	2009	2010	2009
Credit derivatives	$781,978	$1,574	$503,749	$365,697
Interest rate contracts	408,648	103,254	3,229,111	2,170,251
Foreign exchange contracts	117,998	1,419,305	893,025	213,591
Equity contracts	3,024	13,560	11,115	—

Gross fair value of derivative receivables and payables	$1,311,648	$1,537,693	$4,637,000	$2,749,539

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Derivatives gains and losses
The following table presents derivatives, by contract type, and the gains/(losses) recorded on such derivatives for the years ended December 31, 2010 and 2009, respectively. All amounts are recorded in net appreciation in fair value of investments in the Statement of Changes in Net Assets Available for Benefits.

	Derivatives gains/(losses)
Year ended December 31,	2010	2009
Interest rate contracts	$3,694,014	$10,901,093
Foreign exchange contracts	2,835,334	(1,291,406)
Equity contracts	607,039	2,321,205
Credit derivatives	495,019	(1,933,274)

Total	$7,631,406	$9,997,618

Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to enter into legally enforceable master netting agreements as well as to actively pursue the use of collateral agreements to mitigate derivative counterparty credit risk. The amount of derivative receivables reported on the Statement of Net Assets Available for Benefits is the fair value of the derivative contracts irrespective of the effect of legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration collateral by the Plan.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts require the Plan to post cash or securities collateral with counterparties as the mark-to-market of the contracts moves in the counterparties’ favor. The Plan has received $1.1 million cash collateral as of December 31, 2010 and 2009, and posted zero and $1.5 million of cash collateral as of December 31, 2010 and 2009.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.
The Plan uses credit derivatives for two different purposes. First, it may sell derivatives to obtain exposure to particular reference entities. The Plan’s exposure to a given reference entity may be offset partially, or entirely, with a contract to purchase protection from another counterparty on the same or similar reference entity. Second, the Plan may use credit derivatives to mitigate the credit risk associated with its overall derivative receivables. In accomplishing the above, the Plan primarily enters into credit default swaps (“CDS”), which are credit derivative contracts between two counterparties that provides protection against a credit event on one or more referenced credits. Protected credit events are specified at the inception of a transaction. Credit derivatives may reference the credit of either a single reference entity (“single-name”) or a broad-based index.
The Plan purchases and sells protection on both single-name and index-reference obligations. Single-name CDS and index CDS contracts are OTC derivative contracts. Single-name CDS are used to manage the default risk of a single reference entity, while index CDS contracts are used to manage the credit risk associated with the broader credit markets or credit market segments. Like the S&P 500 and other market indices, a CDS index comprises a portfolio of CDS across many reference entities. New series of CDS indices are periodically established with a new underlying portfolio of reference entities to reflect changes in the credit markets. If one of the reference entities in the index experiences a credit event, then the reference entity that defaulted is removed from the index. CDS can also be referenced against specific portfolios of reference names or against customized exposure levels based on specific client demands: for example, to provide protection against the first $1 million of realized credit losses in a $10 million portfolio of exposure. Such structures are commonly known as tranche CDS.
For both single-name CDS contracts and index CDS contracts, upon the occurrence of a credit event, under the terms of a CDS contract neither party to the CDS contract has recourse to the reference entity. The protection purchaser has recourse to the protection seller for the difference between the face value of the CDS contract and the fair value of the reference obligation at the time of settling the credit derivative contract, which are also known as the recovery value. The protection purchaser does not need to hold the debt instrument of the underlying reference entity in order to receive amounts due under the CDS contract when a credit event occurs.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The following tables present a summary of the notional amounts of the Plan’s credit derivatives that were sold and purchased as of December 31, 2010 and 2009. Upon a credit event, the Plan as seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan manages the credit risk on contracts to sell protection by purchasing protection with identical or similar underlying reference entities. Other purchased protection referenced in the following table includes credit derivatives bought on related, but not identical, reference positions (including indices, portfolio coverage and other reference points). The Plan does not use notional amounts as the primary measure of risk management for credit derivatives, because notional amounts do not take into account the probability of occurrence of a credit event, recovery value of the reference obligation, or related cash instruments and economic hedges.
Total credit derivatives

	Maximum payout/Notional amount
		Protection purchased with	Net protection	Other protection
December 31, 2010	Protection sold	identical underlyings(a)	(sold)/purchased(b)	purchased
Credit derivatives
Credit default swaps	$33,000,000	$40,785,000	$7,785,000	$—

Total credit derivatives	$33,000,000	$40,785,000	$7,785,000	$—

	Maximum payout/Notional amount
		Protection purchased with	Net protection	Other protection
December 31, 2009	Protection sold	identical underlyings(a)	(sold)/purchased(b)	purchased
Credit derivatives
Credit default swaps	$4,200,000	$3,000,000	$(1,200,000)	$12,212,200

Total credit derivatives	$4,200,000	$3,000,000	$(1,200,000)	$12,212,200

(a)	Represents the notional amount of purchased credit derivatives where the underlying reference instrument is identical to the reference instrument on which the Plan has sold credit protection.

(b)
Does not take into account the fair value of the reference obligation at the time of settlement, which would generally reduce the amount the seller of protection pays to the buyer of protection in determining settlement value.

The following tables summarize the notional and fair value amounts of credit derivatives as of December 31, 2010 and 2009, where the Plan is the seller of protection. The maturity profile is based on the remaining contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based. The ratings and maturity profile of protection purchased are comparable to the profile reflected below.
Protection sold — credit derivatives ratings/maturity profile

				Total
December 31, 2010	<1 year	1 – 5 years	>5 years	notional amount	Fair value(b)
Risk rating of reference entity
Investment-grade (AAA to BBB-)(a)	$2,400,000	$30,600,000	$—	$33,000,000	$469,392

Total	$2,400,000	$30,600,000	$—	$33,000,000	$469,392

				Total
December 31, 2009	<1 year	1 – 5 years	>5 years	notional amount	Fair value(b)
Risk rating of reference entity
Investment-grade (AAA to BBB-) (a)	$—	$4,200,000	$—	$4,200,000	$(107,217)

Total	$—	$4,200,000	$—	$4,200,000	$(107,217)

(a)	The ratings scale is based on JPMorgan Chase Bank, N.A.’s internal ratings, which generally correspond to ratings as defined by S&P.

(b)	Amounts are shown on a gross basis before the benefit of legally enforceable master netting agreements and cash collateral held by the Plan.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
7. Transactions with Affiliated Parties
The following is a summary of transactions with parties affiliated with the Plan for the years ended December 31, 2010 and 2009:

		Aggregate Proceeds from
		Sales, Redemptions and
	Aggregate Cost	Distributions to
	of Purchases	Participants
For the Year Ended December 31, 2010
JPM U.S. Gov’t MM Fund/Capital Shares	$4,981,897,071	$4,849,440,275
JPMorgan Chase & Co. common stock	662,290,586	777,444,478
Core Bond Fund (managed by JPMorgan Investment Advisors)	59,273,402	66,416,924
Funds managed by JPMorgan Asset Management (USA) Inc.:
Growth and Income Fund	74,805,355	46,484,487
Mid Cap Growth Fund	70,888,661	30,411,642
Short-Term Fixed Income Fund	828,509,213	867,895,728
Small Cap Core Fund	50,686,982	43,603,606
Stable Value Fund	908,025,604	798,424,798

For the Year Ended December 31, 2009
JPM U.S. Gov’t MM Fund/Capital Shares	$4,725,316,661	$4,936,331,633
JPMorgan Chase & Co. common stock	884,550,070	1,042,904,185
Core Bond Fund (managed by JPMorgan Investment Advisors)	108,339,413	31,981,284
Funds managed by JPMorgan Asset Management (USA) Inc.:
Growth and Income Fund	44,429,268	41,027,490
Mid Cap Growth Fund	35,617,294	34,282,280
Short-Term Fixed Income Fund	1,061,461,383	1,107,757,309
Small Cap Core Fund	29,302,795	38,899,755
Stable Value Fund	542,544,489	653,545,923
8. Investments in Synthetic Guaranteed Investment Contracts
The Stable Value Fund invests synthetic guaranteed investment contracts (“synthetic GIC’s”), which are also known as wrapper contracts. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are separately owned by the Plan. The wrapper contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recorded in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate. The issuer of the wrapper contract guarantees that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GIC’s at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The Plan has not recognized any reserves to reflect the credit risk of the issuer of the synthetic GIC or otherwise. The fair value of the synthetic GIC at December 31, 2010 and 2009, was $2,101,351,672 and $2,019,258,487, respectively. The crediting rate, which tracks current market yields on a trailing basis, is reset each calendar quarter based on data as of the last business day of the month prior to the end of the quarter. Crediting rates are reset in accordance with a formula contained in the contract that allows the contract value of the underlying assets to converge to market value over time; this assumes that the underlying assets continue to earn the current yield of the portfolio for a period of time equal to the portfolio’s current duration. The principal variables that affect the determination of the crediting rate are the current yield and duration of the assets underlying the wrapper contract, the existing difference between the market value of the underlying assets and contract value of the wrapper contract, and fees paid to the issuer of the wrapper contract. All of the Plan’s wrapper contracts have a 0% minimum crediting rate. The average yield and interest crediting rate of the synthetic GICs were 1.88% and 1.81% at December 31, 2010 and 2009, respectively.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The Plan’s wrapper contracts permit all allowable Participant-initiated transactions to occur at contract value. There are no events known to the Plan that are probable of occurring and which would limit its ability to transact at contract value with the issuer of the wrapper contract, which also limit the ability of the Plan to transact at contract value with Participants. The wrapper contracts cannot be terminated by its issuer at a value other than contract value or prior to the scheduled maturity date, except under a limited number of very specific circumstances including termination of the Plan or loss of qualified status of the Plan, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments related to fully benefit-responsive contracts:

			Wrapper
	Major		Contracts	Adjustments
	Credit	Investments at	at Fair	to Contract	Total
	Ratings(a)	Fair Value	Value	Value	Investment
Investments at December 31, 2010
Bank of America Bond Wrapper	AA	$707,843,454	$1,749,534	$5,873,330	$715,466,318
State Street Bank Bond Wrapper	AA	744,001,852	1,836,154	6,176,105	752,014,111
AIG Financial Products Bond Wrapper	AA	649,506,366	1,605,346	5,389,278	656,500,990

Synthetic GIC’s		2,101,351,672	5,191,034	17,438,713	2,123,981,419
State Street Bank Loan Wrapper	AA	226,045	—	—	226,045
JPM Domestic Liquidity Fund	Not rated	134,805,135	—	—	134,805,135

Other benefit-responsive contracts		135,031,180	—	—	135,031,180

Total		$2,236,382,852	$5,191,034	$17,438,713	$2,259,012,599

Investments at December 31, 2009
Bank of America Bond Wrapper	AA	$680,070,248	$2,226,466	$37,069,590	$719,366,304
State Street Bank Bond Wrapper	AA	714,017,044	2,340,405	38,917,176	755,274,625
AIG Financial Products Bond Wrapper	AA	625,171,195	2,047,039	34,076,820	661,295,054

Synthetic GIC’s		2,019,258,487	6,613,910	110,063,586	2,135,935,983
State Street Bank Loan Wrapper	AA	306,869	—	—	306,869
JPM Domestic Liquidity Fund	Not rated	13,157,167	—	—	13,157,167

Other benefit-responsive contracts		13,464,036	—	—	13,464,036

Total		$2,032,722,523	$6,613,910	$110,063,586	$2,149,400,019

(a)	The ratings scale is based on JPMorgan Chase Bank, N.A.’s internal ratings, which generally corresponds to ratings as defined by S&P.
The other benefit-responsive contracts are held in notes receivable from participants (via the State Street Bank Loan Wrapper) and common/collective trust funds (via the JPM Domestic Liquidity Fund) as reported in the Statement of Net Assets Available for Benefits.
9. Tax Status and Federal Income Taxes
On July 1, 2004, the Plan received a favorable letter of determination from the IRS stating that it qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in accordance with the Code to maintain its qualified status. The Plan Administrator believes the Plan has operated in compliance with applicable requirements of the Code.
In accordance with IRS procedures, a request was filed with the IRS for a new letter of determination that the Plan remains qualified under Section 401(a) of the Code. Nothing has come to the attention of the Plan Administrator that would preclude the issuance of such a letter.
Participants currently pay no U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
10. Net Assets Transferred From Other Plans
During 2010 and 2009, JPMorgan Chase acquired all or some of the business operations of certain entities and, accordingly, the Plan received a transfer of net assets with a total fair value of $997,523,763 and $53,264,960 during December 31, 2010 and 2009, respectively. The details of the transfers were as follows:

Description	Amount

Year ended December 31, 2010:
WaMu Savings Plan	$995,689,272
Cazenove Savings Plan	1,834,491

Total	$997,523,763

Year ended December 31, 2009:
Chase Paymentech	$53,264,960

Total	$53,264,960

11. Commitments and Contingencies
The Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. While the outcome of litigation is inherently uncertain, the Trustee of the Plan believes, in light of all information known to it at December 31, 2010, that there is no outstanding litigation affecting the Plan that would require the establishment of a litigation reserve. There is no assurance that the Plan will not need to establish a reserve, or to adjust the amount of such a reserve, for a litigation-related liability in the future.
12. Risks and Uncertainties
The Plan’s investments include financial instruments which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain financial instruments, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across 24 (as of December 31, 2010) investment fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan’s exposure to credit risk from synthetic GICs is limited to the fair value of the contract with each counterparty.
13. Plan Termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.
14. Subsequent Event
The Trustee of the Plan has performed an evaluation of events that have occurred subsequent to December 31, 2010 and through June 27, 2011 (the date these financial statements were available to be issued). There have been no material subsequent events that occurred during such period that would require disclosure in these financial statements, as of or for the year ended December 31, 2010.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

COMMON/COLLECTIVE TRUST FUNDS:
	BGI EAFE INDEX FUND	26,579,215 UNITS	$659,767,376	$737,839,007
	BLRCK EAFE SM CAP INDEX NL FUND	6,286,408 UNITS	55,810,953	73,270,111
	BLRCK EQUITY INDEX FUND	77,752,492 UNITS	1,283,057,953	1,569,822,818
	BLRCK INT’L LARGE CAP CORE FUND	11,989 UNITS	112,201	112,760
	BLRCK MSCI EAFE SM CAP EQ INX FD	11,812,831 UNITS	122,774,101	155,338,724
	BLRCK RUSSELL 1000 GROWTH FUND	75,449,427 UNITS	565,187,086	710,733,603
	BLRCK RUSSELL 1000 VALUE FUND	24,732,870 UNITS	295,452,917	350,217,446
	BLRCK RUSSELL 2000 INDEX FUND	21,136,030 UNITS	345,903,662	447,238,400
*	JPM LIQUIDITY FUND	234 UNITS	234	234
*	JPM US GOV’T MM FUND/CAPITAL SH’S	377,491,406 UNITS	377,491,406	377,491,406
	TRUST RECEIPT MISC INCOME	1 UNIT	—	1

	TOTAL COMMON/COLLECTIVE TRUST FUNDS		3,705,557,889	4,422,064,510

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES:
	3M CO	33,850 SHARES	2,491,548	2,921,255
	ACCENTURE PLC	25,920 SHARES	916,936	1,256,861
	ADTRAN INC	63,519 SHARES	1,432,170	2,300,023
	AGCO CORP	46,876 SHARES	1,418,465	2,374,738
	AGILENT TECHNOLOGIES INC	33,320 SHARES	1,316,227	1,380,448
	AIR METHODS CORP	53,386 SHARES	1,935,569	3,004,030
	AKER SOLUTIONS	298,500 SHARES	3,526,273	5,096,968
	AKZO NOBE	107,871 SHARES	6,892,116	6,727,046
	ALLEGHENY TECHNOLOGIES INC	144,600 SHARES	6,865,875	7,979,028
	ALLIANCE DATA SYSTEM	17,006 SHARES	863,530	1,207,936
	ALLSTATE CORP	10,400 SHARES	331,767	331,552
	ALLY FINANCIAL INC	868 SHARES	147,490	820,341
	ALPHA NATURAL RESOURCES	27,479 SHARES	682,260	1,649,564
	ALTERA CORP	153,510 SHARES	3,751,303	5,461,886
	ALTRIA GROUP INC	36,100 SHARES	590,492	888,782
	AMERICAN EXPRESS CO	56,950 SHARES	1,732,631	2,444,294
	AMERICAN TOWER CORP	260,200 SHARES	7,575,079	13,436,728
	AMERIGROUP CORP	45,399 SHARES	1,251,249	1,993,924
	AMERIPRISE FINANCIAL INC	62,630 SHARES	2,699,367	3,604,356
	AMETEK INC	23,205 SHARES	921,670	910,796
	AMGEN INC	25,400 SHARES	1,315,654	1,394,460
	ANADARKO PETROLEUM CORP	24,330 SHARES	1,602,880	1,852,973
	ANALOG DEVICES INC	66,450 SHARES	1,645,390	2,503,171
	ANIXTER INTERNATIONAL INC	73,394 SHARES	2,682,895	4,383,824
	APPLE INC	29,130 SHARES	5,556,956	9,396,173
	ARCH COAL INC	48,588 SHARES	1,009,137	1,703,495
	ASBURY AUTOMOTIVE GROUP INC	28,047 SHARES	428,346	518,309
	ASPEN INSURANCE HLDGS	55,892 SHARES	1,429,445	1,599,629
	ASTORIA FINANCIAL CORP	214,000 SHARES	5,939,129	2,976,740
	AT&T INC	105,700 SHARES	2,885,227	3,105,466
	ATHEROS COMMUNICATIONS INC	33,518 SHARES	889,913	1,203,967
	ATMI INC	81,962 SHARES	1,989,424	1,634,322
	AUTODESK INC	128,200 SHARES	4,649,762	4,897,240
	AVIVA ORD	689,092 SHARES	6,607,636	4,239,986
	AVON PRODUCTS INC	34,300 SHARES	887,888	996,758
	AXA	203,515 SHARES	5,348,517	3,399,168
	B & G FOODS HLDGS	191,198 SHARES	1,876,645	2,625,149

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	BAKER HUGHES INC	48,250 SHARES	2,864,644	2,758,452
	BALFOUR BEATTY	133,385 SHARES	548,779	653,442
	BANCO SANTANDER SA	309,908 SHARES	3,744,636	3,296,122
	BANCO SANTANDER(BRAZIL)SA	114,700 SHARES	1,682,524	1,559,920
	BANK OF AMERICA CORP	413,000 SHARES	9,316,100	5,509,420
	BANK OF NEW YORK MELLON CORP	27,400 SHARES	962,044	827,480
	BANK OF THE OZARKS	85,451 SHARES	2,605,832	3,704,301
	BARD(C.R.) INC	57,700 SHARES	3,962,310	5,295,129
	BAYER AG	39,472 SHARES	2,274,099	2,928,337
	BECKMAN COULTER INC	131,200 SHARES	7,540,376	9,870,176
	BERRY PETROLEUM CORP	32,666 SHARES	1,079,355	1,427,504
	BIG LOTS INC	66,717 SHARES	1,681,293	2,032,200
	BILL BARRETT CORP	65,951 SHARES	2,339,872	2,712,565
	BIOMARIN PHARMACEUTICAL	79,300 SHARES	1,730,246	2,135,549
	BIO-REFERENCE LABORATORIES INC	61,390 SHARES	1,298,980	1,361,630
	BLACKROCK INC	16,400 SHARES	2,788,812	3,125,512
	BLOCK(H & R) INC	108,200 SHARES	1,993,838	1,288,662
	BMC SOFTWARE INC	55,990 SHARES	1,988,244	2,639,369
	BNP PARIBAS	61,601 SHARES	4,871,200	3,934,530
	BOEING CO	13,760 SHARES	720,428	897,978
	BORG-WARNER INC	148,100 SHARES	4,560,713	10,716,516
	BOSTON PROPERTIES INC	71,700 SHARES	5,421,474	6,173,370
	BRIGHAM EXPLORATIONS	106,555 SHARES	1,905,462	2,902,558
	BRITISH AMERICAN TOBACCO	105,264 SHARES	3,187,252	4,060,010
	BROADCOM CORP	82,870 SHARES	3,181,520	3,608,988
	BRUKER CORP	108,735 SHARES	1,295,651	1,805,001
	CA INC	21,300 SHARES	388,757	520,572
	CABLEVISION SYSTEMS CORP	89,400 SHARES	1,672,646	3,025,296
	CADENCE DESIGN SYSTEMS INC	154,506 SHARES	1,240,275	1,276,220
	CAPLEASE INC	176,102 SHARES	874,684	1,024,914
	CARRIZO OIL & GAS INC	43,925 SHARES	1,137,376	1,514,973
	CASTLE(A.M.)& CO	74,507 SHARES	1,129,199	1,371,674
	CATERPILLAR INC	20,300 SHARES	1,229,397	1,901,298
	CAVIUM NETWORKS	67,733 SHARES	1,413,783	2,552,179
	CELGENE CORP	18,530 SHARES	1,073,772	1,095,864
	CENTENE CORP	81,564 SHARES	1,666,496	2,066,832
	CEPHALON INC	65,800 SHARES	4,446,258	4,061,176
	CH ROBINSON WORLDWIDE INC	10,950 SHARES	766,056	878,080
	CHATHAM LODGING TRUST	72,771 SHARES	1,423,254	1,255,300
	CHEESECAKE FACTORY	91,895 SHARES	2,330,611	2,817,501
	CHESAPEAKE ENERGY CORP	203,100 SHARES	7,217,952	5,262,321
	CHEVRON CORP	55,900 SHARES	3,490,265	5,100,875
	CHICAGO BRIDGE & IRON CO	95,397 SHARES	1,352,831	3,138,561
	CISCO SYSTEMS INC	89,140 SHARES	2,065,537	1,803,302
	CIT GROUP INC	13,200 SHARES	239,111	621,720
	CITIGROUP INC	344,600 SHARES	5,061,424	1,629,958
	CITRIX SYSTEMS INC	33,390 SHARES	1,771,137	2,284,210
	CLEAN HARBORS INC	26,179 SHARES	1,642,989	2,201,130
	COACH INC	43,020 SHARES	1,375,793	2,379,436
	COGNIZANT TECH SOLUTIONS CORP	27,690 SHARES	1,400,288	2,029,400
	COLFAX CORP	67,443 SHARES	869,383	1,241,626

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	COMCAST CORP	41,600 SHARES	860,629	865,696
	COMMVAULT SYSTEMS INC	54,703 SHARES	915,157	1,565,600
	COMPAGNIE FINANCIERE RICHEMONT	40,178 SHARES	634,556	2,370,765
	COMPELLENT TECHNOLOGIES INC	33,736 SHARES	487,939	930,776
	COMPLETE GENOMICS INC	6,283 SHARES	56,547	46,934
	CONCHO RESOURCES INC	32,139 SHARES	839,578	2,817,626
	CONSOL ENERGY INC	34,530 SHARES	1,492,893	1,682,992
	CONVIO INC	43,892 SHARES	394,372	363,426
	CORPORATE EXECUTIVE BOARD CO	108,995 SHARES	2,629,807	4,092,762
	COVANCE INC	116,000 SHARES	5,983,867	5,963,560
	COVIDIEN PLC	36,190 SHARES	1,547,377	1,652,435
	COVIDIEN PLC	44,800 SHARES	1,717,342	2,045,568
	CREXUS INVESTMENT CORP	71,167 SHARES	1,055,643	932,288
	CSX CORP	151,400 SHARES	5,355,440	9,781,954
	CUMMINS INC	191,800 SHARES	5,800,229	21,099,918
	DARDEN RESTAURANTS INC	144,000 SHARES	5,672,997	6,687,360
	DARLING INTL INC	116,861 SHARES	788,606	1,551,914
	DELL INC	120,500 SHARES	2,390,567	1,632,775
	DEUTSCHE POST	234,890 SHARES	4,800,801	4,001,982
	DIAMOND FOODS INC	23,804 SHARES	771,932	1,265,897
	DIGITAL RIVER INC	38,459 SHARES	1,338,652	1,323,759
	DOLBY LABORATORIES INC	20,450 SHARES	1,277,429	1,364,015
	DR HORTON INC	372,900 SHARES	11,050,589	4,448,697
	DRESSER RAND GROUP	90,513 SHARES	3,045,642	3,854,949
	E.ON AG	79,609 SHARES	2,841,071	2,449,445
	EURO AERONAUTIC DEFENCE SPACE	214,471 SHARES	4,433,724	5,017,899
	EASTMAN CHEMICAL CO	87,200 SHARES	4,756,488	7,331,776
	EATON CORP	19,250 SHARES	1,151,659	1,954,067
	EATON VANCE CORP	319,400 SHARES	9,353,175	9,655,462
	EBAY INC	135,960 SHARES	3,267,865	3,783,767
	EDUCATION MANAGEMENT CORP	58,518 SHARES	1,257,420	1,059,176
	EMC CORP	191,030 SHARES	3,428,555	4,374,587
	EMERGENCY MEDICAL SERVICES L.P.	19,283 SHARES	940,262	1,245,875
	ENAGAS SA	198,503 SHARES	3,761,610	3,971,890
	ENSCO PLC	30,350 SHARES	1,497,832	1,620,083
	ENTERGY CORP	28,000 SHARES	2,103,456	1,983,240
	EOG RESOURCES INC	22,770 SHARES	2,355,702	2,081,406
	EQT CORP	13,800 SHARES	522,458	618,792
	EURASIAN NAT’L RESOURCES CORP	67,583 SHARES	1,053,310	1,108,903
	EXELON CORP	53,400 SHARES	2,292,154	2,223,576
	EXPRESS SCRIPTS INC	304,824 SHARES	7,493,837	16,475,737
	EXXON MOBIL CORP	58,800 SHARES	3,649,989	4,299,456
	FANUC CO	26,500 SHARES	2,008,427	4,074,410
	FERRO CORP	130,171 SHARES	854,684	1,905,703
	FIFTH THIRD BANCORP	88,500 SHARES	1,754,462	1,299,180
	FIRST POTOMAC REALTY TRUST	162,323 SHARES	2,541,583	2,730,273
	FIRSTMERIT CORP	51,649 SHARES	944,326	1,022,134
	FLEXTRONICS INTERNATIONAL	885,200 SHARES	6,334,196	6,948,820
	FLUSHING FINANCIAL CORP	108,039 SHARES	1,318,672	1,512,546
	FORD MOTOR CO	191,220 SHARES	2,482,257	3,210,584
	FORTUNE BRANDS INC	27,900 SHARES	1,485,113	1,680,975

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	FREEPORT-MCMORN CPPR & GOLD INC	19,550 SHARES	1,658,580	2,347,759
	FRONTEER GOLD INC	196,529 SHARES	843,110	2,305,285
	FTI CONSULTING INC	21,542 SHARES	927,359	803,086
	GATX CORP	140,600 SHARES	5,743,755	4,960,368
	GEMALTO	69,822 SHARES	2,670,942	2,982,912
	GENERAL ELECTRIC CO	183,200 SHARES	5,570,700	3,350,728
	GENERAL MOTORS CO	46,700 SHARES	1,620,022	1,721,362
	GENESEE & WYOMING INC	38,781 SHARES	1,222,421	2,053,454
	GIVAUDAN AG	3,766 SHARES	3,139,089	4,076,702
	GLOBAL PAYMENTS INC	121,900 SHARES	5,116,667	5,632,999
	GOLDMAN SACHS GROUP INC	28,115 SHARES	4,029,193	4,727,818
	GOODRICH CORP	94,000 SHARES	6,344,377	8,278,580
	GOOGLE INC	8,160 SHARES	4,172,249	4,846,795
	GRACO INC	33,174 SHARES	1,052,671	1,308,714
	GREAT LAKES DREDGE & DOCK CORP	127,860 SHARES	784,067	942,328
	GREEN MNT COFFEE ROASTERS INC	70,680 SHARES	2,220,085	2,322,545
	GSI COMMERCE	65,951 SHARES	1,092,324	1,530,063
	HARLEY DAVIDSON	67,390 SHARES	1,840,393	2,336,411
	HARRIS CORP	152,000 SHARES	6,495,426	6,885,600
	HARSCO CORP	146,300 SHARES	5,089,881	4,143,216
	HARTFORD FINC’L SERVICES GRP INC	101,450 SHARES	1,842,660	2,687,410
	HASEKO CORP	1,535,090 SHARES	2,899,810	1,362,758
	HEARTLAND EXPRESS INC	151,608 SHARES	2,316,632	2,428,760
	HECLA MINING CO	266,614 SHARES	1,829,783	3,002,074
	HELIX ENERGY SOLUTIONS GROUP INC	303,000 SHARES	7,777,779	3,678,420
	HERSHA HOSPITALITY TRUST	61,178 SHARES	402,534	403,775
	HITTITE MICROWAVE CORP	59,502 SHARES	2,293,284	3,632,002
	HOME DEPOT INC	78,100 SHARES	2,544,819	2,738,186
	HONDA MOTOR CO	102,729 SHARES	3,350,025	4,072,175
	HONEYWELL INTERNATIONAL INC	31,600 SHARES	900,370	1,679,856
	HSBC HLDGS	372,300 SHARES	4,438,770	3,817,037
	HUB GROUP INC	44,601 SHARES	1,027,551	1,567,279
	IDEX CORP	61,446 SHARES	1,855,724	2,403,768
	ILLINOIS TOOL WORKS INC	96,690 SHARES	4,094,232	5,163,246
	INGERSOLL-RAND	58,780 SHARES	2,123,280	2,767,950
	INSULET CORPORATION	78,526 SHARES	1,194,886	1,217,153
	INTEGRA LIFESCIENCES HLDGS CORP	60,846 SHARES	2,338,224	2,878,016
	INTEGRYS ENERGY GROUP INC	101,500 SHARES	4,874,616	4,923,765
	INTERCONTINENTAL EXCHANGE INC	73,600 SHARES	4,558,427	8,769,440
	INTERLINE BRANDS INC	93,479 SHARES	1,785,841	2,128,517
	INTERNATIONAL BUS MACH CORP	21,750 SHARES	2,032,153	3,192,030
	INTERNATIONAL GAME TECHNOLOGY	280,400 SHARES	6,545,989	4,960,276
	INTERNATIONAL PAPER CO	78,100 SHARES	2,431,413	2,127,444
	INTERNATIONAL RECTIFIER CORP	220,200 SHARES	6,269,523	6,537,738
	INTREPID POTASH INC	39,615 SHARES	1,112,982	1,477,243
	INTUIT INC	190,700 SHARES	6,831,383	9,401,510
	ITAU UNIBANCO HOLD	71,086 SHARES	1,118,697	1,706,775
	JANUS CAPITAL GROUP INC	228,956 SHARES	3,030,267	2,969,559
	JEFFERIES GROUP INC	206,000 SHARES	4,898,997	5,485,780
	JGC CORP	190,000 SHARES	3,220,678	4,139,449
	JOHNSON & JOHNSON	47,600 SHARES	2,930,054	2,944,060

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	JOHNSON CONTROLS INC	88,130 SHARES	2,339,954	3,366,566
	JOY GLOBAL INC	164,760 SHARES	9,450,884	14,292,930
*	JPMORGAN CHASE & CO	65,785,285 SHARES	2,482,447,957	2,790,611,790
	JUNIPER NETWORKS	84,780 SHARES	1,899,201	3,130,078
	KDDI CORPORATION	632 SHARES	3,581,884	3,654,621
	KELLOGG CO	20,050 SHARES	993,801	1,024,154
	KEYCORP	789,200 SHARES	5,602,464	6,984,420
	KILROY REALTY CORP	25,003 SHARES	763,367	911,859
	KIMBERLY-CLARK CORP	28,850 SHARES	1,759,136	1,818,704
	KORN-FERRY INTERNATIONAL	101,219 SHARES	1,724,490	2,339,171
	LAS VEGAS SANDS CORP	24,310 SHARES	1,148,422	1,117,045
	LATTICE SEMICONDUCTOR CORP	134,746 SHARES	678,863	816,561
	LIBERTY MEDIA CORP	14,700 SHARES	692,470	977,256
	LIFEPOINT HOSPITALS INC	85,519 SHARES	2,387,604	3,142,823
	LINCOLN EDUCATIONAL SRVICS CORP	68,850 SHARES	1,182,161	1,067,864
	LINDE AG	42,006 SHARES	4,047,201	6,398,900
	LOCKHEED MARTIN CORP	10,500 SHARES	767,611	734,055
	LOWES COMPANIES INC	135,600 SHARES	2,828,611	3,400,848
	LULULEMON ATHLETICA INC	6,060 SHARES	436,444	414,625
	LYONDELLBASELL INDUSTRIES	27,081 SHARES	772,197	931,586
	MADISON SQUARE GARDEN INC	24,600 SHARES	396,458	634,188
	MAIDENFORM BRANDS INC	116,601 SHARES	2,691,148	2,771,606
	MAP PHARMACEUTICALS INC	119,208 SHARES	1,759,613	1,995,542
	MARSH & MCLENNAN COS INC	95,200 SHARES	2,779,425	2,602,768
	MASCO CORP	339,500 SHARES	7,124,998	4,298,070
	MATTEL INC	349,700 SHARES	7,170,369	8,892,871
	MEDTRONIC INC	400 SHARES	12,760	14,836
	MEMC ELECTRONICS MATERIALS INC	162,243 SHARES	2,046,358	1,826,856
	MERCK & CO INC	106,300 SHARES	3,238,099	3,831,052
	MFA FINANCIAL INC	427,831 SHARES	3,051,469	3,491,101
	MICHAEL PAGE INTERNATIONAL PLC	320,488 SHARES	1,208,560	2,784,835
	MICROSOFT CORP	364,270 SHARES	10,080,717	10,170,418
	MID-AMERICA APT COMMUNITIES	42,705 SHARES	1,820,472	2,711,340
	MITSUBISHI GAS CHEMICAL CO INC	335,000 SHARES	1,813,908	2,383,269
	MITSUBISHI UFJ FINANCIAL GROUP	766,100 SHARES	6,178,477	4,146,697
	MOBILE MINI	105,559 SHARES	2,412,163	2,078,457
	MONSANTO CO	55,680 SHARES	3,336,291	3,877,555
	MONTPELIER RE HOLDINGS	25,329 SHARES	488,460	505,060
	MOOG INC	70,096 SHARES	2,487,200	2,789,821
	MORGAN STANLEY	108,200 SHARES	3,338,107	2,944,122
	MOTORS LIQUIDATION CO	16,825 SHARES	57,309	140,489
	MUNCHENER RUCKVERSICHERUNGS	23,778 SHARES	3,231,463	3,618,984
	MURPHY OIL CORP	44,300 SHARES	2,240,979	3,302,565
	MWI VETERINARY SUPPLY INC	43,875 SHARES	1,460,225	2,770,706
	NATIONAL OILWELL VARCO INC	26,380 SHARES	915,182	1,774,055
	NATUS MEDICAL INC	95,981 SHARES	1,539,504	1,361,011
	NETAPP INC	72,360 SHARES	1,181,001	3,976,906
	NETGEAR INC	111,465 SHARES	2,013,892	3,754,141
	NEWELL RUBBERMAID INC	47,400 SHARES	1,069,731	861,732
	NEWFIELD EXPLORATION CO	209,800 SHARES	11,526,469	15,128,678
	NEWS CORP	157,090 SHARES	2,146,786	2,287,230

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	NIKE INC	12,390 SHARES	1,012,409	1,058,354
	NISOURCE INC	65,000 SHARES	1,322,362	1,145,300
	NORTEK INC	27,632 SHARES	1,547,367	994,752
	NORTHERN TRUST CORP	104,200 SHARES	6,650,360	5,773,722
	NOVARTIS AG	69,383 SHARES	3,036,618	4,090,329
	NOWAUTO INC	12,999 SHARES	—	1
	NRG ENERGY INC	93,200 SHARES	2,007,721	1,821,128
	NTELOS HOLDINGS CORP	172,296 SHARES	3,227,527	3,282,239
	NUCOR CORP	23,150 SHARES	959,988	1,014,433
	OCCIDENTAL PETROLEUM CORP	9,450 SHARES	771,434	927,045
	OCEANFIRST FINANCIAL CORP	98,416 SHARES	1,043,773	1,266,614
	OMNOVA SOLUTIONS INC	130,966 SHARES	974,809	1,094,876
	ONEOK INC	108,600 SHARES	5,392,613	6,024,042
	OPAP	172,462 SHARES	4,415,661	2,993,881
	ORACLE CORP	205,290 SHARES	4,618,876	6,425,577
	ORBCOMM INC	224,702 SHARES	1,610,962	581,978
	PACCAR INC	61,670 SHARES	2,160,885	3,541,091
	PANAMERSA CORP	395,000 SHARES	—	40
	PATRIOT COAL CORPORATION	78,104 SHARES	1,285,290	1,512,874
	PFIZER INC	210,200 SHARES	3,999,516	3,680,602
	PHILIP MORRIS INTERNATIONAL INC	24,400 SHARES	983,793	1,428,132
	PINNACLE ENTERTAINMENT INC	155,974 SHARES	1,607,017	2,186,755
	PLEXUS CORP	61,796 SHARES	1,577,075	1,911,968
	POLO RALPH LAUREN CORP	20,340 SHARES	1,686,359	2,256,113
	POWER INTEGRATIONS INC	85,574 SHARES	2,456,788	3,434,940
	PRECISION CASTPARTS CORP	6,770 SHARES	702,302	942,452
	PRECISION DRILLING CORP	260,089 SHARES	2,452,645	2,512,811
	PRICELINE.COM INC	7,250 SHARES	1,610,727	2,896,738
	PRINCIPAL FINANCIAL GROUP	29,300 SHARES	764,410	954,008
	PROCTER & GAMBLE CO	31,350 SHARES	1,748,474	2,016,746
	PROGRESSIVE CORP	368,120 SHARES	6,374,434	7,314,544
	PROSPERITY BANCSHARES INC	26,404 SHARES	836,521	1,037,149
	PROTECTIVE LIFE CORP	137,601 SHARES	2,680,560	3,665,691
	PS BUSINESS PARKS INC	13,488 SHARES	664,325	751,551
	PULTE GROUP INC	485,000 SHARES	10,287,201	3,647,200
	QUALCOMM INC	72,415 SHARES	3,096,406	3,583,818
	QUEST SOFWARE INC	54,633 SHARES	814,296	1,515,519
	RAYMOND JAMES FINANCIAL INC	193,300 SHARES	5,074,245	6,320,910
	RAYTHEON CO	30,350 SHARES	1,327,184	1,406,419
	RBC BEARINGS INC	114,934 SHARES	3,197,201	4,491,621
	REED ELSEVIER	527,429 SHARES	7,474,982	6,549,998
	REINSURANCE GROUP OF AMERICA	108,600 SHARES	6,226,240	5,832,906
	RESOURCES CONNECTION INC	84,004 SHARES	1,841,497	1,561,634
	REXAM	687,612 SHARES	3,132,770	3,581,714
	RIO TINTO	23,700 SHARES	1,660,945	1,698,342
	RIO TINTO	65,714 SHARES	2,295,622	4,615,941
	ROCHE HLDG	27,434 SHARES	3,742,842	4,032,248
	ROLLS ROYCE GROUP	35,093,312 SHARES	—	54,944
	ROLLS ROYCE GROUP	587,204 SHARES	4,411,887	5,727,587
	ROVI CORP	31,370 SHARES	1,278,719	1,945,254
	ROYAL DUTCH SHELL	37,950 SHARES	2,299,337	2,534,301

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	RUDDICK CORP	69,818 SHARES	1,908,457	2,572,095
	SANDERSON FARM INC	754 SHARES	29,410	29,519
	SANKYO CO	59,379 SHARES	3,086,772	3,356,793
	SANOFI-AVENTIS	98,822 SHARES	7,627,384	6,343,697
	SAVVIS INC	87,537 SHARES	2,080,388	2,233,944
	SBA COMMUNICATIONS	84,682 SHARES	1,904,835	3,466,881
	SCHLUMBERGER	57,820 SHARES	2,729,689	4,827,970
	SCOTTS MIRACLE-GRO CO	148,376 SHARES	6,428,028	7,533,050
	SEMILEDS CORP	1,659 SHARES	28,776	48,194
	SHIN-ETSU CHEMICAL CO	117,300 SHARES	5,694,907	6,363,603
	SIEMENS AG	12,590 SHARES	1,570,967	1,564,308
	SIEMENS AG	48,705 SHARES	4,897,260	6,057,036
	SINGAPORE AIRLINES	256,000 SHARES	1,741,027	3,057,492
	SKANDINAVISKA ENSKILDA BANKEN	459,638 SHARES	2,772,318	3,835,530
	SLM CORP	75,500 SHARES	727,921	950,545
	SMC CORP	20,500 SHARES	2,338,806	3,515,874
	SMURFIT KAPPA GROUP	40,869 SHARES	450,653	400,243
	SMURFIT KAPPA GROUP	190,784 SHARES	3,780,452	1,868,408
	SMURFIT-STONE CONTAINER CORP	20,108 SHARES	501,438	514,765
	SNAM RETE GAS	492,552 SHARES	2,356,781	2,458,113
	SNAP-ON INC	86,900 SHARES	3,000,515	4,916,802
	SOLARWINDS INC	44,543 SHARES	828,610	857,453
	SONY FINANCIAL HOLDINGS INC	1,673 SHARES	5,600,524	6,776,161
	SOUTHWEST AIRLINES CO	205,900 SHARES	2,301,452	2,672,582
	SPECTRA ENERGY CORP	95,300 SHARES	1,715,002	2,381,547
	SPECTRUM BRANDS HLDGS INC	18,148 SHARES	546,005	565,673
	SPRINT NEXTEL CORP	324,900 SHARES	3,402,013	1,374,327
	ST JOE CO	51,600 SHARES	1,527,098	1,127,460
	STANCORP FINANCIAL GROUP	112,614 SHARES	4,626,842	5,083,396
	STAPLES INC	71,600 SHARES	1,564,804	1,630,332
	STARBUCKS CORP	41,520 SHARES	1,106,000	1,334,038
	STATE STREET CORP	42,400 SHARES	2,150,146	1,964,816
	STERIS CORP	16,509 SHARES	587,076	601,918
	SUNOCO INC	400 SHARES	15,565	16,124
	SYMETRA FINANCIAL CORP	217,170 SHARES	2,723,725	2,975,229
	SYNOPSYS INC	198,300 SHARES	4,534,442	5,336,253
	TECHNIP	40,617 SHARES	2,439,673	3,765,241
	TELEDYNE TECHNOLOGIES INC	38,616 SHARES	1,409,715	1,697,946
	TELLABS INC	1,097,200 SHARES	7,194,882	7,439,016
	TEVA PHARMACEUTICAL INDUSTRIES	21,080 SHARES	1,008,066	1,098,900
	TEXAS INSTRUMENTS INC	79,040 SHARES	1,516,877	2,568,800
	TEXAS ROADHOUSE	223,668 SHARES	2,725,205	3,840,380
	THE MOSAIC COMPANY	34,630 SHARES	2,206,534	2,644,347
	THOMAS PROPERTIES GROUP INC	99,985 SHARES	876,190	421,937
	TIME WARNER CABLE INC	35,800 SHARES	1,766,710	2,363,874
	TIME WARNER INC	98,000 SHARES	3,292,248	3,152,658
	TJX COS INC	182,400 SHARES	4,726,475	8,096,736
	TNT N.V.	231,353 SHARES	7,519,663	6,129,839
	TOKYO ELECTRON	52,700 SHARES	1,760,888	3,339,843
	TOTAL SA	66,550 SHARES	4,184,255	3,559,094
	TOYOTA MOTOR CORP	130,200 SHARES	4,946,829	5,169,151

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES (CONTINUED):
	TRANSOCEAN LTD	23,788 SHARES	2,184,021	1,634,612
	TREEHOUSE FOODS INC	49,234 SHARES	1,458,659	2,515,365
	TW TELECOM INC	109,100 SHARES	1,726,250	1,860,155
	TYCO ELECTRONICS LTD	52,200 SHARES	1,554,711	1,847,880
	TYCO INTERNATIONAL LTD	13,800 SHARES	536,311	571,872
	UBS	293,279 SHARES	4,905,638	4,829,774
	UNICREDIT SPA	1,690,684 SHARES	4,321,326	3,511,076
	UNION PACIFIC CORP	28,450 SHARES	1,246,212	2,636,177
	UNITED NATURAL FOODS INC	73,101 SHARES	1,876,575	2,681,345
	UNIVEST CORP OF PA	26,991 SHARES	478,556	517,417
	URS CORP	113,900 SHARES	3,813,784	4,739,379
	US BANCORP DELAWARE	138,200 SHARES	2,808,722	3,727,254
	UTI WORLDWIDE INC	71,295 SHARES	1,241,471	1,511,454
	VAIL RESORTS INC	43,599 SHARES	1,533,040	2,268,892
	VALIDUS HOLDING LTD	59,696 SHARES	1,524,318	1,827,295
	VALSPAR CORP	222,100 SHARES	5,779,165	7,658,008
	VERISIGN	34,060 SHARES	938,754	1,112,740
	VINCI	110,758 SHARES	6,009,458	6,044,535
	VITACOST.COM INC	103,087 SHARES	965,137	284,915
	VMWARE INC	10,350 SHARES	833,094	920,219
	VODAFONE GROUP	1,820,049 SHARES	4,165,643	4,724,570
	VOLCOM INC	123,224 SHARES	2,698,481	2,325,237
	VULCAN MATERIALS CO	37,000 SHARES	1,592,868	1,641,320
	WADDELL & REED FINL INC	45,672 SHARES	1,147,495	1,611,765
	WAL-MART STORES INC	38,850 SHARES	1,862,241	2,095,181
	WARNACO GROUP INC	46,807 SHARES	1,511,780	2,577,661
	WASTE CONNECTIONS INC	112,068 SHARES	2,412,822	3,085,232
	WASTE MANAGEMENT INC	34,500 SHARES	1,090,186	1,272,015
	WATCHIT TECHNOLOGIES INC	50,397 SHARES	—	35
	WELLS FARGO & CO	139,200 SHARES	3,626,703	4,313,808
	WESTERN UNION COMPANY	176,070 SHARES	2,790,562	3,269,620
	WEYERHAEUSER CO	130,100 SHARES	2,850,848	2,462,793
	WHITE MOUNTAINS INS GROUP	8,983 SHARES	2,921,961	3,014,695
	WILEY(JOHN)& SONS INC	97,940 SHARES	3,981,235	4,430,806
	WOODWARD GOVERNOR CO	35,872 SHARES	983,241	1,347,352
	WRIGHT EXPRESS CORP	49,924 SHARES	1,454,445	2,296,504
	YUE YUEN INDUSTRIAL HLDGS	1,072,500 SHARES	2,153,144	3,856,152
	YUM BRANDS INC	195,900 SHARES	4,938,796	9,608,895
	ZURICH FINANCIAL SERVICES	15,021 SHARES	3,445,586	3,903,107

	TOTAL JPMORGAN CHASE & CO. AND OTHER EQUITY SECURITIES		3,484,700,213	3,963,242,805

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
	AIG	0.000% 12/31/2049 656,500,990	656,500,990	649,506,366
*	JPM/BANK OF AMERICA	01-001/10051-5 715,466,318	715,466,318	707,843,454
*	JPM/STATE STREET BANK	101004/10051-5 752,014,111	752,014,111	744,001,852

	TOTAL GUARANTEED INVESTMENT CONTRACTS		2,123,981,419	2,101,351,672

REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS):
*	JPM US EQUITY FUNDS	34,817,788 UNITS	543,088,445	505,554,288
*	JPM TR I SMALL CAP CORE FUND	13,101,911 UNITS	504,158,719	477,957,716
*	JPM TR II CORE BD FUND	32,590,462 UNITS	352,397,107	373,812,604
*	JPM MID CAP GROWTH FUND	17,093,114 UNITS	266,744,752	392,970,696

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS) (CONTINUED):
	PIMCO FDS PAC INVT MGMT	359,505 UNITS	2,901,319	2,009,634
	PIMCO FDS PAC INVT MGMT	1,364,274 UNITS	14,124,299	14,543,164

	TOTAL REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS)		1,683,414,641	1,766,848,102

CORPORATE DEBT SECURITIES:
	ABBOT LABORATORIES	0.21% 11/JAN/2011 8,000,000	7,999,111	7,999,644
	ACCELLENT INC	8.38% 02/01/2017 250,000	248,508	256,250
	ACCO BRANDS CORP	7.63% 08/15/2015 500,000	463,081	500,000
	ACCO BRANDS CORP SR NT	10.63% 03/15/2015 250,000	246,706	281,250
	ACCURIDE CORP	9.5% 08/01/2018 250,000	261,162	270,625
	AES CORPORATION	7.75% 03/01/2014 105,000	97,650	112,087
	AES CORPORATION	7.75% 10/15/2015 1,830,000	1,712,350	1,953,525
	AES CORPORATION	8.00% 06/01/2020 1,200,000	1,180,486	1,272,000
	AES CORPORATION	8.00% 10/15/2017 960,000	888,000	1,015,200
	AES CORPORATION	9.75% 04/15/2016 500,000	475,431	558,750
	AFFINIA GROUP INC	9.00% 11/30/2014 500,000	506,250	513,750
	AFFINION GROUP INC	11.5% 10/15/2015 125,000	131,094	130,000
	AFFINION GROUP INC	7.88% 12/15/2018 1,000,000	992,550	975,000
	AFFINITY GROUP INC	11.50% 12/01/2016 500,000	489,510	491,250
	AIR CANADA	9.25% 08/01/2015 750,000	746,250	787,500
	AIRGAS INC	7.13% 10/01/2018 500,000	430,679	552,500
	AK STEEL CORP	7.63% 05/15/2020 125,000	122,187	125,312
	ALBERTSONS INC	8.00% 05/01/2031 1,000,000	917,500	750,000
	ALERE INC	7.88% 02/01/2016 250,000	241,562	250,625
	ALERE INC	9.00% 05/15/2016 375,000	365,165	386,250
	ALERIS INTERNATIONAL INC	10.00% 12/15/2016 1,000,000	1,022,329	2,510
	ALERIS INTERNATIONAL INC	9.00% 12/15/2014 375,000	378,861	1,687
	ALLBRITTON COMMUNICATIONS CO	8.00% 05/15/2018 500,000	500,000	505,000
	ALLIANCE ONE INTERNATIONAL INC	10.00% 07/15/2016 625,000	657,631	640,625
	ALLIANT TECHSYSTEMS INC	6.75% 04/01/2016 500,000	487,500	518,125
	ALLISON TRANS	11.00% 11/01/2015 1,125,000	1,157,969	1,226,250
	ALLISON TRANS	11.25% 11/01/2015 125,000	135,625	136,250
	ALLY AUTO RECEIVABLES TRUST	0.34% 11/15/2011 3,594,361	3,594,361	3,596,241
	ALLY AUTO RECEIVABLES TRUST	1.21% 06/15/2012 2,659,314	2,666,187	2,664,248
	ALLY AUTO RECEIVABLES TRUST	0.71% 02/15/2013 1,000,000	999,907	999,464
	ALLY AUTO RECEIVABLES TRUST	0.75% 04/15/2012 424,063	424,047	424,343
	ALLY FINANCIAL INC	5.38% 06/06/2011 331,000	323,770	332,655
	ALLY FINANCIAL INC	6.63% 05/15/2012 1,150,000	1,132,000	1,193,125
	ALLY FINANCIAL INC	6.75% 12/01/2014 540,000	501,459	568,350
	ALLY FINANCIAL INC	6.88% 08/28/2012 250,000	218,087	261,250
	ALLY FINANCIAL INC	6.88% 09/15/2011 1,200,000	1,183,285	1,233,000
	ALLY FINANCIAL INC	7.25% 03/02/2011 1,000,000	935,868	1,005,000
	ALLY FINANCIAL INC	7.50% 12/31/2013 308,000	190,315	330,330
	ALLY FINANCIAL INC	8.00% 03/15/2020 1,750,000	1,722,803	1,911,875
	ALLY FINANCIAL INC	8.00% 11/01/2031 3,461,000	2,653,088	3,729,227
	ALLY FINANCIAL INC	8.00% 12/31/2018 65,000	24,587	68,737
	ALTRA HOLDINGS INC	8.13% 12/01/2016 375,000	375,844	397,500
	AMER GENL FIN	4.88% 07/15/2012 500,000	458,125	470,625
	AMERICA MOVIL SAB DE CV	5.63% 11/15/2017 520,000	485,678	566,883
	AMERICAN AXLE & MFG INC	7.88% 03/01/2017 250,000	251,406	255,937
	AMERICAN AXLE & MFG INC	5.25% 02/11/2014 125,000	108,437	122,812

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	AMERICAN AXLE & MFG INC	9.25% 01/15/2017 625,000	653,125	698,437
	AMERICAN EXPRESS BANK	5.5% 04/16/2013 2,000,000	1,941,760	2,155,586
	AMERICAN EXPRESS CO	FLTG RATE 09/01/2066 40,000	21,717	39,600
	AMERICAN EXPRESS CREDIT ACCT MSTR	5.35% 01/15/2014 9,270,000	9,570,715	9,475,636
	AMERICAN EXPRESS CREDIT ACCT MSTR	FLTG RATE 03/17/2014 4,850,000	4,833,512	4,844,961
	AMERICAN EXPRESS CREDIT CORP	FLTG RATE 06/16/2011 2,300,000	1,958,496	2,299,577
	AMERICAN EXPRESS CREDIT CORP	FLTG RATE 08/15/2013 4,510,000	4,519,951	4,510,608
	AMERICAN GENERAL FIN. MTN	5.40% 12/01/2015 500,000	423,750	394,375
	AMERICAN GENERAL FINANCE	6.9% 12/15/2017 1,370,000	637,106	1,106,275
	AMERICAN GENERAL FINANCE	5.38% 10/01/2012 750,000	696,250	708,750
	AMERICAN HONDA FINANCE CORP	FLTG RATE 04/13/2012 1,000,000	1,000,000	999,420
	AMERICAN HONDA FINANCE CORP	FLTG RATE 06/20/2011 2,160,000	2,174,180	2,166,368
	AMERICAN HONDA FINANCE CORP	FLTG RATE 06/29/2011 3,000,000	3,062,964	3,032,436
	AMERICAN HONDA FINANCIAL	0.32% 03/02/2011 8,000,000	7,993,653	7,996,800
	AMERICAN INT’L GROUP INC	8.18% 06/15/2058 250,000	270,625	266,202
	AMERICAN INT’L GROUP INC	5.85% 01/16/2018 2,380,000	1,724,341	2,454,118
	AMERICAN INTL GROUP	4.95% 03/20/2012 1,800,000	1,516,500	1,859,128
	AMERICAN INTL GROUP	5.45% 05/18/2017 2,400,000	1,728,000	2,430,334
	AMERICAN TIRE DIST	9.75% 06/01/2017 375,000	405,000	405,000
	AMERIGAS PARTNERS	7.13% 05/20/2016 500,000	478,437	517,500
	AMERISTAR CASINOS INC	9.25% 06/01/2014 500,000	493,877	535,000
	AMSTED INDUSTRIES	8.13% 03/15/2018 250,000	250,000	265,312
	ANZ NATIONAL	5.5% 08/08/2011 125,000	130,343	127,838
	AOL TIME WARNER INC	7.63% 04/15/2031 84,000	85,995	102,117
	AOL TIME WARNER INC	7.7% 05/01/2032 670,000	691,737	817,863
	AQUILEX HLDGS LLC/FINANCE CORP	11.13% 12/15/2016 375,000	366,836	379,687
	ARDAGH GLASS FINANCE	8.75% 02/01/2020 250,000	362,678	336,226
	ARDAGH PACKAGING	9.25% 10/15/2020 375,000	534,097	516,589
	ARVINMERITOR INC	10.63% 03/15/2018 625,000	671,875	703,125
	ASHTEAD HLDGS	8.63% 08/01/2015 250,000	225,000	259,062
	ASIF GLOBAL FINANCING XIX	4.9% 01/17/2013 113,000	95,279	116,390
	ASPECT SOFTWARE INC	10.63% 05/15/2017 500,000	512,969	513,125
	ASSOCIATED MATERIAL INC	9.13% 11/01/2017 125,000	125,000	130,625
	AT&T MOBILITY LLC	6.5% 12/15/2011 2,255,000	2,397,340	2,379,701
	ATLANTIC BROADBAND	9.375% 01/15/2014 500,000	508,125	507,500
	AUSTRALIA & NEW ZEALA BKG	FLTG RATE 04/26/2011 5,200,000	5,201,732	5,199,844
	BA CREDIT CARD TRUST	FLTG RATE 11/15/2013 400,000	399,734	399,687
	BA CREDIT CARD TRUST	FLTG RATE 12/16/2013 3,800,000	3,841,414	3,820,244
	BALDOR ELECTRIC CO	8.63% 02/15/2017 750,000	764,062	840,000
	BALL CORP	6.63% 03/15/2018 250,000	202,500	255,000
	BALL CORP	6.75% 09/15/2020 250,000	255,625	262,500
	BANCO BILBAO VIZCAYA A.	0.46% 01/01/11 1,000,000	1,000,050	1,000,003
	BANCO SANTANDER CHILE SA	FLTG RATE 04/20/2012 500,000	500,000	499,813
	BANK OF AMERICA AUTO TRUST	0.91% 10/15/2012 3,100,000	3,104,190	3,105,907
	BANK OF AMERICA AUTO TRUST	0.75% 06/15/2012 1,661,731	1,661,685	1,662,663
	BANK OF AMERICA AUTO TRUST	4.97% 09/20/2012 1,645,824	1,679,512	1,667,775
	BANK OF AMERICA CORP	0.00% 01/15/2017 22,141	22,148	22,149
	BANK OF AMERICA CORP	5.38% 06/15/2014 600,000	614,880	630,735
	BANK OF AMERICA CORP	5.42% 03/15/2017 500,000	356,375	495,475
	BANK OF AMERICA CORP	5.75% 12/01/2017 12,500,000	11,858,625	13,007,825
	BANK OF MONTREAL	0.40% 10/28/2011 4,000,000	4,000,000	4,000,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	BANK OF NOVA SCOTIA	0.43% 09/06/2011 1,000,000	1,000,000	1,000,000
	BANK OF NOVA SCOTIA	FLTG RATE 03/12/2012 2,000,000	2,002,356	2,001,920
	BANK OF NOVA SCOTIA	FLTG RATE 07/06/2011 1,000,000	999,000	999,848
	BARCLAYS BANK PLC	0.53% 01/01/2011 1,300,000	1,300,000	1,300,000
	BARCLAYS BANK PLC	0.65% 02/01/2011 5,000,000	5,000,000	5,000,000
	BARCLAYS BANK PLC	0.58% 06/01/2011 2,100,000	2,100,000	2,100,000
	BARCLAYS U.S. FDG LLC	ZERO CPN 01/04/2011 8,000,000	7,995,307	7,999,853
	BAUSCH & LOMB INC	9.875% 11/01/2015 1,250,000	1,250,665	1,337,500
	BBVA U.S. SENIOR S.A. UNIPERSONAL	FLTG 05/24/2011 2,900,000	2,900,010	2,891,781
*	BEAR STEARNS CO	7.25% 02/01/2018 1,490,000	1,641,169	1,765,742
	BELLSOUTH CORP	4.75% 11/15/2012 28,000	28,584	29,868
	BELVEDERE	FLTG RATE 05/15/2013 375,000	470,317	125,770
	BERKSHIRE HATHAWAY FINANCE CORP	FLTG RATE 01/11/2011 3,450,000	3,459,263	3,450,245
	BERRY PLASTICS CORP	8.25% 11/15/2015 250,000	247,614	265,000
	BERRY PLASTICS CORP	9.5% 05/15/2018 625,000	589,741	626,562
	BERRY PLASTICS CORP	FLTG RATE 02/15/2015 500,000	374,375	482,500
	BERRY PLASTICS CORP	FLTG RATE 09/15/2014 125,000	108,750	114,375
	BERRY PLASTICS HOLDING CORP	10.25% 03/01/2016 250,000	243,817	245,312
	BEVERAGE PACKAGING HOLDINGS	8.00% 12/15/2016 625,000	835,153	843,290
	BEVERAGE PACKAGING HOLDINGS	9.5% 06/15/2017 1,000,000	1,320,891	1,385,150
	BMW VEHICLE OWNER TRUST	0.68% 09/25/2012 6,475,207	6,480,679	6,480,730
	BNK OF TKYO-MTBSHI	0.55% 11/22/2011 2,900,000	2,900,000	2,900,000
	BNK OF TKYO-MTBSHI	0.56% 10/03/2011 4,200,000	4,200,000	4,200,000
	BNK OF TKYO-MTBSHI	0.95% 07/01/2011 1,100,000	1,100,000	1,100,000
	BNP PARIBAS	FLTG RATE 07/21/2011 1,625,000	1,633,817	1,627,350
	BNP PARIBAS NY BANCH	0.51% 06/08/2011 2,000,000	2,000,000	2,000,000
	BNP PARIBAS NY BANCH	FLTG RATE 03/22/2011 1,000,000	1,000,000	1,000,000
	BOARDRIDERS	8.88% 12/15/2017 500,000	669,125	696,768
	BOISE CASCADE LLC/FINANCE CORP	7.125% 10/15/2014 299,000	293,767	293,394
	BOMBARDIER INC	6.3% 05/01/2014 250,000	198,125	260,625
	BOMBARDIER INC	6.75% 05/01/2012 500,000	438,125	520,000
	BONTEN MEDIA GRP	9.00% 06/01/2015 302,430	298,980	161,044
	BOSTON SCIENTIFIC CORP	5.45% 06/15/2014 500,000	460,625	530,658
	BOSTON SCIENTIFIC CORP	6.4% 06/15/2016 500,000	413,750	535,229
	BOSTON SCIENTIFIC CORP	7.00% 11/15/2035 286,000	271,700	286,636
	BOYD GAMING CORP	6.75% 04/15/2014 500,000	485,625	491,250
	BPCE	ZERO CPN 02/14/2011 4,200,000	4,187,374	4,196,997
	BREITBURN ENERGY PARTNERS LP	8.63% 10/15/2020 625,000	618,765	628,125
	BRESNAN BROADBAND HLDGS LLC	8.00% 12/15/2018 875,000	875,000	901,250
	BRIGHTSTAR CORPORATION	9.50% 12/01/2016 500,000	504,375	508,750
	BUMBLE BEE FOODS LLC	7.75% 12/15/2015 787,000	784,234	900,037
	CABLEVISION SYSTEMS CORP	8.63% 09/15/2017 500,000	509,244	544,375
	CALCIPAR SA FRN	FLTG RATE 07/01/2014 375,000	432,763	465,350
	CALPINE CORP	7.25% 10/15/2017 125,000	122,500	125,000
	CANADIAN IMPERIAL BK	ZERO CPN 05/27/2011 1,000,000	999,970	999,979
	CANADIAN IMPERIAL BK	FLTG RATE 05/04/2012 1,050,000	1,050,000	1,050,000
	CANADIAN IMPERIAL BK	FLTG RATE 08/03/2011 4,000,000	4,000,000	3,999,220
	CAPITAL AUTO RECEIVABLES ASSET TR	4.68% 10/15/2012 997,350	1,028,164	1,014,067
	CAPITAL ONE CC TRUST	5.30% 02/18/2014 2,000,000	2,044,062	2,027,483
	CAPITAL ONE MULTI-ASSET EXECTN TR	4.85% 11/15/2013 8,000,000	8,036,237	8,013,618
	CAPITAL ONE MULTI-ASSET EXECTN TR	FLTG RATE 03/17/2014 5,486,000	5,460,131	5,481,420

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	CAPITAL ONE PRIME AUTO RECBLES TR	FLTG RATE 12/15/2012 918,782	917,633	918,015
	CARDINAL HEALTH 409 INC	FLTG RATE 04/15/2015 1,375,000	1,353,182	1,388,750
	CARMAX AUTO OWNER TRUST	0.83% 11/12/2012 2,612,656	2,615,199	2,614,501
	CARMAX AUTO OWNER TRUST	0.93% 06/15/2012 652,555	653,039	653,014
	CARMAX AUTO OWNER TRUST	4.99% 11/15//2012 1,205,246	1,235,142	1,223,618
	CASE NEW HOLLAND INC	7.75% 09/01/2013 625,000	610,295	671,875
	CB RICHARD ELLIS SERVICES INC	11.63% 06/15/2017 375,000	386,786	434,531
	CB RICHARD ELLIS SERVICES INC	6.63% 10/15/2020 250,000	250,000	250,000
	CC HOLDINGS GS V LLC/CROWN CASTLE	7.75% 05/01/2017 375,000	364,095	409,687
	CCM MERGER INC	8.00% 08/01/2013 250,000	205,625	243,125
	CEMEX FINANCE LLC GTD	9.50% 12/14/2016 750,000	765,000	773,437
	CENTRAL GARDEN & PET CO	8.25% 03/01/2018 375,000	372,187	379,687
	CF INDUSTRIES HOLDINGS INC	6.88% 05/01/2018 375,000	375,000	401,250
	CHARTER COMM’S OPT LLC/CORP	FLTG RATE 09/15/2014 1,000,000	760,390	1,117,500
	CHC HELICOPTER CORP	9.25% 10/15/2020 750,000	737,992	776,250
	CHECKOUT HOLDING CORP	ZERO CPN 11/15/2015 250,000	154,375	155,937
	CHESAPEAKE ENERGY CORP	6.25% 01/15/2017 250,000	325,853	338,523
	CHESAPEAKE ENERGY CORP	6.50% 08/15/2017 750,000	691,250	753,750
	CHESAPEAKE ENERGY CORP	6.63% 08/15/2020 375,000	375,000	369,375
	CHESAPEAKE ENERGY CORP	7.25% 12/15/2018 750,000	677,500	776,250
	CHESAPEAKE ENERGY CORP	9.50% 02/15/2015 125,000	123,646	140,937
	CHEVRON FDG CORP	0.17% 01/26/2011 8,000,000	7,998,436	7,999,111
	CHUKCHANSI ECO DEV AUTH	8.00% 11/15/2013 500,000	413,972	332,500
	CIE FINANCEMENT FONCIER	2.5% 09/16/2015 5,000,000	4,983,450	4,873,745
	CIE GEN GEOPHYSIQUE	7.75% 05/15/2017 250,000	250,000	256,250
	CINCINNATI BELL INC	8.38% 10/15/2020 375,000	378,750	360,000
	CINCINNATI BELL INC	8.75% 03/15/2018 250,000	246,490	234,375
	CIT GROUP INC	7.00% 05/01/2014 625,000	523,217	631,250
	CIT GROUP INC	7.00% 05/01/2015 2,375,000	2,037,346	2,380,937
	CIT GROUP INC	7.00% 05/01/2016 1,375,000	1,181,348	1,380,156
	CIT GROUP INC	7.00% 05/01/2017 2,625,000	2,315,517	2,631,562
	CITIBANK CREDIT CARD ISSUANCE TR	2.70% 06/23/2011 3,500,000	3,550,937	3,537,982
	CITIBANK CREDIT CARD ISSUANCE TR	5.45% 05/10/2011 6,500,000	6,668,161	6,613,750
	CITIBANK CREDIT CARD ISSUANCE TR	FLTG RATE 08/15/2013 1,000,000	999,922	999,443
	CITIGROUP FUNDING FR	FLTG RATE 05/05/2011 4,000,000	4,000,220	4,000,160
	CITIGROUP INC	5.875% 05/29/2037 220,000	190,128	215,224
	CITIGROUP INC	6.125% 05/15/2018 1,200,000	1,195,740	1,314,632
	CITIGROUP INC	6.88% 03/05/2038 1,370,000	1,352,039	1,519,657
	CITIGROUP INC	6.00% 08/15/2017 11,700,000	10,660,338	12,690,955
	CITIGROUP INC	6.5% 08/19/2013 2,410,000	2,371,893	2,646,322
	CKE RESTAURANTS INC	11.38% 07/15/2018 1,000,000	981,942	1,107,500
	CLEAR CHANNEL COMMUNICATIONS	5.50% 12/15/2016 500,000	418,437	325,000
	CLEAR CHANNEL COMMUNICATIONS	5.75% 01/15/2013 1,000,000	896,250	970,000
	CLONDALKIN INDUSTRIES PLC	8.00% 03/15/2014 500,000	556,897	657,359
	CNH EQUIPMENT TRUST	0.95% 08/15/2012 143,348	143,415	143,380
	CNH EQUIPMENT TRUST	2.97% 03/15/2013 1,124,475	1,133,521	1,129,347
	CNH WHOLESALE MASTER NOTE TR	4.78% 07/16/2012 340,640	344,352	341,215
	COCA-COLA COMPANY	FLTG RATE 05/15/2012 3,750,000	3,750,000	3,751,987
	COCA-COLA COMPANY	0.30% 02/07/2011 8,000,000	7,992,320	7,998,027
	CODELCO INC	4.75% 10/15/2014 223,000	208,082	238,221
	CODERE FINANCE (LUXEMBOURG) SA	8.25% 06/15/2015 750,000	991,217	1,011,193

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	COGNIS GMBH REGS	9.5% 05/15/2014 500,000	586,753	692,106
	COLUMBIA HCA HEALTHCARE CORP	7.19% 11/15/2015 100,000	96,378	98,000
	COLUMBIA HCA HEALTHCARE CORP	7.75% 07/15/2036 707,000	656,962	652,207
	COMMERCIAL BARGE LINE CO	12.5% 07/15/2017 625,000	628,635	721,875
	COMMUNITY HEALTH SYSTEMS INC	8.88% 07/15/2015 625,000	604,766	656,250
	COMSTOCK RESOURCES INC	8.38% 10/15/2017 625,000	622,812	626,562
	CONOCO FUNDING CO	7.25% 10/15/2031 3,000	3,276	3,709
	CONOCOPHILLIPS	4.75% 10/15/2012 25,000	25,882	26,772
	CONSOL ENERGY INC	8.00% 04/01/2017 1,000,000	1,000,000	1,065,000
	CONSOL GLASS LIMITED	7.63% 04/15/2014 625,000	777,639	860,437
	CONSTELLATION BRANDS INC	8.38% 12/15/2014 375,000	352,031	409,687
	CONSTELLATION BRANDS INC	7.25% 05/15/2017 750,000	700,000	794,062
	CONTINENTAL RESOURCE INC	8.25% 10/01/2019 250,000	250,002	277,500
	COUNTRYWIDE FINANCIAL	4.00% 03/22/2011 1,000,000	1,019,080	1,007,291
	COVANTA HOLDING CORP	7.25% 12/01/2020 500,000	500,000	506,889
	CPG INTERNATIONAL I INC	10.50% 07/01/2013 779,000	794,360	794,580
	CPM HOLDINGS INC	10.63% 09/01/2014 375,000	367,879	401,250
	CREDIT AGRICOLE CRP&IN	0.34% 03/15/2011 2,000,000	2,000,000	2,000,000
	CREDIT AGRICOLE CRP&IN	0.48% 03/08/2011 2,100,000	2,100,000	2,100,000
	CREDIT IND ET CM NY	0.42% 01/04/2011 2,000,000	2,000,000	2,000,000
	CREDIT IND ET CM NY	0.43% 02/10/2011 4,140,000	4,140,000	4,140,000
	CREDIT SUISSE FIRST BOSTON (USA) INC	6.13% 11/15/2011 1,330,000	1,403,443	1,393,527
	CREDIT SUISSE FIRST BOSTON (USA) INC	5.25% 03/02/2011 1,400,000	1,469,650	1,410,539
	CREDIT SUISSE USA INC	FLTG RATE 08/16/2011 4,000,000	4,001,132	4,004,256
	CROSSTEX ENERGY LP	8.88% 02/15/2018 875,000	905,126	937,344
	CROWN AMERICAS LLC	7.63% 05/15/2017 250,000	243,950	268,750
	CROWN AMERICAS LLC	7.75% 11/15/2015 500,000	495,054	520,000
	CROWN CASTLE INTERNATIONAL CORP	7.13% 11/01/2019 500,000	497,500	528,750
	CROWN CASTLE INTERNATIONAL CORP	9.00% 01/15/2015 500,000	480,207	551,250
	CROWN CORK & SEAL CO INC	7.38% 12/15/2026 750,000	705,000	744,375
	CSC HOLDINGS INC	8.50% 06/15/2015 750,000	673,351	813,750
	CSC HOLDINGS INC	8.50% 04/15/2014 500,000	479,335	549,375
	CSC HOLDINGS INC	8.63% 02/15/2019 500,000	487,095	565,000
	CVS CAREMARK CORP	5.88% 01/10/2028 203,641	196,516	206,622
	CVS CAREMARK CORP	6.04% 12/10/2028 817,069	601,093	837,978
	D.R. HORTON INC	5.63% 01/15/2016 250,000	206,875	247,500
	DAIMLER NORTH AMERICA CORP	5.75% 09/08/2011 6,000,000	6,323,580	6,199,686
	DAIMLER NORTH AMERICA CORP	7.30% 01/15/2012 656,000	619,942	696,989
	DANFIN FUNDING LTD	FLTG RATE 07/16/2013 1,100,000	1,100,000	1,098,700
	DEAN FOODS CO	7.00% 06/01/2016 1,000,000	985,312	917,500
	DEL MONTE CORP	7.50% 10/15/2019 500,000	511,958	583,125
	DENBURY RESOURCES INC	9.75% 03/01/2016 125,000	133,750	139,375
	DEUTSCHE BANK AG NY	0.51% 05/31/2011 4,000,000	4,000,000	4,000,000
	DEUTSCHE BANK AG NY	0.55% 04/08/2011 4,000,000	4,000,000	4,000,000
	DEUTSCHE TELE INT FIN	5.25% 07/22/2013 3,000	2,994	3,249
	DEVELOPERS DIVERSIFIED REALTY CORP	7.50% 04/01/2017 250,000	249,987	279,273
	DEXIA CREDIT LOCAL DE FRANCE	2.00% 03/05/2013 7,300,000	7,279,925	7,341,157
	DIGICEL GROUP LTD	8.88% 01/15/2015 1,375,000	1,230,625	1,388,750
	DIGICEL GROUP LTD	10.50% 04/15/2018 250,000	273,125	275,000
	DIGICEL GROUP LTD	FLTG RATE 01/15/2015 750,000	745,334	759,375
	DINEEQUITY INC	9.50% 10/30/2018 1,375,000	1,431,812	1,457,500

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	DISCOVER CARD EXECUTION NOTE TR	5.10% 10/15/2013 2,500,000	2,546,582	2,533,107
	DISCOVER MSTR TRUST	FLTG RATE 08/16/2013 5,079,000	5,077,096	5,078,091
	DISH DBS CORP	7.13% 02/01/2016 250,000	181,250	258,125
	DISH DBS CORP	7.88% 09/01/2019 250,000	254,253	261,250
	DISH DBS CORP	7.00% 10/01/2013 500,000	493,888	533,750
	DISH DBS CORP	7.75% 05/31/2015 500,000	506,583	531,250
	DISNEY (WALT) CO, THE	0.21% 02/17/2011 8,000,000	7,998,036	7,998,224
	DIVERSEY, INC	8.25% 11/15/2019 250,000	251,447	271,250
	DJO FINANCE LLC/DJO FINANCE CORP	10.88% 11/15/2014 750,000	728,978	818,437
	DOLE FOOD CO INC	13.88% 03/15/2014 325,000	308,205	397,312
	DOMTAR CORPORATION	10.75% 06/01/2017 500,000	483,750	630,000
	DRESSER RAND GROUP	FLTG RATE 11/01/2014 750,000	726,250	768,750
	DYNCORP INTERNATIONAL INC	10.38% 07/01/2017 375,000	376,214	384,375
	DYNEGY HLDGS INC	7.75% 06/01/2019 1,125,000	962,200	750,937
	DYNEGY HLDGS INC	8.38% 05/01/2016 625,000	606,449	467,187
	E TRADE FINANCIAL CORP	7.38% 09/15/2013 375,000	358,125	373,125
	EASTON-BELL SPORTS INC	9.75% 12/01/2016 500,000	528,005	548,750
	EBAY INC.	0.20% 01/10/2011 8,000,000	7,998,880	7,999,640
	EC FINANCE PLC	9.75% 08/01/2017 500,000	674,318	729,468
	ECHOSTAR DBS CORP	6.63% 10/01/2014 500,000	491,250	518,750
	EDCON HOLDINGS	FLTG RATE 06/15/2014 500,000	642,854	572,104
	EDISON MISSION ENERGY	7.75% 06/15/2016 500,000	459,760	430,000
	EDISON MISSION ENERGY	7.00% 05/15/2017 500,000	501,179	396,250
	EDISON MISSION ENERGY	7.20% 05/15/2019 500,000	501,786	386,250
	EL PASO CORP	7.00% 06/15/2017 1,000,000	840,000	1,055,315
	EL PASO CORP	7.75% 01/15/2032 405,000	302,043	402,866
	EL PASO CORP	7.80% 08/01/2031 1,697,000	1,468,595	1,688,079
	EL PASO NATURAL GAS	7.5% 11/15/2026 74,000	72,488	81,629
	EL PASO NATURAL GAS	8.38% 06/15/2032 70,000	62,621	82,335
	EL PASO NATURAL GAS	8.63% 01/15/2022 204,000	220,548	248,537
	EMBARQ CORPORATION	7.08% 06/01/2016 1,000,000	920,000	1,105,908
	ENCORE ACQUISITION CO	9.50% 05/01/2016 375,000	345,855	416,250
	ENERGY TRANSFER EQUITY LP	7.50% 10/15/2020 500,000	504,844	515,000
	ENTERPRISE NETWORK	10.75% 11/15/2015 500,000	675,970	680,837
	ENTRAVISION COMMUNICATIONS CORP	8.75% 08/01/2017 125,000	123,402	131,875
	EQUINIX INC	8.13% 03/01/2018 500,000	530,000	522,500
	ESSAR STEEL ALGOMA INC	9.38% 03/15/2015 625,000	615,711	628,906
	ESTERLINE TECHNOLOGIES CORP	6.63% 03/01/2017 500,000	500,000	505,000
	EUROPCAR GROUPE	FLTG RATE 05/15/2013 250,000	282,931	322,559
	EXCO RESOURCES INC	7.50% 09/15/2018 375,000	360,002	367,500
	EXPORTFINANS A/S	5.50% 05/25/2016 1,053,000	1,087,951	1,185,230
	EXPRO FINANCE LUXEMBOURG	8.50% 12/15/2016 1,250,000	1,236,250	1,193,750
	FCE BANK	7.13% 01/16/2012 1,000,000	1,356,625	1,385,754
	FELCOR LODGING LTD PARTNERSHIP	10.00% 10/01/2014 500,000	517,351	560,000
	FGI OPER CO INC	10.25% 08/01/2015 375,000	377,140	393,750
	FIDELITY NATIONAL INFO SERVICES INC	7.625% 07/15/2017 125,000	135,625	131,562
	FIDELITY NATIONAL INFO SERVICES INC	7.88% 07/15/2020 500,000	500,000	528,750
	FIRST DATA CORP	11.25% 03/31/2016 250,000	195,861	218,750
	FIRST DATA CORP	12.63% 01/15/2021 2,066,000	1,844,293	1,973,030
	FIRST DATA CORP	8.25% 01/15/2021 1,030,000	940,067	988,800
	FIRST DATA CORP	8.75% 01/15/2022 1,034,000	943,096	1,000,395

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	FIRST DATA CORP	9.88% 09/24/2015 106,000	91,979	100,965
	FIRST DATA CORP	FLTG RATE 09/24/2015 125,557	110,396	118,965
	FIRSTENERGY CORP	6.45% 11/15/2011 4,000	3,978	4,163
	FIRSTENERGY CORP	7.38% 11/15/2031 1,108,000	1,057,529	1,168,013
	FMG RESOURCES PTY LTD	6.88% 02/01/2018 1,000,000	991,250	995,000
	FOODCORP	8.88% 06/15/2012 500,000	563,622	682,279
	FORD CREDIT AUTO OWNER TRUST	0.72% 09/15/2012 3,402,621	3,406,943	3,405,129
	FORD CREDIT AUTO OWNER TRUST	FLTG RATE 05/15/2013 3,038,727	3,125,972	3,073,649
	FORD CREDIT AUTO OWNER TRUST	0.65% 12/15/2012 885,000	885,207	885,537
	FORD CREDIT AUTO OWNER TRUST	3.96% 04/15/2012 305,334	309,091	307,763
	FORD CREDIT AUTO OWNER TRUST	4.28% 05/15/2012 743,956	756,161	749,768
	FORD CREDIT AUTO OWNER TRUST	5.15% 02/15/2012 499,138	508,945	503,387
	FORD CREDIT AUTO OWNER TRUST	5.15% 11/15/2011 138,750	141,546	139,022
	FORD CREDIT AUTO OWNER TRUST	5.24% 07/15/2012 100,000	102,406	101,922
	FORD CREDIT AUTO OWNER TRUST	5.47% 06/15/2012 1,927,419	1,971,512	1,962,238
	FORD CREDIT AUTO OWNER TRUST	FLTG RATE 02/15/2012 404,980	404,537	404,838
	FORD CREDIT AUTO OWNER TRUST	FLTG RATE 06/15/2012 3,871,616	3,864,659	3,868,862
	FORD MOTOR CO	8.00% 12/15/2016 250,000	245,312	279,365
	FORD MOTOR CREDIT CO LLC	12.00% 05/15/2015 500,000	406,250	628,969
	FORD MOTOR CREDIT CO LLC	7.00% 04/15/2015 750,000	759,375	805,959
	FORD MOTOR CREDIT CO LLC	7.00% 10/01/2013 1,396,000	1,163,225	1,496,652
	FORD MOTOR CREDIT CO LLC	7.25% 10/25/2011 2,103,000	1,820,992	2,173,547
	FORD MOTOR CREDIT CO LLC	7.38% 02/01/2011 330,000	270,750	330,986
	FORD MOTOR CREDIT CO LLC	7.80% 06/01/2012 495,000	501,187	526,248
	FORD MOTOR CREDIT CO LLC	9.88% 08/10/2011 375,000	378,437	390,352
	FORESIGHT ENERGY LLC	9.63% 08/15/2017 750,000	745,305	798,750
	FOREST OIL CORP	8.50% 02/15/2014 375,000	363,572	409,687
	FRAC TECH SERVICES LLC/FIN INC	7.13% 11/15/2018 1,125,000	1,144,194	1,141,875
	FREESCALE SEMICONDUCTOR INC	10.75% 08/01/2020 1,156,000	1,156,000	1,260,040
	FRESENIUS US FINANCE II INC	9.00% 07/15/2015 750,000	746,250	858,750
	FRONTIER COMMUNICATIONS CORP	6.25% 01/15/2013 250,000	226,250	263,750
	FRONTIER COMMUNICATIONS CORP	6.63% 03/15/2015 750,000	537,500	783,750
	FRONTIER COMMUNICATIONS CORP	8.25% 04/15/2017 500,000	513,846	548,750
	FRONTIER COMMUNICATIONS CORP	8.50% 04/15/2020 1,750,000	1,770,372	1,911,875
	FRONTIER COMMUNICATIONS CORP	8.75% 04/15/2022 125,000	130,467	136,250
	GARDA WORLD SECURITY CORP	9.75% 03/15/2017 375,000	375,995	402,187
	GATEWAY CASINO & E	8.88% 11/15/2017 500,000	519,299	522,983
	GATX FINL CORP	5.80% 03/01/2016 1,000,000	996,290	1,080,840
	GAYLORD ENTERTAINMENT CO	6.75% 11/15/2014 625,000	587,500	615,625
	GAZ CAPITAL SA	6.51% 03/07/2022 500,000	510,900	511,450
	GCI INC	8.63% 11/15/2019 375,000	373,666	405,937
	GE CAP CREDIT CARD MSTR NOTE TR	2.54% 09/15/2014 5,240,000	5,315,035	5,302,956
	GE EQUIPMENT SMALL TICKET LLC	1.08% 10/15/2011 2,117,718	2,120,365	2,118,497
	GEN MOTORS ACC CDA	6.00% 05/23/2012 125,000	121,973	170,243
	GENERAL ELECTRIC CAPITAL CORP	FLTG RATE 06/06/2011 1,000,000	991,900	1,000,230
	GENERAL ELECTRIC CAPITAL CORP	5.45% 01/15/2013 42,000	42,465	45,167
	GENERAL ELECTRIC CAPITAL CORP	0.36% 08/10/2011 8,000,000	7,980,800	7,982,320
	GENERAL ELECTRIC CAPITAL CORP	5.00% 11/15/2011 4,000,000	4,197,700	4,152,580
	GENERAL ELECTRIC CAPITAL CORP	FLTG RATE 03/11/2011 4,000,000	4,008,012	4,001,608
	GENERAL ELECTRIC CAPITAL CORP	FLTG RATE 06/20/2014 4,300,000	3,877,138	4,116,734
	GENERAL ELECTRIC CAPITAL CORP	FLTG RATE 11/15/2067 60,000	39,546	59,400

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	GENERAL ELECTRIC CO	5.00% 02/01/2013 225,000	227,853	240,519
	GENERAL MOTORS	8.38% 07/15/2033 750,000	680,435	268,125
	GENERAL NUTRITION CENTER	FLTG RATE 03/15/2014 625,000	570,312	618,750
	GENTIVA HEALTH SERVICES INC	11.50% 09/01/2018 625,000	625,000	681,250
	GEO GROUP INC	7.75% 10/15/2017 500,000	498,019	525,000
	GEORGIA GULF CORP	9.00% 01/15/2017 250,000	257,732	271,250
	GEORGIA PACIFIC CORP	7.13% 01/15/2017 250,000	250,000	266,250
	GEORGIA PACIFIC CORP	7.75% 11/15/2029 525,000	480,375	592,594
	GEORGIA PACIFIC CORP	7.00% 01/15/2015 374,000	362,001	388,025
	GEORGIA PACIFIC CORP	8.00% 01/15/2024 500,000	472,500	571,250
	GEORGIA PACIFIC LLC	8.25% 05/01/2016 500,000	489,375	564,375
	GERRESHEIMER HLDGS GMBH	7.88% 03/01/2015 300,000	392,540	414,539
	GLITNIR BANKI HF	6.38% 09/25/2012 680,000	45,900	202,300
	GLITNIR BANKI HF	6.33% 07/28/2011 590,000	39,825	175,525
	GLITNIR BANKI HF	6.70% 06/15/2016 1,060,000	106	1,325
	GMACM HOME EQUITY LN-BCKD CERT	10.88% 02/25/2036 500,000	479,393	527,500
	GOLDMAN SACHS GROUP INC	5.63% 01/15/2017 910,000	776,207	962,269
	GOLDMAN SACHS GROUP INC	5.45% 11/01/2012 120,000	116,894	128,343
	GOLDMAN SACHS GROUP INC	FLTG RATE 03/15/2011 4,000,000	4,008,056	4,000,956
	GOLDMAN SACHS GROUP INC	FLTG RATE 03/22/2016 8,300,000	5,722,850	7,838,943
	GOLDMAN SACHS GROUP INC	ZERO CPN 01/10/2011 8,000,000	7,997,289	7,999,600
	GOODYEAR TIRE & RUBBER CO	10.50% 05/15/2016 250,000	247,812	285,000
	GOODYEAR TIRE & RUBBER CO	8.25% 08/15/2020 750,000	743,722	776,250
	GOOGLE INC.	0.23% 01/24/2011 8,000,000	7,996,044	7,998,978
	GRAHAM PACKAGING CO	9.88% 10/15/2014 2,250,000	2,288,750	2,328,750
	GRANITE MASTER ISSUER PLC	FLTG RATE 12/20/2054 234,865	215,724	217,250
	GRAPHIC PACKAGING INTL INC	9.50% 06/15/2017 375,000	385,857	409,219
	GRAY TELEVISION INC	10.50% 06/29/2015 625,000	622,928	629,687
	GREAT LAKES DREDGE & DOCKS CORP	7.75% 12/15/2013 500,000	479,964	504,375
	GROHE HOLDINGS	8.63% 10/01/2014 1,250,000	1,549,941	1,731,438
	GROHE HOLDINGS	FLTG RATE 01/15/2014 1,000,000	1,148,523	1,295,468
	HANESBRANDS INC	6.38% 12/15/2020 1,000,000	1,000,000	950,000
	HARLEY DAVIDSON MOTORCYCLE TR	2.00% 07/15/2012 85,564	85,818	85,615
	HARLEY DAVIDSON MOTORCYCLE TR	0.31% 12/15/2011 1,729,218	1,729,218	1,729,218
	HARRAHS OPER ESCRO	12.75% 04/15/2018 1,000,000	998,125	1,005,000
	HARRAHS OPERATING CO INC	10.00% 12/15/2018 1,261,000	1,398,546	1,150,662
	HARRAHS OPERATING CO INC	11.25% 06/01/2017 1,500,000	1,584,614	1,687,500
	HBOS	6.75% 05/21/2018 800,000	796,672	749,073
	HBOS TREASURY SERVICES	5.25% 02/21/2017 210,000	203,373	217,781
	HCA INC	6.38% 01/15/2015 750,000	636,250	736,875
	HCA INC	6.25% 02/15/2013 500,000	439,687	510,000
	HCA INC	7.25% 09/15/2020 1,100,000	1,157,750	1,149,500
	HCA INC	7.88% 02/15/2020 1,000,000	1,003,274	1,070,000
	HCA INC	9.13% 11/15/2014 1,000,000	933,125	1,048,750
	HCA INC	9.25% 11/15/2016 1,010,000	994,527	1,077,544
	HCA INC	9.63% 11/15/2016 2,013,000	1,877,036	2,156,426
	HEALTH MANAGEMENT ASSOC INC	6.13% 04/15/2016 500,000	518,281	505,000
	HEALTHSOUTH CORP	7.75% 09/15/2022 500,000	501,250	516,250
	HEALTHSOUTH CORP	8.13% 02/15/2020 125,000	123,437	134,375
	HERTZ CORP	10.5% 01/01/2016 500,000	531,878	527,500
	HERTZ CORP	8.875% 01/01/2014 750,000	770,881	766,875

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	HEWLETT PACKARD CO.	0.22% 01/07/2011 8,000,000	7,999,067	7,999,800
	HEWLETT-PACKARD CO	FLTG RATE 05/27/2011 2,624,000	2,644,094	2,635,118
	HEXION US FIN CORP	8.88% 02/01/2018 500,000	496,660	534,375
	HILCORP ENERGY/FINANCE	7.63% 04/15/2021 375,000	386,250	387,187
	HOME EQUITY MORTGAGE LOAN	FLTG RATE 04/25/2037 1,500,000	332,001	697,866
	HONDA AUTO RECVBLS OWNER TR	0.62% 02/21/2012 3,620,359	3,623,895	3,622,054
	HONDA AUTO RECVBLS OWNER TR	0.82% 06/18/2012 1,870,000	1,873,579	1,872,564
	HONDA AUTO RECVBLS OWNER TR	4.47% 01/18/2012 477,015	481,234	478,370
	HOST HOTELS & RESORTS LP	6.88% 11/01/2014 1,000,000	1,001,250	1,030,000
	HOST MARRIOTT LP	6.75% 06/01/2016 500,000	440,000	510,625
	HSBC BANK USA NATIONAL ASSOC	4.88% 08/24/2020 6,200,000	6,196,590	6,163,222
	HSBC CAPITAL FUNDING	FLTG RATE 12/31/2049 293,000	153,753	276,682
	HSBC FINANCE CORP	6.75% 05/15/2011 279,000	288,756	285,062
	HUB INTL HOLDINGS	9.00% 12/15/2014 875,000	837,187	885,937
	HUNTINGTON AUTO TRUST	3.94% 06/17/2013 2,275,556	2,314,756	2,310,294
	HUNTINGTON CAPITAL III	4.81% 04/16/2012 3,205,002	3,255,902	3,222,162
	HUNTSMAN INTERNATIONAL	8.63% 03/15/2020 750,000	705,900	815,625
	HUNTSMAN INTERNATIONAL	8.63% 03/15/2021 375,000	405,000	405,000
	HUNTSMAN LLC	6.83% 11/15/2013 375,000	439,756	513,772
	HYUNDAI AUTO RECEIVABLES TR	0.86% 11/15/2012 1,150,000	1,151,469	1,151,483
	HYUNDAI AUTO RECEIVABLES TR	1.11% 02/15/2012 3,204,916	3,208,428	3,207,592
	HYUNDAI AUTO RECEIVABLES TR	4.93% 12/17/2012 3,608,601	3,683,861	3,679,065
	ILFC TERM B2	ZERO CPN 03/17/2016 600,000	588,000	611,250
	IMPRESS METAL PACKGNG HLDGS B.V.	9.25% 09/15/2014 750,000	938,822	1,056,471
	IMPRESS METAL PACKGNG HLDGS B.V.	FLTG RATE 09/15/2013 250,000	312,556	335,186
	INERGY LP/INERGY FINANCE CORP	6.88% 12/15/2014 500,000	493,750	507,500
	INERGY LP/INERGY FINANCE CORP	7.00% 10/01/2018 375,000	378,750	377,812
	ING BANK NV	FLTG RATE 10/18/2013 3,200,000	3,200,000	3,195,632
	INGLES MARKET INC	8.88% 05/15/2017 375,000	372,003	401,250
	INMARSAT FINANCE PLC	7.38% 12/01/2017 250,000	248,140	262,500
	INTELSAT BERMUDA	11.25% 06/15/2016 1,000,000	1,033,083	1,077,500
	INTELSAT BERMUDA	11.50% 02/04/2017 3,320,312	3,070,952	3,668,945
	INTELSAT BERMUDA STEP UP	11.25% 02/04/2017 750,000	788,750	817,500
	INTELSAT JACKSON HLDGS LTD	FLTG RATE 02/01/2015 750,000	636,374	772,500
	INTELSAT JACKSON HLDGS LTD	9.5% 06/15/2016 375,000	342,778	395,625
	INTELSAT JACKSON HLDGS LTD	ZERO CPN 04/03/2018 800,000	796,000	808,880
	INTELSAT JACKSON HLDGS LTD	7.25% 10/15/2020 500,000	512,916	505,000
	INTELSAT LTD	7.63% 04/15/2012 750,000	692,500	787,500
	INTELSAT SUBSIDIARY HLDNG CO LTD	8.88% 01/15/2015 750,000	734,301	770,625
	INTER AMERICAN DEV BANK	FLTG RATE 03/16/2011 3,250,000	3,255,219	3,251,810
	INTERFACE INC	7.63% 12/01/2018 125,000	125,000	129,062
	INTERNATIONAL BUSI	FLTG RATE 06/15/2012 2,500,000	2,500,000	2,500,350
	INTERNATIONAL LEASE FINANCE CORP	5.63% 09/20/2013 750,000	631,562	753,750
	INTERNATIONAL LEASE FINANCE CORP	5.75% 05/15/2011 1,500,000	1,470,000	1,528,125
	INTERNATIONAL LEASE FINANCE CORP	5.88% 05/01/2013 250,000	208,594	252,812
	INTERNATIONAL LEASE FINANCE CORP	6.33% 03/25/2013 1,000,000	857,187	1,025,000
	INTERNATIONAL LEASE FINANCE CORP	6.63% 11/15/2013 1,625,000	1,456,250	1,659,531
	INTESA SANPAOLO	0.48% 02/01/2011 2,100,000	2,099,580	2,100,000
	INTL BUS MACH CORP	0.17% 01/07/2011 8,000,000	7,999,004	7,999,787
	INVISTA	9.25% 05/01/2012 110,000	115,500	111,925
	ISLE OF CAPRI	7.00% 03/01/2014 375,000	338,594	367,500

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	ISS HLDGS AS	8.88% 05/15/2016 750,000	682,278	1,041,982
	JAPAN FINANCE CORP	2.00% 06/24/2011 4,000,000	4,048,960	4,030,088
	JARDEN CORPORATION	8.00% 05/01/2016 250,000	243,437	272,187
	JARDEN CORPORATION	7.50% 05/01/2017 500,000	500,000	526,875
	JBS USA LLC/JBS USA FINANCE INC	11.63% 05/01/2014 500,000	484,046	585,000
	JOHN DEERE CAPITAL CORP	5.65% 07/25/2011 1,323,000	1,401,242	1,361,698
	JOHN DEERE CAPITAL CORP	FLTG RATE 01/18/2011 2,550,000	2,552,554	2,550,875
	JOHN DEERE OWNER TRUST	0.85% 03/15/2012 295,579	295,695	295,674
	JOHNSON & JOHNSON	ZERO CPN 02/07/2011 8,000,000	7,990,827	7,998,027
	JSG FUNDING	7.75% 04/01/2015 625,000	592,010	775,354
	KABEL DEUTSCHLAND GMBH	10.63% 07/01/2014 118,000	130,832	122,180
	KEY ENERGY SERVICES INC	8.38% 12/01/2014 500,000	502,207	527,500
	KOREA ELEC POWER	3.00% 10/05/2015 1,700,000	1,694,288	1,655,621
	KRATON POLYMERS LLC/CAP CORP	8.13% 01/15/2014 500,000	348,125	495,000
	L-3 COMMUNICATIONS CORP	6.38% 10/15/2015 1,000,000	970,000	1,030,000
	LAMAR MEDIA CORP	6.63% 08/15/2015 1,000,000	883,125	1,015,000
	LAMAR MEDIA CORP	7.88% 04/15/2018 625,000	636,811	664,062
	LANDWIRTSCHAFTLICHE RENTENBNK	4.88% 02/14/2011 2,000,000	2,088,880	2,009,814
	LAS VEGAS SANDS CORP	6.33% 02/15/2015 500,000	465,000	510,625
	LBI ESCROW CORP	8.0% 11/01/2017 675,000	723,937	746,719
	LECTA SA	FLTG RATE 02/15/2014 500,000	423,669	633,312
	LEHMAN BROS HLDGS INC	5.25% 02/06/2012 210,000	26,775	48,563
	LEHMAN BROS HLDGS INC	6.20% 09/26/2014 340,000	43,350	78,625
	LEHMAN BROS HLDGS INC	6.50% 07/19/2017 190,000	19	19
	LEHMAN BROS HLDGS INC	6.75% 12/28/2017 1,890,000	189	189
	LEHMAN BROS HLDGS INC	6.88% 05/02/2018 300,000	299,007	74,250
	LEVEL 3 FINANCING INC	10.00% 02/01/2018 250,000	245,268	240,000
	LEVEL 3 FINANCING INC	8.75% 02/15/2017 250,000	220,000	230,000
	LEVEL 3 FINANCING INC	9.25% 11/01/2014 500,000	512,448	496,250
	LEVI STRAUSS & CO	7.75% 05/15/2018 250,000	315,961	342,095
	LIMITED BRANDS INC	7.00% 05/01/2020 375,000	382,500	395,625
	LIN TELEVISION CORP	8.38% 04/15/2018 500,000	503,503	530,000
	LIN TELEVISION CORP	6.50% 05/15/2013 500,000	461,875	500,000
	LINN ENERGY LLC	7.75% 02/01/2021 1,000,000	982,640	1,025,000
	LLOYDS TSB BANK PLC	4.38% 01/12/2015 4,700,000	4,699,812	4,698,928
	LLOYDS TSB BANK PLC	5.80% 01/13/2020 700,000	698,369	691,155
	LOCAL TV FIN LLC	FLTG RATE 06/15/2015 303,876	302,341	276,527
	LUCENT TECHNOLOGIE	6.45% 03/15/2029 750,000	637,500	592,500
	LYONDELL CHEMICAL CO	11.00% 05/01/2018 500,000	538,125	566,250
	MARINA DISTRICT FINANCE CO INC	9.50% 10/15/2015 250,000	249,062	245,625
	MARINA DISTRICT FINANCE CO INC	9.88% 08/15/2018 500,000	508,335	492,500
	MARKWEST ENERGY PARTNERS LP	8.50% 07/15/2016 625,000	639,062	659,375
	MARQUETTE TRANSPORTATION	10.88% 01/15/2017 250,000	259,375	255,000
	MARTIN MIDSTREAM PARTNERS LP	8.88% 04/01/2018 250,000	246,760	257,500
	MASSACHUSETTS RRB SPCL PRPS TR	4.13% 03/01/11 2,498,997	2,546,449	2,534,118
	MASSMUTUAL GBL FDG	FLTG RATE 04/26/2011 5,500,000	5,503,748	5,498,493
	MAXIM CRANE WORKS HLDGS INC	12.25% 04/15/2015 250,000	242,500	242,812
	MCE FINANCE LTD	10.25% 05/15/2018 625,000	621,788	716,406
	MERCEDES-BENZ AUTO REC’S TR	0.83% 03/15/2012 3,124,554	3,127,899	3,126,634
	MERCEDES-BENZ AUTO REC’S TR	0.70% 08/15/2012 1,925,000	1,927,847	1,926,559
	MERITAGE HOMES CORP	6.25% 03/15/2015 500,000	310,000	502,500

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	MERITAGE HOMES CORP	7.15% 04/15/2020 250,000	244,497	248,750
	MET LIFE GLOB FUNDING	FLTG RATE 07/11 9,000,000	9,000,000	9,004,050
	MGM RESORTS INTL	6.75% 10/01/2012 750,000	702,705	746,250
	MGM RESORTS INTL	13.00% 11/15/2013 500,000	515,863	591,250
	MGM RESORTS INTL	10.00% 11/01/2016 875,000	862,031	899,062
	MGM RESORTS INTL	11.13% 11/15/2017 625,000	704,688	718,750
	MGM RESORTS INTL	11.38% 03/01/2018 500,000	463,125	542,500
	MGM RESORTS INTL	6.75% 04/01/2013 750,000	703,750	745,500
	MGM RESORTS INTL	7.50% 06/01/2016 500,000	502,709	467,500
	MICHAELS STORES INC	11.38% 11/01/2016 625,000	654,437	681,250
	MICHAELS STORES INC	7.75% 11/01/2018 250,000	247,188	249,375
	MIRAGE RESORTS INC	8.38% 02/01/2011 290,000	297,250	291,450
	MIRANT AMERICAS GENERATION LLC	8.30% 05/01/2011 500,000	516,875	507,500
	MITSUBISHI MOTORS	0.30% 03/15/2011 3,085	3,085	3,085
	MIZUHO CORPORA BANK	0.27% 01/13/2011 2,000,000	2,000,000	2,000,000
	MOBILE MINI	7.88% 12/01/2020 250,000	254,183	258,750
	MOBILE MINI	6.88% 05/01/2015 500,000	497,855	507,500
	MOMENTIVE PERFRMNCE MAT’LS INC	11.50% 12/01/2016 259,000	256,141	281,015
	MOMENTIVE PERFRMNCE MAT’LS INC	12.5% 07/15/2014 395,000	623,946	440,919
	MORGAN STANLEY	5.63% 01/09/2012 1,080,000	1,025,607	1,127,676
	MORGAN STANLEY	FLTG RATE 10/15/2015 649,000	506,220	608,483
	MORGAN STANLEY & CO INT’L	FLTG RATE 03/01/2013 1,000,000	1,292,116	1,301,586
	MU FINANCE PLC	8.38% 02/01/2017 1,250,000	1,178,750	1,270,313
	MUELLER WATER PRODUCTS INC	7.38% 06/01/2017 750,000	638,288	723,750
	NALCO CO	8.25% 05/15/2017 250,000	245,356	270,938
	NARA CABLE FUNDING	8.88% 12/01/2018 500,000	700,575	640,590
	NATIONAL AUSTRALIA BANK	FLTG RATE 06/15/2011 2,100,000	2,099,687	2,100,903
	NATIONAL BANK OF CANADA	0.27% 01/14/2011 2,100,000	2,100,000	2,100,000
	NATIONAL BANK OF CANADA	FLTG RATE 08/16/2011 2,200,000	2,200,000	2,199,589
	NATIONAL MONEY MART CO	10.38% 12/15/2016 625,000	621,556	675,000
	NATIXIS.NY FR CD	FLTG RATE 10/17/2011 2,000,000	2,000,000	2,000,000
	NATL AUSTRALIA BK LTD	FLTG RATE 10/19/2011 2,000,000	1,999,789	1,999,831
	NAVISTAR INTERNATIONAL CORP	8.25% 11/01/2021 750,000	746,250	806,250
	NBTY INC	9.00% 10/01/2018 250,000	250,000	266,875
	NEIMAN-MARCUS GROUP INC	10.38% 10/15/2015 1,000,000	1,082,813	1,056,250
	NEIMAN-MARCUS GROUP INC	FLTG RATE 10/15/2015 500,000	506,250	523,750
	NESTLE CAP CORP	0.22% 01/20/2011 8,000,000	7,994,400	7,999,113
	NEWFIELD EXPLORATION CO	6.63% 04/15/2016 1,000,000	974,375	1,027,500
	NEWFIELD EXPLORATION CO	7.125% 05/15/2018 500,000	439,063	526,250
	NEWPAGE CORP	11.38% 12/31/2014 625,000	569,150	587,500
	NEXANS	5.75% 05/02/2017 250,000	283,165	335,438
	NEXSTAR BROADCASTING INC	8.88% 04/15/2017 250,000	248,410	265,625
	NEXTEL COMMUNICATIONS INC	5.95% 03/15/2014 250,000	245,000	245,625
	NEXTEL COMMUNICATIONS INC	6.88% 10/31/2013 750,000	438,344	751,875
	NEXTEL COMMUNICATIONS INC	7.38% 0801/2015 375,000	254,375	375,469
	NFR ENERGY LLC	9.75% 02/15/2017 750,000	740,625	740,625
	NIBC BANK NV	2.80% 12/02/2014 2,400,000	2,411,664	2,473,798
	NIELSEN FINANCE LLC/CO	FLTG RATE 08/01/2016 2,000,000	1,374,360	2,100,000
	NISOURCE FINANCE CORP	6.80% 01/15/2019 500,000	380,938	578,501
	NISSAN AUTO LEASE TRUST	1.10% 03/15/2013 175,000	175,267	175,242
	NISSAN AUTO LEASE TRUST	1.22% 09/15/2011 2,611,246	2,615,296	2,612,884

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	NISSAN AUTO LEASE TRUST	2.92% 12/15/2011 1,258,294	1,268,087	1,265,448
	NISSAN AUTO REC’S OWNER TR	0.55% 03/15/2013 1,180,000	1,179,263	1,179,663
	NISSAN AUTO REC’S OWNER TR	4.46% 04/16/2012 1,405,988	1,427,254	1,417,407
	NORANDA ALUM ACQUISITION CORP	FLTG RATE 05/15/2015 325,924	274,699	294,554
	NORDEA BANK FLD	FLTG RATE 10/14/2011 4,000,000	4,002,904	4,007,916
	NORDEA NORTH AMERICA	0.39% 02/07/2011 1,800,000	1,796,850	1,799,334
	NORINCHUKIN BANK	0.31% 02/17/2011 1,000,000	1,000,000	1,000,000
	NORINCHUKIN BANK	0.41% 04/29/2011 1,000,000	1,000,000	1,000,000
	NORINCHUKIN BANK	0.48% 06/06/2011 2,000,000	2,000,000	2,000,000
	NPC INTL INC	9.50% 12/31/2014 750,000	745,938	766,875
	NRG ENERGY INC	7.25% 02/01/2014 1,000,000	920,150	1,020,000
	NRG ENERGY INC	7.38% 02/01/2016 1,000,000	964,526	1,025,000
	NRW. BANK	0.50% 06/07/2011 4,200,000	4,185,360	4,191,391
	NV ENERGY INC	6.25% 11/15/2020 750,000	750,000	753,750
	NXP BV	7.88% 10/15/2014 250,000	250,000	260,000
	NXP BV	9.50% 10/15/2015 500,000	505,878	535,000
	NXP BV	FLTG RATE 10/15/2013 500,000	476,250	492,500
	ODEBRECHT DRILL VIII/ IX	6.35% 06/30/2021 1,700,000	1,696,906	1,768,000
	ONCURE HLDGS INC	11.75% 05/15/2017 500,000	491,305	472,500
	ONTARIO (PROVINCE OF)	2.75% 02/22/2011 4,000,000	4,055,480	4,012,128
	OPTI CANADA INC	7.88% 12/15/2014 500,000	500,000	353,125
	ORASCOM TELECOM FINANCE	7.88% 02/08/2014 500,000	494,531	470,000
	OSI RESTAURANT PARTNERS INC	10.00% 06/15/2015 500,000	486,720	520,000
	OWENS CORNING INC	6.50% 12/01/2016 500,000	476,094	529,561
	OWENS-BROCKWAY GLASS	6.75% 12/01/2014 250,000	339,372	345,030
	PACCAR FINANCIAL CORP	0.28% 02/15/2011 8,000,000	7,995,147	7,997,600
	PACIFIC LIFE GBL FNDG	FLTG RATE 06/22/2011 2,000,000	2,000,800	1,995,306
	PAETEC HOLDING CORP	8.88% 06/30/2017 375,000	376,834	400,313
	PATHEON INC	8.63% 04/15/2017 250,000	253,750	249,375
	PE PAPER ESCROW GMBH	12.00% 08/01/2014 500,000	558,750	578,476
	PEABODY ENERGY CORP	7.38% 11/01/2016 750,000	758,375	832,500
	PEABODY ENERGY CORP	6.50% 09/15/2020 250,000	250,000	266,875
	PEERMONT GLOBAL	7.75% 04/30/2014 1,000,000	1,346,894	1,165,472
	PEMEX PROJECT FUNDING MASTER TR	6.63% 06/15/2035 115,000	96,254	117,012
	PENINSULA GAMING LLC	10.75% 0815/2017 500,000	503,070	538,750
	PENINSULA GAMING LLC	8.38% 08/15/2015 375,000	367,577	394,219
	PENN VIRGINIA RESOURCE PRTNRS LP	8.25% 04/15/2018 375,000	384,375	386,250
	PEPSICO, INC.	0.22% 01/10/2011 8,000,000	7,997,922	7,999,660
	PETROLEOS MEXICANOS	5.50% 01/21/2021 3,500,000	3,465,385	3,543,750
	PFIZER INC	FLTG RATE 03/15/2011 4,955,000	5,052,886	4,974,870
	PHILLIPS VAN HEUSEN CORP	7.38% 05/15/2020 375,000	375,000	398,438
	PINAFORE LLC/INC	9.00% 10/01/2018 1,000,000	1,040,248	1,080,000
	PINNACLE ENTERTAINMENT INC	7.50% 06/15/2015 1,125,000	975,452	1,127,813
	PINNACLE ENTERTAINMENT INC	8.63% 08/01/2017 250,000	245,311	272,500
	PINNACLE FOODS FINANCE LLC/CORP	10.63% 04/01/2014 500,000	376,250	535,000
	PINNACLE FOODS FINANCE LLC/CORP	8.25% 09/01/2017 375,000	384,222	383,438
	PINNACLE FOODS FINANCE LLC/CORP	9.25% 04/01/2015 1,375,000	1,279,524	1,431,719
	PIONEER DRILLING CO	9.88% 03/15/2018 500,000	498,042	528,750
	PIONEER NATURAL RESOURCES CO	6.65% 03/15/2017 1,000,000	846,250	1,062,107
	PLAINS EXPLORATION & PROD CO	7.63% 04/01/2020 1,000,000	1,012,813	1,053,750
	PLAINS EXPLORATION & PROD CO	7.63% 06/01/2018 500,000	500,000	526,250

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	PLAINS EXPLORATION & PROD CO	7.75% 06/15/2015 500,000	488,750	521,250
	PLASTIPAK HOLDINGS	8.5% 12/15/2015 500,000	511,563	515,000
	PLY GEM INDUSTRIES INC	11.75% 06/15/2013 625,000	448,438	668,750
	PREGIS CORP	12.38% 10/15/2013 500,000	531,261	490,000
	PRESTIGE BRANDS INC	8.25% 04/01/2018 750,000	739,936	776,250
	PRINCIPAL LIFE INCOME FUNDING TR	5.13% 03/01/2011 4,000,000	4,076,050	4,026,944
	PROCTOR GAMBLE	ZERO CPN 01/18/2011 8,000,000	7,990,700	7,998,980
	PROGRESS ENERGY INC	7.10% 03/01/2011 226,000	232,107	228,299
	PSE&G TRANSITION FUNDING LLG	6.45% 03/15/2013 3,346,342	3,408,901	3,387,927
	PTS ACQUISITION	9.75% 04/15/2017 500,000	542,562	659,875
	PULTE HOMES INC	5.20% 02/15/2015 250,000	209,375	243,125
	QUEBECOR MEDIA INC	7.75% 03/15/2016 875,000	856,614	903,438
	QUICKSILVER RESOURCES INC	7.75% 08/01/2015 1,000,000	970,625	1,037,500
	QUIKSILVER INC	6.875% 04/15/2015 500,000	460,625	488,750
	QWEST COMMUNICATIONS INTL INC	7.50% 02/15/2014 787,000	767,325	796,838
	RAAC TRUST	FLTG RATE 10/25/2046 1,168,698	673,212	721,111
	RABOBANK CAP FDG 2 FR GTD BD PERP	5.26% 12/29/2049 56,000	31,187	55,437
	RABOBANK NEDERLAND	FLTG RATE 12/31/2049 3,493,000	3,425,284	4,514,703
	RABOBANK NEDERLAND	FLTG RATE 01/26/2012 4,000,000	4,001,192	3,998,304
	RABOBANK NEDERLAND	FLTG RATE 04/08/2011 4,500,000	4,532,895	4,517,451
	RABOBANK NEDERLAND	FLTG RATE 10/17/2011 3,000,000	3,000,000	3,000,231
	RADIATION THERAPY SERVICES INC	9.88% 04/15/2017 500,000	496,855	498,750
	RAILAMERICA INC	9.25% 07/01/2017 600,000	600,498	659,250
	RANGE RESOURCES CORP	8.00% 05/15/2019 500,000	478,750	544,375
	RBS GLOBAL & REXNORD CORP	11.75% 08/01/2016 625,000	639,370	670,313
	RBS GLOBAL & REXNORD CORP	8.50% 05/01/2018 2,000,000	2,004,779	2,125,000
	REGAL CINEMAS INC	8.63% 07/15/2019 375,000	387,188	397,500
	REGENCY ENERGY PARTNERS LP	9.38% 06/01/2016 250,000	238,947	274,375
	RENTAL SERVICE CORP	9.50% 12/01/2014 1,000,000	1,031,032	1,050,000
	REYNOLDS GROUP ISSUER INC	7.13% 04/15/2019 125,000	128,750	127,188
	REYNOLDS GROUP ISSUER INC	8.50% 05/15/2018 750,000	750,000	753,750
	REYNOLDS GROUP ISSUER INC	9.00% 04/15/2019 250,000	250,000	259,063
	RHODIA	6.88% 09/15/2020 375,000	375,000	380,156
	RITE AID CORP	9.38% 12/15/2015 250,000	246,962	214,688
	RITE AID CORP	7.50% 03/01/2017 250,000	250,079	240,313
	RITE AID CORP	9.50% 06/15/2017 125,000	123,097	106,250
	RITE AID CORP	9.75% 06/12/2016 250,000	245,698	275,313
	ROCHE HLDGS INC	FLTG RATE 02/25/2011 6,500,000	6,685,636	6,520,163
	ROCKWOOD SPECIALTIES GROUP INC	7.625% 11/15/2014 1,000,000	1,335,854	1,372,607
	ROOFING SUPPLY GR LLC/FIN INC	8.63% 12/01/2017 500,000	505,000	515,000
	ROYAL BANK OF CANADA	FLTG RATE 07/29/2011 4,300,000	4,330,560	4,317,093
	ROYAL BANK OF SCOTLND GROUP PLC	3.00% 12/09/2011 300,000	306,426	306,245
	ROYAL BANK OF SCOTLND GROUP PLC	FLTG RATE 12/31/2049 2,800,000	732,000	2,156,000
	RRI ENERGY INC	7.63% 06/15/2014 125,000	91,967	127,813
	RRI ENERGY INC	7.88% 06/15/2017 500,000	497,912	485,000
	RSC EQUIPMENT RENTAL INC	10.00% 07/15/2017 375,000	403,594	421,875
	SALEM COMMUNICATIONS CORP	9.63% 12/15/2016 478,000	475,749	506,680
	SALLY HOLDINGS INC	10.50% 11/15/2016 750,000	770,197	826,875
	SALLY HOLDINGS INC	9.25% 11/15/2014 750,000	766,149	787,500
	SAN PASQUAL CASINO	8.00% 09/15/2013 786,000	762,185	786,983
	SANDRIDGE ENERGY INC	8.00% 06/01/2018 500,000	506,875	507,500

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	SANDRIDGE ENERGY INC	8.75% 01/15/2020 375,000	390,938	385,313
	SBA TELECOMMUNICATIONS	8.25% 08/15/2019 375,000	395,526	409,688
	SCIENTIFIC GAMES INTL INC	9.25% 06/15/2019 1,000,000	1,057,500	1,032,500
	SCOTTS MIRACLE-GRO CO	6.63% 12/15/2020 500,000	501,875	500,000
	SEAGATE TECHNOLOGY PLC	7.75% 12/15/2018 375,000	375,000	379,688
	SEALY MATTRESS CO	8.25% 06/15/2014 625,000	625,313	639,063
	SEMINOLE HARD ROCK ENT	FLTG RATE 03/15/2014 750,000	684,375	686,250
	SEMINOLE TRIBE OF FLORIDA	7.75% 10/01/2017 375,000	381,250	387,188
	SENECA GAMING CORP	8.25% 12/01/2018 250,000	250,000	250,625
	SERENA SOFTWARE	10.38% 03/15/2016 500,000	548,750	511,250
	SGS INTL INC	12.00% 12/15/2013 250,000	250,000	257,500
	SHELL INTNL FNC	0.33% 01/01/2011 2,000,000	1,986,680	1,992,760
	SHINGLE SPRINGS TRIBAL	9.38% 06/15/2015 500,000	503,516	345,000
	SHIZUOKA BANK	0.33% 01/25/2011 4,000,000	4,000,000	4,000,000
	SINCLAIR TELEVISION GROUP INC	9.25% 11/01/2017 625,000	615,625	676,563
	SITEL LLC/FIN CORP	11.50% 04/01/2018 875,000	890,625	721,875
	SLM CORP	5.05% 11/14/2014 500,000	466,250	477,842
	SMITHFIELD FOODS INC	10.00% 07/15/2014 500,000	495,000	576,250
	SMITHFIELD FOODS INC	7.75% 05/15/2013 375,000	373,125	399,609
	SMITHFIELD FOODS INC	7.75% 07/01/2017 250,000	167,188	260,000
	SNOQUALMIE ENT AUTH	9.13% 02/01/2015 750,000	676,875	712,500
	SOC GENERALE	0.55% 01/21/2011 6,500,000	6,500,000	6,500,000
	SOUTHERN NATURAL GAS CO	5.90% 04/01/2017 120,000	101,497	128,684
	SOUTHERN NATURAL GAS CO	8.00% 03/01/2032 388,000	387,586	444,508
	SOUTHERN STS COOP	11.25% 05/15/2015 500,000	487,586	530,000
	SPCM S.A.	8.50% 06/15/2017 375,000	460,575	529,493
	SPECTRUM BRANDS INC	9.5% 06/15/2018 250,000	246,585	274,688
	SPECTRUM BRANDS INC	FLTG RATE 08/28/2019 704,787	657,483	786,718
	SPIRIT AEROSYSTEMS INC	7.50% 10/01/2017 500,000	492,086	520,000
	SPRINT CAPITAL CORP	6.88% 11/15/2028 750,000	703,438	656,250
	SPRINT CAPITAL CORP	8.38% 03/15/2012 750,000	637,500	793,125
	SPRINT CAPITAL CORP	8.75% 03/15/2032 2,000,000	1,771,250	2,020,000
	SPRINT CAPITAL CORP	6.90% 05/01/2019 1,645,000	1,405,406	1,624,438
	SPRINT NEXTEL CORP	8.38% 08/15/2017 625,000	629,531	670,313
	SPRINT NEXTEL CORP	6.00% 12/01/2016 1,000,000	780,990	966,250
	STADSHYPOTEK AB	1.45% 09/30/2013 6,700,000	6,698,660	6,691,900
	STANDARD STL LLC	12.00% 05/01/2015 375,000	361,504	351,094
	STARWOOD HOTELS & RESORTS WW	7.88% 10/15/2014 500,000	476,250	567,500
	STATION CASINOS INC	6.88% 03/01/2016 500,000	462,823	50
	STATION CASINOS INC	6.50% 02/01/2014 1,000,000	952,640	100
	STEEL DYNAMICS INC	7.38% 11/01/2012 500,000	360,000	527,500
	STEEL DYNAMICS INC	8.25% 04/15/2016 250,000	192,227	263,125
	STONE CONTAINER FIN CAN	7.38% 07/15/2014 250,000	237,950	8,750
	STORA ENSO OYJ	7.25% 04/15/2036 125,000	113,750	113,125
	SUMITOMO MTSU BKNG CORP	0.29% 02/18/2011 4,100,000	4,097,119	4,098,497
	SUMITOMO TR & BKNG CORP	0.30% 02/18/2011 4,100,000	4,100,000	4,100,000
	SUNGARD DATA SYSTEMS INC	10.63% 05/15/2015 250,000	248,703	275,625
	SUNGARD DATA SYSTEMS INC	10.25% 08/15/2015 2,000,000	2,048,161	2,102,500
	SUNRISE COMMUNICATIONS INTL SA	7.00% 12/31/2017 375,000	432,895	455,311
	SUPERVALU INC	7.50% 11/15/2014 500,000	488,125	482,500
	SVENSKA HANDLSBNKN A	0.27% 02/22/2011 2,000,000	2,000,000	2,000,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	SVENSKA HANDLSBNKN A	0.36% 06/16/2011 2,000,000	2,000,000	2,000,000
	SYSTEMS ASSET 2001	6.66% 09/15/2013 148,400	144,988	160,379
	TARGA RESOURCES PARTNERS LP	11.25% 07/15/2017 375,000	358,524	429,375
	TELECOM ITALIA CAPITAL	5.25% 11/15/2013 160,000	140,000	166,689
	TELENET FINANCE LUXEMBOURG	6.38% 11/15/2020 625,000	869,759	845,805
	TENET HEALTHCARE CORP	9.00% 05/01/2015 312,000	256,399	346,320
	TENET HEALTHCARE CORP	10.00% 05/01/2018 312,000	349,372	363,480
	TENNESSEE GAS PIPELINE	8.38% 06/15/2032 28,000	25,048	32,934
	TEREOS EUROPE	6.38% 04/15/2014 250,000	334,363	347,965
	TEREX CORP	10.88% 06/01/2016 500,000	488,165	580,625
	TEREX CORP	8.00% 11/15/2017 250,000	181,875	252,500
	TERWIN MORTGAGE TRUST	FLTG RATE 10/25/2037 958,145	210,369	356,605
	THERMADYNE HLDGS CORP	9.00% 12/15/2017 250,000	250,000	257,813
	THERMON INDUSTRIES INC	9.50% 05/01/2017 500,000	506,563	532,500
	TL ACQUISITIONS INC	10.50% 01/15/2015 1,250,000	1,215,000	1,290,625
	TOLL BROTHERS FINANCE CORP	8.91% 10/15/2017 2,100,000	2,357,250	2,477,700
	TORONTO DOMINION	0.23% 02/04/2011 8,000,000	7,995,707	7,998,413
	TORONTO-DOMINION	0.73% 03/15/2011 2,000,000	2,000,151	2,000,037
	TOYOTA MOTOR CREDIT	FLTG RATE 01/09/2012 1,000,000	1,042,058	1,037,488
	TOYOTA MOTOR CREDIT	0.55% 03/14/2011 8,000,000	7,971,889	7,991,200
	TRANS UNION LLC/FINANCING CORP	11.38% 06/15/2018 750,000	787,500	855,000
	TRANSDIGM GROUP INC	7.75% 12/15/2018 1,250,000	1,250,000	1,293,750
	TRAVELPORT LLC/INC	11.88% 09/01/2016 750,000	742,204	736,875
	TRAVELPORT LLC/INC	9.88% 09/01/2014 1,000,000	1,022,798	973,750
	TRIMAS CORP	9.75% 12/15/2017 500,000	493,428	547,500
	TRINIDAD DRILLING	7.88% 01/15/2019 500,000	496,230	505,000
	TRW AUTOMOTIVE INC	6.38% 03/15/2014 250,000	304,143	350,899
	TRW AUTOMOTIVE INC	7.25% 03/15/2017 375,000	380,000	404,063
	TRW AUTOMOTIVE INC	7.00% 03/15/2014 375,000	368,438	401,250
	TUTOR PERINI CORP	7.63% 11/01/2018 500,000	496,290	502,500
	TW TELECOM HLDGS INC	8.00% 03/01/2018 250,000	248,303	265,625
	TXU CORP	6.50% 11/15/2024 60,000	20,985	22,200
	TYCO INTERNATIONAL	6.75% 02/15/2011 379,000	382,835	381,628
	TYSON FOODS INC	10.50% 03/01/2014 500,000	490,713	591,250
	UBS AG	FLTG RATE 02/23/2012 6,000,000	6,000,000	6,050,622
	UBS AG STAMFORD	FLTG RATE 04/26/2011 3,000,000	3,000,000	2,999,820
	UBS AG STAMFORD	0.76% 01/21/2011 3,000,000	3,000,000	3,000,000
	UBS FINANCE	ZERO CPN 04/05/2011 8,000,000	7,990,101	7,993,838
	UCI HOLDCO INC	FLTG RATE 12/15/2013 803,242	758,569	801,234
	UMBRELLA ACQUISITION INC	FLTG RATE 03/15/2015 264,797	265,974	285,981
	UNITED RENTALS NORTH AMERICA INC	10.88% 06/15/2016 250,000	243,139	285,625
	UNITED RENTALS NORTH AMERICA INC	9.25% 12/15/2019 250,000	245,955	278,125
	UNITED SURGICAL PARTNERS	8.88% 05/01/2017 250,000	251,953	257,500
	UNITYMEDIA GMBH	9.63% 12/01/2019 625,000	781,694	920,219
	UNIVERSAL CITY DEVELOPMENT	10.88% 11/15/2016 250,000	264,968	273,125
	UNIVERSAL CITY DEVELOPMENT	8.88% 11/15/2015 750,000	741,989	796,875
	UNIVISION COMMUNICATIONS INC	12.00% 07/01/2014 250,000	232,515	273,750
	UNIVISION COMMUNICATIONS INC	7.88% 11/01/2020 125,000	125,000	131,250
	UPC HOLDING BV	8.38% 08/15/2020 1,000,000	1,315,561	1,393,535
	UPC HOLDING BV	8.00% 11/01/2016 750,000	1,013,472	1,051,440
	US ONCOLOGY INC	10.75% 08/15/2014 625,000	648,438	647,656

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

CORPORATE DEBT SECURITIES (CONTINUED):
	US ONCOLOGY INC	9.125% 08/15/2017 500,000	500,000	616,250
	USAA AUTO OWNER TRUST	3.02% 06/17/2013 857,518	869,309	867,367
	USAA AUTO OWNER TRUST	4.28% 10/15/2012 4,078,458	4,127,799	4,108,500
	VALASSIS COMMUNICATIONS INC	8.25% 03/01/2015 224,000	222,180	234,360
	VALEANT PHARMACEUTICALS INT’L	7.00% 10/01/2020 250,000	251,250	246,875
	VALEANT PHARMACEUTICALS INT’L	6.88% 12/01/2018 125,000	123,750	124,063
	VALEANT PHARMACEUTICALS INT’L	6.75% 10/01/2017 375,000	382,500	373,125
	VANGUARD HEALTH HLDG CO II	8.00% 02/01/2018 750,000	733,748	768,750
	VEB FINANCE LTD	5.45% 11/22/2017 1,500,000	1,500,000	1,496,250
	VERSO PAPER HLDGS LLC/INC	11.38% 08/01/2016 250,000	264,909	250,625
	VIDEOTRON GROUP	9.13% 04/15/2018 875,000	826,707	975,625
	VIDEOTRON HLDGS	6.88% 01/15/2014 250,000	210,000	253,125
	VIKING CONSUMER REC I	9.25% 11/01/2018 625,000	642,015	620,313
	VIRGIN MEDIA FINANCE PLC	9.50% 08/15/2016 2,125,000	2,199,375	2,401,250
	VOLKSWAGEN AG	4.5% 07/20/2012 1,211,707	1,227,301	1,216,937
	VOLKSWAGEN AUTO LEASE TRUST	3.41% 04/16/2012 4,349,868	4,403,015	4,396,080
	VOLKSWAGEN AUTO LN ENHANCED TR	0.66% 05/21/2012 772,516	772,908	772,872
	VOLKSWAGEN AUTO LN ENHANCED TR	5.47% 03/20/2013 1,480,920	1,516,786	1,514,740
	VWR FUNDING INC	FLTG RATE 07/15/2015 1,306,250	1,307,388	1,371,563
	WACHOVIA CAPITAL TRUST	5.80% 03/15/2011 628,000	370,520	544,790
	WACHOVIA CORP	FLTG RATE 03/15/2011 4,000,000	3,977,801	4,000,644
	WACHOVIA CORP	FLTG RATE 10/15/2011 5,000,000	4,978,900	5,003,755
	WARNER CHILCOTT CO LLC/ FIN LLC	7.75% 09/15/2018 750,000	769,688	757,500
	WARNER MUSIC GROUP	7.375% 04/15/2014 750,000	668,219	720,000
	WCA WASTE CORP	9.25% 06/15/2014 250,000	236,563	258,750
	WDAC SUBSIDIARY CORP	8.50% 12/01/2014 750,000	937,337	37,731
	WELLS FARGO & CO	FLTG RATE 01/12/2011 1,000,000	999,167	1,000,060
	WENDYS / ARBYS RESTAURANTS LLC	10.00% 07/15/2016 500,000	488,502	542,500
	WEST CORP	11.00% 10/15/2016 875,000	925,810	949,375
	WEST CORP	8.63% 10/01/2018 250,000	255,313	265,000
	WESTERN EXPRESS INC	12.50% 04/15/2015 750,000	720,875	663,750
	WESTPAC BANKING CORP	ZERO CPN 04/15/2011 2,000,000	1,988,644	1,997,161
	WESTPAC SECS NZ LTD	FLTG RATE 04/15/2011 4,000,000	4,000,000	4,000,000
	WEYERHAEUSER CO	6.75% 03/15/2012 443,000	411,749	468,003
	WHITE NIGHTS FINANCE	10.50% 03/25/2014 1,000,000	1,207,500	1,195,500
	WHITING PETROLEUM CORP	7.00% 02/01/2014 443,000	418,635	465,150
	WIND ACQUISITION F	7.38% 02/15/2018 500,000	656,829	666,261
	WIND ACQUISITION FIN SA	11.75% 07/15/2017 1,000,000	1,483,106	1,503,676
	WIND ACQUISITION FINANCE SA	12.25% 12/15/2017 517,864	651,195	778,109
	WINDSTREAM CORP	7.88% 11/01/2017 875,000	868,764	919,844
	WINDSTREAM CORP	8.63% 08/01/2016 1,000,000	908,898	1,052,500
	WMG ACQUISITION CORP	9.50% 06/15/2016 375,000	373,400	402,188
	WORLD OMNI AUTO RECEIVABLES TR	1.02% 01/15/2012 4,757,296	4,759,685	4,762,635
	WORLD OMNI AUTO RECEIVABLES TR	5.13% 04/15/2013 2,590,482	2,634,769	2,629,871
	WYNN LAS VEGAS LLC/CORP	7.88% 11/01/2017 375,000	380,668	404,063
	YANKEE ACQUISITION CORP	8.50% 02/15/2015 500,000	387,813	520,000
	YONKERS RACING CORP	11.38% 07/15/2016 225,000	231,188	247,781
	ZIGGO BOND CO	8.00% 05/15/2018 625,000	759,024	870,414

	TOTAL CORPORATE DEBT SECURITIES		1,033,460,161	1,066,249,403

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
	ASIAN DEVELOPMENT BANK	3.00% 05/16/2011 1,500,000	1,529,430	1,514,595
	AUSTRALIA(COMMONWEALTH OF)	FLTG RATE 08/20/2020 500,000	724,989	829,050
	AUSTRALIA(COMMONWEALTH OF)	2.50% 09/20/2030 400,000	377,160	395,390
	AUSTRALIA(COMMONWEALTH OF)	FLTG RATE 09/20/2025 1,600,000	1,511,661	1,749,654
	BUCKEYE OHIO TOB STLMNT FIN AUTH	6.50% 06/01/2047 6,400,000	4,642,368	4,627,200
	BUCKEYE OHIO TOB STLMNT FIN AUTH	5.88% 06/01/2047 100,000	97,082	65,720
	CALIFORNIA ST TAXABLE	7.50% 04/01/2034 10,500,000	10,577,175	10,864,875
	FEDERAL FARM CREDIT BANKS	FLTG RATE 01/06/2012 1,520,000	1,519,073	1,519,527
	FEDERAL HOME LOAN BANK	0.35% 11/07/2011 4,000,000	4,000,000	3,997,824
	FEDERAL HOME LOAN BANK	0.785% 11/25/2011 2,000,000	2,008,053	2,007,236
	FEDERAL HOME LOAN BANK	ZERO CPN 01/28/2011 8,000,000	7,981,413	7,999,720
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 02/01/2011 10,000,000	9,997,752	10,000,960
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 09/26/2011 4,000,000	3,996,960	3,999,540
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 02/10/2012 4,000,000	3,998,037	3,998,276
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 09/19/2011 4,000,000	3,996,424	3,999,284
	FEDERAL HOME LOAN MTG CORP	5.50% 09/15/2011 1,200,000	1,279,672	1,242,950
	FEDERAL HOME LOAN MTG CORP	4.75% 01/18/2011 1,500,000	1,544,850	1,502,664
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 10/21/2011 7,900,000	7,897,709	7,900,316
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 10/26/2011 4,000,000	3,997,573	3,999,040
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 12/29/2011 4,300,000	4,296,740	4,298,572
	FEDERAL HOME LOAN MTG CORP	5.25% 07/18/2011 4,000,000	4,215,160	4,107,448
	FEDERAL HOME LOAN MTG CORP	ZERO CPN 03/28/2011 8,000,000	7,980,273	7,993,693
	FEDERAL HOME LOAN MTG CORP	ZERO CPN 04/26/2011 8,000,000	7,982,000	7,997,240
	FEDERAL HOME LOAN MTG CORP	ZERO CPN 05/24/2011 8,000,000	7,985,167	7,995,928
	FEDERAL HOME LOAN MTG CORP	ZERO CPN 06/21/2011 8,000,000	7,990,311	7,992,400
	FEDERAL HOME LOAN MTG CORP	ZERO CPN 07/26/2011 8,000,000	7,989,391	7,989,929
	FEDERAL NATIONAL MTG ASSOC	6.25% 02/01/2011 270,000	285,309	271,144
	FEDERAL NATIONAL MTG ASSOC	6.00% 04/18/2036 740,000	807,448	799,393
	FEDERAL NATIONAL MTG ASSOC	5.38% 11/15/2011 2,000,000	2,093,380	2,086,162
	FEDERAL NATIONAL MTG ASSOC	5.25% 08/01/2012 220,000	230,008	235,026
	FEDERAL NATIONAL MTG ASSOC	1.75% 03/23/2011 2,100,000	2,129,421	2,107,228
	FEDERAL NATIONAL MTG ASSOC	1.88% 04/20/2012 1,000,000	1,020,946	1,017,913
	FEDERAL NATIONAL MTG ASSOC	ZERO CPN 02/22/2011 8,000,000	7,988,320	7,988,320
	FEDERAL NATIONAL MTG ASSOC	ZERO CPN 03/15/2011 8,000,000	7,994,520	7,997,080
	FEDERAL NATIONAL MTG ASSOC	ZERO CPN 02/08/2011 8,000,000	7,995,316	7,999,360
	FEDERAL NATIONAL MTG ASSOC	ZERO CPN 07/11/2011 8,000,000	7,966,680	7,982,173
	FEDERAL NATIONAL MTG ASSOC	ZERO CPN 02/01/2019 390,000	216,934	252,817
	FINANCING CORP	ZERO CPN 04/05/2019 160,000	111,528	120,021
	HYDRO-QUEBEC	6.30% 05/11/2011 342,000	361,580	349,044
	ILLINOIS ST	4.42% 01/01/2015 11,170,000	11,406,980	11,186,532
	INTER-AMER DEV BK	1.50% 06/23/2011 2,000,000	2,015,957	2,010,870
	INTERNATIONAL BANK FOR REC & DEV	3.13% 11/15/2011 1,800,000	1,862,325	1,841,229
	JAPAN FIN ORG FOR MUNICIPALITIES	5.88% 03/14/2011 4,300,000	4,454,800	4,344,759
	KENTUCKY ST PPTY & BLDGS CMM REVS	5.37% 11/01/2025 1,000,000	1,000,000	950,660
	MEXICO(UNITED MEXICAN STATES)	7.50% 04/08/2033 45,000	48,951	55,238
	MEXICO(UNITED MEXICAN STATES)	5.63% 01/15/2017 34,000	33,456	37,604
	NEW STH WALES TSY IDX/LKD	FLTG RATE 11/20/2025 1,200,000	1,085,171	1,245,571
	TENNESSEE VALLEY AUTHORITY	7.13% 05/01/2030 942,000	1,321,014	1,228,872
	TOBACCO STTLMNT FIN AUTH WST VA	7.47% 06/01/2047 95,000	89,300	65,814
	UNITED STATES OF AMER TREAS BILLS	ZERO CPN 05/19/2011 8,280,000	8,272,113	8,273,593
	UNITED STATES OF AMER TREAS BILLS	ZERO CPN 06/09/2011 2,130,000	2,128,063	2,128,305

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	UNITED STATES OF AMER TREAS BILLS	ZERO CPN 06/16/2011 28,080,000	28,053,030	28,055,665
	UNITED STATES OF AMER TREAS BILLS	ZERO CPN 02/10/2011 420,000	419,868	419,941
	UNITED STATES OF AMER TREAS BILLS	ZERO CPN 01/20/2011 440,000	439,908	439,968
	UNITED STATES OF AMER TREAS BONDS	8.50% 02/15/2020 16,900,000	23,458,399	24,180,199
	UNITED STATES OF AMER TREAS BONDS	8.75% 08/15/2020 15,800,000	22,491,960	23,080,340
	UNITED STATES OF AMER TREAS BONDS	8.13% 05/15/2021 2,200,000	3,138,439	3,122,968
	UNITED STATES OF AMER TREAS BONDS	7.63% 11/15/2022 5,600,000	7,722,750	7,792,747
	UNITED STATES OF AMER TREAS BONDS	6.25% 08/15/2023 1,100,000	1,397,020	1,382,563
	UNITED STATES OF AMER TREAS BONDS	6.125% 11/15/2027 3,200,000	4,075,680	4,020,000
	UNITED STATES OF AMER TREAS BONDS	FLTG RATE 04/15/2028 13,300,000	23,870,911	23,214,801
	UNITED STATES OF AMER TREAS BONDS	5.50% 08/15/2028 8,400,000	9,827,211	9,897,560
	UNITED STATES OF AMER TREAS BONDS	FLTG RATE 01/15/2025 12,400,000	15,920,039	16,010,000
	UNITED STATES OF AMER TREAS BONDS	FLTG RATE 01/15/2026 16,700,000	19,926,057	19,538,899
	UNITED STATES OF AMER TREAS BONDS	FLTG RATE 01/15/2028 11,350,000	10,187,894	12,061,629
	UNITED STATES OF AMER TREAS BONDS	4.38% 02/15/2038 4,400,000	4,616,258	4,446,750
	UNITED STATES OF AMER TREAS BONDS	FLTG RATE 01/15/2029 7,600,000	8,674,690	8,784,373
	UNITED STATES OF AMER TREAS BONDS	3.50% 02/15/2039 4,000,000	3,402,162	3,446,876
	UNITED STATES OF AMER TREAS BONDS	4.25% 05/15/2039 2,100,000	2,203,289	2,068,828
	UNITED STATES OF AMER TREAS BONDS	4.38% 11/15/2039 800,000	907,744	804,250
	UNITED STATES OF AMER TREAS BONDS	4.63% 02/15/2040 3,400,000	3,325,989	3,561,500
	UNITED STATES OF AMER TREAS BONDS	4.38% 05/15/2040 5,100,000	5,266,811	5,124,684
	UNITED STATES OF AMER TREAS BONDS	3.88% 08/15/2040 3,000,000	2,958,574	2,763,282
	UNITED STATES OF AMER TREAS BONDS	FLTG RATE 07/15/2016 7,400,000	8,382,730	8,994,191
	UNITED STATES OF AMER TREAS BONDS	0.88% 02/29/2012 2,100,000	2,113,871	2,112,222
	UNITED STATES OF AMER TREAS NOTES	FLTG 04/15/2029 10,800,000	19,283,633	19,269,807
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 01/15/2027 13,300,000	15,349,333	16,029,481
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 01/15/2012 7,400,000	9,498,118	9,528,145
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 07/15/2012 3,976,000	4,756,411	5,137,004
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 07/15/2013 11,500,000	13,760,042	14,602,141
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 01/15/2014 12,629,000	14,734,419	16,048,015
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 07/15/2014 5,388,000	5,825,221	6,756,853
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 07/15/2015 1,855,000	2,281,777	2,259,426
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 01/15/2016 4,893,000	5,268,618	5,870,942
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 04/15/2011 26,513,000	29,449,861	29,473,523
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 01/15/2017 8,700,000	9,389,744	10,514,198
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 04/15/2012 10,200,000	10,980,894	11,392,617
	UNITED STATES OF AMER TREAS NOTES	2.63% 07/15/2017 15,300,000	18,079,435	18,373,788
	UNITED STATES OF AMER TREAS NOTES	0.625% 04/15/2013 1,000,000	1,026,475	1,065,993
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 07/15/2018 6,100,000	6,525,839	6,519,633
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 01/15/2019 5,900,000	6,244,120	6,650,411
	UNITED STATES OF AMER TREAS NOTES	1.13% 12/15/2011 1,000,000	1,008,792	1,007,539
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 04/15/2014 3,200,000	3,408,048	3,477,651
	UNITED STATES OF AMER TREAS NOTES	3.13% 05/15/2019 1,600,000	1,641,285	1,616,875
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 07/15/2019 13,600,000	14,658,718	15,145,842
	UNITED STATES OF AMER TREAS NOTES	3.38% 11/15/2019 2,900,000	3,115,905	2,960,491
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 01/15/2020 6,650,000	6,668,090	6,989,313
	UNITED STATES OF AMER TREAS NOTES	3.13% 01/31/2017 8,900,000	8,905,563	9,247,652
	UNITED STATES OF AMER TREAS NOTES	0.75% 11/30/2011 2,100,000	2,109,113	2,108,285
	UNITED STATES OF AMER TREAS NOTES	FLTG RATE 07/15/2020 33,300,000	33,735,845	34,192,562
	UNITED STATES OF AMER TREAS NOTES	1.88% 08/31/2017 1,900,000	1,908,691	1,813,757
	UNITED STATES OF AMER TREAS NOTES	1.88% 09/30/2017 1,500,000	1,507,321	1,428,399
	UNITED STATES OF AMER TREAS NOTES	1.25% 10/31/2015 2,700,000	2,663,306	2,613,093

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	UNITED STATES OF AMER TREAS NOTES	2.25% 11/30/2017 7,500,000	7,487,109	7,293,165
	UNIVERSITY CA REGTS MED CENTER	6.40% 05/15/2031 6,900,000	6,900,000	6,811,680

	TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES		673,988,953	684,686,276

MORTGAGE-BACKED SECURITIES:
	ARKLE MASTER ISSUER PLC	FLTG RATE 05/17/2060 800,000	800,000	791,560
	BANC OF AMERICA FUNDING CORP	FLTG RATE 05/20/2036 936,100	615,089	724,853
	BANC OF AMERICA FUNDING TRUST	FLTG RATE 04/25/2037 484,813	368,458	385,383
	BANC OF AMERICA MORTGAGE TRUST	FLTG RATE 02/25/2035 879,125	661,546	830,482
	BCCR TRUST	FLTG RATE 08/21/2045 6,000,000	5,130,000	6,339,807
*	BEAR STEARNS TRUST	FLTG RATE 03/25/2035 113,344	111,193	107,677
*	BEAR STEARNS TRUST	FLTG RATE 08/25/2035 57,990	56,618	54,708
	CITIGROUP MORTGAGE LOAN TRUST	FLTG RATE 09/25/2035 948,894	562,496	619,650
	CITIGROUP MORTGAGE LOAN TRUST	FLTG RATE 08/25/2035 96,605	94,064	88,716
	CITIGROUP MORTGAGE LOAN TRUST	FLTG RATE 09/25/2037 633,342	441,629	457,890
	CITIGROUP/DEUTSCHE BANK	FLTG RATE 11/15/2044 100,000	81,297	106,710
	COMM MTG LEASE-BACKED SEC LLC	6.75% 06/20/2031 827,347	767,536	906,704
	CWALT ALTERNATIVE LOAN TRUST	FLTG RATE 12/20/2046 1,365,146	807,484	710,931
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 01/01/2037 957,833	993,332	1,012,987
	FEDERAL HOME LOAN MTG CORP	FLTG RATE 09/01/2037 604,913	623,273	649,928
	FEDERAL HOME LOAN MTG CORP	3.50% 12/01/2040 25,351,400	24,287,829	24,184,393
	FEDERAL HOME LOAN MTG CORP	3.50% 11/01/2040 7,648,602	7,327,719	7,296,512
	FEDERAL HOME LOAN MTG CORP	4.50% 06/01/2040 964,184	1,007,271	988,949
	FEDERAL HOME LOAN MTG CORP	4.50% 11/01/2039 1,934,190	2,020,624	1,983,871
	FEDERAL HOME LOAN MTG CORP	4.50% 09/01/2039 7,797,136	8,162,627	7,997,409
	FEDERAL HOME LOAN MTG CORP	5.50% 02/01/2040 5,356,387	5,704,552	5,713,138
	FEDERAL HOME LOAN MTG CORP	5.50% 01/01/2038 5,499,037	5,856,474	5,867,007
	FEDERAL HOME LOAN MTG CORP	5.50% 01/01/2039 3,728,500	3,970,853	3,977,096
	FEDERAL HOME LOAN MTG CORP	5.50% 07/01/2038 901,384	959,974	962,808
	FEDERAL NATIONAL MTG ASSOC	4.50% 05/01/2013 1,878,052	1,987,800	1,993,427
	FEDERAL NATIONAL MTG ASSOC	4.00% 07/01/2014 764,874	799,174	799,861
	FEDERAL NATIONAL MTG ASSOC	3.50% 30 YRS 35,000,000	35,178,281	35,240,625
	FEDERAL NATIONAL MTG ASSOC	4.00% 04/01/2039 106,172	107,830	105,825
	FEDERAL NATIONAL MTG ASSOC	4.00% 08/01/2024 314,835	329,238	324,723
	FEDERAL NATIONAL MTG ASSOC	4.00% 08/01/2039 101,016	102,594	100,607
	FEDERAL NATIONAL MTG ASSOC	4.00% 12/01/2025 114,891	120,150	118,768
	FEDERAL NATIONAL MTG ASSOC	4.00% 12/01/2040 4,719,216	4,792,954	4,699,379
	FEDERAL NATIONAL MTG ASSOC	4.00% 02/01/2039 69,944	71,037	69,650
	FEDERAL NATIONAL MTG ASSOC	4.00% 01/01/2041 757,078	768,907	753,896
	FEDERAL NATIONAL MTG ASSOC	4.00% 07/01/2024 1,999,703	2,090,752	2,063,405
	FEDERAL NATIONAL MTG ASSOC	4.00% 07/01/2025 486,635	508,728	503,059
	FEDERAL NATIONAL MTG ASSOC	4.00% 06/01/2025 163,699	171,102	169,224
	FEDERAL NATIONAL MTG ASSOC	4.00% 06/01/2039 132,316	134,383	131,780
	FEDERAL NATIONAL MTG ASSOC	4.00% 05/01/2025 524,606	548,131	542,311
	FEDERAL NATIONAL MTG ASSOC	4.00% 11/01/2040 2,883,368	2,928,421	2,871,248
	FEDERAL NATIONAL MTG ASSOC	4.00% 10/01/2040 3,118,811	3,211,506	3,140,725
	FEDERAL NATIONAL MTG ASSOC	4.00% 09/01/2013 364,483	380,828	373,797
	FEDERAL NATIONAL MTG ASSOC	4.00% 09/01/2024 98,693	103,118	101,792
	FEDERAL NATIONAL MTG ASSOC	4.00% 09/01/2025 1,112,225	1,163,051	1,149,763
	FEDERAL NATIONAL MTG ASSOC	4.00% 09/01/2040 4,050,143	4,171,403	4,033,118
	FEDERAL NATIONAL MTG ASSOC	4.50% 04/01/2023 8,378,990	8,869,854	8,797,939

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

MORTGAGE-BACKED SECURITIES (CONTINUED):
	FEDERAL NATIONAL MTG ASSOC	4.50% 08/01/2024 10,379,406	10,979,465	10,885,401
	FEDERAL NATIONAL MTG ASSOC	4.50% 08/01/2025 402,206	425,710	422,316
	FEDERAL NATIONAL MTG ASSOC	4.50% 08/01/2040 96,390	100,637	99,031
	FEDERAL NATIONAL MTG ASSOC	4.50% 02/01/2025 987,458	1,045,316	1,037,448
	FEDERAL NATIONAL MTG ASSOC	4.50% 01/01/2039 23,504	24,510	24,148
	FEDERAL NATIONAL MTG ASSOC	4.50% 06/01/2040 560,027	584,003	575,374
	FEDERAL NATIONAL MTG ASSOC	4.50% 05/01/2023 3,302,842	3,495,852	3,467,984
	FEDERAL NATIONAL MTG ASSOC	4.50% 10/01/2025 779,621	825,301	819,089
	FEDERAL NATIONAL MTG ASSOC	5.00% 04/01/2038 874,266	926,073	920,024
	FEDERAL NATIONAL MTG ASSOC	5.00% 01/01/2040 961,567	1,018,547	1,011,594
	FEDERAL NATIONAL MTG ASSOC	5.00% 07/01/2040 36,176	38,320	38,081
	FEDERAL NATIONAL MTG ASSOC	5.00% 05/01/2033 328,960	348,453	347,925
	FEDERAL NATIONAL MTG ASSOC	5.00% 05/01/2039 804,964	852,665	847,347
	FEDERAL NATIONAL MTG ASSOC	5.00% 05/01/2040 1,059,624	1,122,415	1,114,752
	FEDERAL NATIONAL MTG ASSOC	5.50% 11/01/2037 44,076	45,216	47,400
	FEDERAL NATIONAL MTG ASSOC	6.00% 04/01/2037 187,209	201,015	203,714
	FEDERAL NATIONAL MTG ASSOC	6.00% 08/01/2037 3,263,794	3,504,499	3,551,547
	FEDERAL NATIONAL MTG ASSOC	6.00% 09/01/2037 606,591	651,327	660,072
	FEDERAL NATIONAL MTG ASSOC	6.00% 09/01/2037 150,339	161,426	163,594
	FEDERAL NATIONAL MTG ASSOC	7.00% 12/01/2027 49,009	52,209	55,681
	FEDERAL NATIONAL MTG ASSOC	8.00% 08/01/2015 3,038	3,205	3,349
	FEDERAL NATIONAL MTG ASSOC	8.00% 08/01/2015 19,931	21,028	21,967
	FEDERAL NATIONAL MTG ASSOC	8.00% 09/01/2015 9,095	9,455	9,866
	FEDERAL NATIONAL MTG ASSOC	9.00% 11/01/2021 5,458	5,851	5,933
	FEDERAL NATIONAL MTG ASSOC	4.00% 15 YRS 56,500,000	57,950,234	58,186,186
	FEDERAL NATIONAL MTG ASSOC	4.00% 30 YRS 27,000,000	27,373,818	26,856,576
	FEDERAL NATIONAL MTG ASSOC	4.50 15 YRS% 4,000,000	4,173,281	4,193,124
	FEDERAL NATIONAL MTG ASSOC	4.50% 30 YRS 99,500,000	103,321,689	102,127,397
	FEDERAL NATIONAL MTG ASSOC	5.00% 30 YRS 2,000,000	2,122,813	2,102,500
	FEDERAL NATIONAL MTG ASSOC	5.50% 01/25/2041 16,000,000	17,172,500	17,172,500
	FEDERAL NATIONAL MTG ASSOC	5.00% 01/25/2041 26,000,000	27,495,000	27,495,000
	FEDERAL NATIONAL MTG ASSOC	5.50% 01/25/2041 16,000,000	17,172,500	17,172,500
	FEDERAL NATIONAL MTG ASSOC	6.00% 01/25/2041 7,000,000	7,573,945	7,573,945
	FEDERAL NATIONAL MTG ASSOC	3.50% 01/25/20412 47,000,000	45,017,188	45,017,188
	FEDERAL NATIONAL MTG ASSOC	3.50% 01/25/20411 33,000,000	31,525,312	31,525,312
	GOVERNMENT NATIONAL MTG ASSOC	FLTG RATE 05/20/2037 424,162	417,733	422,406
	GOVERNMENT NATIONAL MTG ASSOC	FLTG RATE 03/20/2037 1,041,809	1,026,019	1,036,890
	GOVERNMENT NATIONAL MTG ASSOC	7.50% 03/15/2029 11,088	11,799	12,795
	HARBORVIEW MORTGAGE LOAN TRUST	FLTG RATE 02/25/2036 464,840	242,008	259,697
	INDYMAC INDA	FLTG RATE 11/25/2037 386,556	251,399	310,633
	LB-UBS COMMERCIAL MTG TRUST	FLTG RATE 09/2030 3,279,000	2,517,737	3,497,416
	MASTER ADJ RATE MTGS TRUST	FLTG RATE 01/25/2036 832,499	640,060	726,847
	MASTER SPECIALIZED LOAN TRUST	6.00% 08/2034 978,879	972,473	969,961
	MERRILL LYNCH/CW COMM MTG TRUST	5.70% 09/12/2049 100,000	72,375	104,362
	ML-CFC COMM MTG TRUST	FLTG RATE 06/12/2050 4,290,000	2,805,355	4,419,999
	MORGAN STANLEY CAPITAL I INC	FLTG RATE 06/11/2049 80,000	63,966	85,662
	MORGAN STANLEY CAPITAL I INC	4.99% 08/13/2042 1,549,000	1,191,889	1,640,187
	MORGAN STANLEY MTG LOAN TRUST	FLTG RATE 07/25/2035 1,224,486	754,010	895,160
	MORGAN STANLEY MTG LOAN TRUST	FLTG RATE 06/25/2037 793,735	383,991	439,676
	MORGAN STANLEY MTG LOAN TRUST	4.22% 08/25/2034 440,976	228,864	363,962
	MORGAN STANLEY MTG LOAN TRUST	FLTG RATE 06/25/2036 2,067,005	1,670,721	1,950,175

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

MORTGAGE-BACKED SECURITIES (CONTINUED):
	PRIME MORTGAGE TRUST	8.00% 07/25/2034 1,278,246	1,136,097	999,159
	RALI SERIES 2005-QA13 TRUST	FLTG RATE 12/25/2035 2,093,248	1,184,289	1,243,222
	RALI SERIES TRUST	FLTG RATE 06/25/2046 288,457	239,936	119,708
	RBSGC MORTGAGE LOAN TRUST	FLTG RATE 01/25/2037 1,271,372	497,469	749,458
	STRUCTURED ADJ RATE MTG LOAN TR	FLTG RATE 05/25/2036 1,148,106	640,191	891,787
	STRUCTURED ADJ RATE MTG LOAN TR	FLTG RATE 01/2035 937,708	587,186	774,421
	THORNBURG MTG SECURITIES TRUST	FLTG RATE 09/25/2037 1,203,063	943,040	1,168,037
	THORNBURG MTG TRUST	FLTG RATE 09/25/2037 1,150,285	875,797	1,071,109
	WACHOVIA BANK COMMERCIAL MTG	4.94% 04/15/2042 837,000	638,968	889,663
	WACHOVIA BANK COMMERCIAL MTG	FLTG RATE 01/15/2045 210,000	157,361	225,032
	WACHOVIA BANK COMMERCIAL MTG	FLTG RATE 07/15/2042 1,228,000	945,601	1,318,428
	WACHOVIA BANK COMMERCIAL MTG	5.572% 10/15/2048 100,000	71,020	104,718
	WELLS FARGO MTG BACKED SEC TRUST	FLTG RATE 10/25/2035 2,624,068	2,291,550	2,420,187
	WELLS FARGO MTG BACKED SEC TRUST	FLTG RATE 04/25/2036 431,901	333,951	393,426

	TOTAL MORTGAGE-BACKED SECURITIES		531,084,813	536,104,139

DERIVATIVES RECEIVABLE:
	JUN11 90DAY EURO FUTURE LG	VAR MRGN EX: 06/13/11 SIZE 250,000	—	51,425
	JUN11 90DAY EURO FUTURE LG	FUT LONG EX: 06/13/11 CONTRACTS 121	51,425	(51,425)
	MAR11 90DAY EURO FUTURE LG	VAR MRGN EX: 03/14/11 SIZE 250,000	—	26,037
	MAR11 90DAY EURO FUTURE LG	FUT LONG EX: 03/14/11 CONTRACTS 237	26,037	(26,037)
	FWD CURRENCY CONTRACT — BRL	BRL RATE 1.7054 EX 03/02/2011	—	25,413
	FWD CURRENCY CONTRACT — CAD	CAD RATE 1.0072 EX 02/17/2011	—	4,294
	FWD CURRENCY CONTRACT — CNY	CNY RATE 6.6380 EX 01/10/2011	—	649
	FWD CURRENCY CONTRACT — CNY	CNY RATE 6.6405 EX 01/10/2011	—	986
	FWD CURRENCY CONTRACT — CNY	CNY RATE 6.410 EX 01/10/2011	—	1,073
	FWD CURRENCY CONTRACT — EUR	EUR RATE 0.7558 EX 01/03/2011	—	998
	FWD CURRENCY CONTRACT — EUR	EUR RATE 0.7540 EX 01/04/2011	—	14,306
	FWD CURRENCY CONTRACT — EUR	EUR RATE 0.7540 EX 01/05/2011	—	3,858
	FWD CURRENCY CONTRACT — EUR	EUR RATE 0.7520 EX 01/06/2011	—	8,990
	FWD CURRENCY CONTRACT — EUR	EUR RATE 0.7502 EX 01/06/2011	—	6,441
	FWD CURRENCY CONTRACT — EUR	EUR RATE 0.7474 EX 01/06/2011	—	2,446
	FWD CURRENCY CONTRACT — INR	INR RATE 47.1200 EX 03/09/2011	—	12,467
	FWD CURRENCY CONTRACT — INR	INR RATE 46.8000 EX 03/09/2011	—	8,621
	FWD CURRENCY CONTRACT — INR	INR RATE 46.8200 EX 03/09/2011	—	8,731
	FWD CURRENCY CONTRACT — INR	INR RATE 45.2500 EX 03/09/2011	—	17
	FWD CURRENCY CONTRACT — INR	INR RATE 45.3300 EX 03/09/2011	—	80
	FWD CURRENCY CONTRACT — INR	INR RATE 45.3200 EX 03/09/2011	—	80
	FWD CURRENCY CONTRACT — INR	INR RATE 45.2500 EX 03/09/2011	—	20
	FWD CURRENCY CONTRACT — PHP	PHP RATE 43.9700 EX 06/15/2011	—	81
	FWD CURRENCY CONTRACT — PHP	PHP RATE 43.9200 EX 06/15/2011	—	12
	FWD CURRENCY CONTRACT — KRW	KRW RATE 1146.3000 EX 01/19/2011	—	1,827
	FWD CURRENCY CONTRACT — KRW	KRW RATE 1146.3000 EX 01/19/2011	—	1,827
	FWD CURRENCY CONTRACT — KRW	KRW RATE 1137.2000 EX 01/19/2011	—	168
	FWD CURRENCY CONTRACT — KRW	KRW RATE 1138.6000 EX 01/19/2011	—	707
	FWD CURRENCY CONTRACT — KRW	KRW RATE 1160.2000 EX 05/09/2011	—	13,906
	NORTEK INC WTS	432 SHARES	—	3,024
	P/PUT INT RATE OPTN	PUT SCTY 40988D6 EX 11/19/2012 1	—	115,326
	AMERICAN INTL GROUP SWPS	2,700,000 SHARES	—	281,387
	AMERICAN INTL GROUP SWPS	1,500,000 SHARES	—	156,326
	CDX IG15 5Y SP CBK SWPS	6,800,000 SHARES	—	47,825
	CDX IG15 5Y SP UAG SWPS	600,000 SHARES	—	4,220
	EMBARQ CORP SWPS	1,000,000 SHARES	—	7,492
	GATX FIN BP CBK SWPS	1,000,000 SHARES	—	23,209

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE,
		RATE OF INTEREST,
	IDENTITY OF ISSUE, BORROWER,	COLLATERAL, PAR, OR		CURRENT
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	COST	VALUE

DERIVATIVES RECEIVABLE (CONTINUED):
	IRS BRL ZCS R SWPS	1,500,000 SHARES	—	13,943
	IRS BRL ZCS R SWPS	15,400,000 SHARES	—	123,478
	IRS BRL ZCS R SWPS	1,200,000 SHARES	—	4,497
	IRS BRL ZCS R SWPS	1,300,000 SHARES	—	5,464
	IRS BRL ZCS R SWPS	5,500,000 SHARES	—	23,115
	IRS BRL ZCS R SWPS	400,000 SHARES	—	2,052
	IRS BRL ZCS R SWPS	1,500,000 SHARES	—	9,855
	IRS BRL ZCS R SWPS	2,400,000 SHARES	—	22,770
	IRS EUR R SWPS	1,000,000 SHARES	—	46,709
	SWPC213J9 SPWS	10,400,000 SHARES	—	73,145
	TOLL BROS FINANCE CORP SPWS	2,500,000 SHARES	—	141,868
	U. K. GILT SW DUB SWPS	700,000 SHARES	—	10,173
	U. K. GILT SW DUB SWPS	2,000,000 SHARES	—	29,065
	U. K. GILT SW SP SWPS	500,000 SHARES	—	7,267
	ZCS BRL R SWPS	300,000 SHARES	—	17,760
	ZCS BRL RD SWPS	400,000 SHARES	—	23,680

	TOTAL DERIVATIVES RECEIVABLE		77,462	1,311,648

OTHER:
	BARCLAYS DOMICILED MONEY	12 SHARES	12	12
	CASH COLLATERAL/MONEY MKT	1,853,000,000 SHARES	1,853,000	1,693,000
	ISHARES TRUST RUSSELL	5,100 SHARES	330,785	330,837
*	JPM 401K PLAN GOLDMAN SACHS		2,543,108	2,543,108
*	JPM 401K PLAN PIMCO TIP		2,994,929	2,994,929
	REPO BARCLAYS	25,800,000 SHARES	25,800,000	25,800,000
	REPO MERRILL	64,900,000 SHARES	64,900,000	64,900,000
	SLH OPEN POSITION NET	155,860 SHARES	—	17,145

	TOTAL OTHER		98,421,834	98,279,031

	TOTAL INVESTMENTS		$13,334,687,385	$14,640,137,586

*	PARTY-IN-INTEREST INVESTMENTS

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE OF
	IDENTITY OF ISSUE, BORROWER,	INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

FOLLOWING ARE THE PURCHASES AND SALES OF NON EXCLUDED ASSETS:

NON-U.S. GOVERNMENT SECURITIES AND AGENCY SECURITIES:
	AUSTRALIA(COMMONWEALTH OF)	QTRLY 0.00% 08/20/2015 700,000	$1,058,498	$1,141,107
	CANADA (GOVT OF)	FLTG RATE 12/01/2021 2,300,000	3,960,677	4,234,704
	CANADA (GOVT OF)	SEMI-ANN FLTG RATE 12/01/2041 400,000	433,047	438,278
	CANADA (GOVT OF)	SEMI-ANN FLTG RATE 12/01/2036 600,000	837,010	829,013
	CANADA (GOVT OF)	FLTNG RATE 12/01/2031 100,000	174,077	174,212
	DEUTSCHLAND	ANNUAL FLTNG RATE 04/15/2016 200,000	311,365	298,489
	DEUTSCHLAND	ANNUAL 3.50% 07/04/2019 900,000	1,245,589	1,200,818
	GERMANY(FED REPUBLIC)	ANNUAL 4.25% 07/04/2018 500,000	784,176	733,919
	GERMANY(FED REPUBLIC)	ANNUAL FLTG RATE 04/15/2020 1,100,000	1,612,393	1,549,340
	GERMANY(FED REPUBLIC)	ANNUAL 3.00% 07/04/2020 1,500,000	1,889,335	1,888,792
	GERMANY(FED REPUBLIC)	ANNUAL 4.00% 10/11/2013 2,000,000	2,934,756	2,888,534
	GERMANY(FED REPUBLIC)	ANNUAL 6.25% 01/04/2030 100,000	177,249	174,445
	GERMANY(FED REPUBLIC)	SEMI-ANN 3.00% 04/15/2015 2,500,000	3,194,591	3,087,926

DERIVATIVES:
	MAPFRE SA EUR0.1 SUB RIGHTS	1,019,041 SHARES	—	12,530
	MICHELIN(CIE GLE DES ETABL.)	33,363 SHARES	—	84,725
	W/CALL CURRENCY OPTION	CALL SCTY 4098846 EX 04/20/2010 100	(10,150)	—
	CDX IG14	13,400,000 SHARES	171,758	25,216
	CDX.O P	32,200,000 SHARES	(99,830)	—
	IRS USD P 1.7-3ML	4,100,000 SHARES	87,515	—
	IRS USD P 1.95-3ML	3,500,000 SHARES	28,175	—
	IRS USD P 1.95-3ML	7,800,000 SHARES	59,028	—
	IRS USD P 2.75-3ML	1,200,000 SHARES	64,680	—
	IRS USD R 3ML - 4.0	3,500,000 SHARES	197,750	385,175
	IRS USD R 3ML - 4.0	3,100,000 SHAREAS	120,670	186,040
	IRS USD R 3ML - 4.0	200,000 SHARES	16,820	21,814
	IRS USD R 3ML - 3.25	900,000 SHARES	51,525	—
	IRS USD R 3ML - 4.0	3,400,000 SHARES	215,340	382,632
	IRS USD R 3ML - 4.0	11,700,000 SHARES	483,795	959,265
	EURO-BOBL FUT	FUT JUN 10 EX 06/08/2010 SIZE 100,000	—	13,390
	EURO-BUND FUT	FUT JUN 10 EX 06/08/2010 SIZE 100,000	—	109,124
	EURO-BUND FUT	FUT MAR 10 EX 03/08/2010 SIZE 100,000	—	6,246
	S&P 500 EMINI FUT	FUT JUN 10 EX 06/18/2010 SIZE 50	—	(55,129)
	S&P 500 EMINI FUT	FUT MAR 10 EX 03/19/2010 SIZE 50	—	74,408
	TREASURY BONDS-CBT	FUT LG JUN 10 EX 06/21/2010 SIZE 100,000	—	(61,209)
	US LONG BOND — CBT	FUT JUN 10 EX 06/21/2010 SIZE 100,000	—	(65,050)
	US LONG BOND — CBT	FUT SEP 10 EX 09/21/2010 SIZE 100,000	—	17,698
	US ULTRA BOND — CBT	FUT JUN 10 EX 06/21/2010 SIZE 100,000	—	379,200
	US ULTRA BOND — CBT	FUT SEP 10 EX 09/21/2010 SIZE 100,000	—	(45,959)
	US 10 YR NOTE FUT	FUT DEC 10 EX 12/21/2010 SIZE 100,000	—	250,896
	US 10 YR NOTE FUT	FUT JUN 10 EX 06/21/2010 SIZE 100,000	—	(76,761)
	US 10 YR NOTE FUT	FUT JUN 10 EX 06/21/2010 SIZE 100,000	—	(361,560)
	US 10 YR NOTE FUT	FUT SEP 10 EX 09/21/2010 SIZE 100,000	—	(1,901,923)
	US 2 YR NOTE — CBT	FUT JUN 10 EX 06/30/2010 SIZE 200,000	—	460,824
	US 2 YR NOTE — CBT	FUT SEP 10 EX 09/30/2010 SIZE 200,000	—	166,679
	US 5 YR NOTE — CBT	FUT JUN 10 EX 06/30/2010 SIZE 100,000	—	525,298

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE OF
	IDENTITY OF ISSUE, BORROWER,	INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

DERIVATIVES (CONTINUED):
	US 5 YR NOTE — CBT	FUT SEP 10 EX 09/30/2010 SIZE 100,000	—	(97,661)
	10 YEAR T NOTES — CBT	FUT SH SEP 10 EX 09/21/2010 SIZE 100,000	—	66,237
	2 YEAR T NOTES — CBT	FUT LG JUN 10 EX 06/30/2010 SIZE 200,000	—	(938)
	90 DAY EURO$ FUT	FUT DEC 10 EX 12/13/2010 SIZE 250,000	—	9,920
	90 DAY EURO$ FUT	FUT DEC 10 EX 12/13/2010 SIZE 250,000	—	(6,979)
	90 DAY EURO$ FUT	FUT MAR 10 EX 03/15/2010 SIZE 250,000	—	228
	90 DAY EURO$ FUT	FUT MAR 12 EX 03/19/2012 SIZE 250,000	—	(19,655)
	90 DAY EURO$ FUT	FUT SEP 20 EX 09/14/2020 SIZE 250,000	—	39,540
	90 DAY STERLING FUT	FUT DEC 10 EX 12/15/2010 SIZE 125,000	—	1,851
	CDX.O C 0.8 IG13 5 Y	CALL SCTY 4098846 EX 06/16/2010 1	(23,000)	—
	CDX.O C 0.8 IG13 5 Y	CALL SCTY 4098846 EX 06/16/2010 1	(16,950)	—
	CDX.O C 0.90 IG14 5 Y	CALL SCTY 4098846 EX 12/15/2010 1	(5,400)	—
	CDX.O C 0.90 IG14 5 Y	CALL SCTY 4098846 EX 12/15/2010 1	(97,130)	—
	CDX.O C 0.90 IG14 5 Y	CALL SCTY 4098846 EX 12/15/2010 1	(3,990)	—
	CDX.O P 1.3 IG13 5 Y	PUT SCTY 4098846 EX 06/16/2010 1	(46,045)	—
	CDX.O P 1.5 IG14 5 Y	PUT SCTY 4098846 EX 12/15/2010 1	(4,200)	—
	CDX.O P 1.50 IG14 5 Y	PUT SCTY 4098846 EX 12/15/2010 1	(7,695)	—
	W/CALL EURO DOLLAR FUT OPTION	CALL SCTY 4098846 EX 12/13/2010 25,000	(4,345)	—
	W/CALL EURO DOLLAR OPTION	CALL SCTY 40988D6 EX 03/14/2011 250,000	(4,673)	(4,253)
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 02/22/2011 100	(11,420)	(13,663)
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 12/13/2010 1	(38,588)	—
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 10/29/2010 100	(16,190)	(750)
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 12/13/2010 1	(3,658)	—
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 06/18/2012 100	(14,247)	(21,424)
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 10/29/2010 100	(127,650)	(6,499)
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 12/13/2010 100	(5,280)	—
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 08/31/2010 100	(78,650)	(23,844)
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 10/29/2010 1	(31,190)	—
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 04/19/2010 1	(8,400)	—
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 06/14/2010 1	(71,550)	—
	W/CALL INTEREST RATE OPTION	CALL SCTY 40988D6 EX 08/31/2010 100	(115,305)	—
	W/CALL OTC ECAL	CALL SCTY 40988D6 EX 06/07/2010 1	(58,500)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 40988D6 EX 05/21/2010 100,000	(5,418)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 40988D6 EX 04/23/2010 100,000	(67,149)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 40988D6 EX 05/21/2010 100,000	(92,622)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 40988D6 EX 11/26/2010 100,000	(2,409)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 4098846 EX 11/26/2010 100,000	(24,035)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 40988D6 EX 02/19/2010 100,000	(3,896)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 40988D6 EX 04/23/2010 100,000	(5,580)	—
	W/CALL US TREAS NT OPTION	CALL SCTY 40988D6 EX 08/27/2010 100,000	(207,959)	—
	W/CALL US TREAS BDS OPTION	CALL SCTY 40988D6 EX 05/21/2010 100,000	(12,631)	—
	W/PUT CDX	PUT SCTY 4098846 EX 12/15/2010 100	(281,820)	—
	W/PUT CURRENCY OPTION	PUT SCTY 4098846 EX 04/20/2010 100	(17,545)	—
	W/PUT EURO DOLLAR FUT OPTION	PUT SCTY 4098846 EX 12/13/2010 250,000	(3,438)	—
	W/PUT EURO DOLLAR	PUT SCTY 40988D6 EX 09/10/2010 250,000	(92,672)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 12/13/2010 1	(12,300)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 10/29/2010 1	(2,200)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 02/22/2011 100	(40,970)	(35,190)
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 10/29/2010 100	(23,040)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 12/13/2010 1	(25,360)	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B)	(C)	(D)	(E)
		DESCRIPTION OF INVESTMENT
		INCLUDING MATURITY DATE, RATE OF
	IDENTITY OF ISSUE, BORROWER,	INTEREST, COLLATERAL, PAR, OR	COSTS OF	PROCEEDS OF
	LESSOR, OR SIMILAR PARTY	MATURITY VALUE	ACQUISITIONS	DISPOSITION

DERIVATIVES (CONTINUED):
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 10/29/2010 100	(324,028)	(495)
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 12/13/2010 1	(9,600)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 06/14/2010 1	(70,770)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 08/31/2010 100	(149,910)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 08/31/2010 100	(208,480)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 10/29/2010 1	(52,930)	—
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 01/24/2011 100	(587,970)	(483,570)
	W/PUT INTEREST RATE OPTION	PUT SCTY 40988D6 EX 12/13/2010 1	(4,070)	—
	W/PUT OTC EPUT OPTION	PUT SCTY 40988D6 EX 07/21/2010 1	(8,190)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 40988D6 EX 04/23/2010 100,000	(112,493)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 4098846 EX 05/23/2008 100,000	(91,193)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 4098846 EX 05/23/2008 100,000	(3,597)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 40988D6 EX 02/19/2010 100,000	(1,355)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 40988D6 EX 11/26/2010 100,000	(11,588)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 4098846 EX 11/26/2010 100,000	(5,032)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 40988D6 EX 11/26/2010 100,000	(3,210)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 40988D6 EX 04/23/2010 100,000	(10,924)	—
	W/CALL US TREAS BDS OPTION	PUT SCTY 40988D6 EX 05/21/2010 100,000	(4,663)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 40988D6 EX 08/27/2010 100,000	(176,991)	—
	W/CALL US TREAS NT OPTION	PUT SCTY 4098846 EX 11/26/2010 100,000	(2,495)	—

SECURITIES SOLD SHORT:
	BNP PARIBAS SECURITIES CORP	340,000 SHARES	(340,000)	(340,000)
	CASH COLLATERAL	510,000 SHARES	(510,000)	(510,000)
	CASH COLLATERAL ISDA FBL	270,000 SHARES	(270,000)	(270,000)
	CASH COLLATERAL ISDA RYL	270,000 SHARES	(270,000)	(270,000)
	CASH COLLATERAL MYC	260,000 SHARES	(260,000)	(260,000)
	CASH COLLATERAL RYL BK OF CAD	880,000 SHARES	(880,000)	(880,000)
	CASH COLLATERAL	2,200,000 SHARES	(2,200,000)	(2,200,000)
	CASH COLLATERAL	260,000 SHARES	(260,000)	(260,000)
	CASH COLLATERAL	260,000 SHARES	(260,000)	(260,000)
	CDX IG 14 5 Y	2,100,000 SHARES	(14,066)	(23,464)
	FNMA TBA 30 YR	47,000,000 SHARES	(45,017,188)	(44,576,563)
	FNMA TBA 30 YR	11,000,000 SHARES	(11,800,938)	(11,718,438)
	IRS USD P 1.6-3ML	8,100,000 SHARES	—	(1,060)
	IRS USD P 3.25-3ML	500,000 SHARES	(23,800)	(28,520)
	IRS USD P 3.25-3ML	1,500,000 SHARES	—	(43,458)
	IRS USD P 3.25-3ML	1,100,000 SHARES	—	(26,840)
	IRS USD P 3.25-3ML	4,400,000 SHARES	—	(153,252)
	IRS USD P 3.5-3ML	5,200,000 SHARES	—	(65,854)
	IRS USD P 3.5-3ML	2,300,000 SHARES	—	(29,302)
	IRS USD R 3ML-2.1	1,100,000 SHARES	—	(5,808)
	SWAPS COLLATERAL INT PMT	260,000 SHARES	(260,000)	(260,000)
	COLLATERAL INT PMT	670,000 SHARES	(670,000)	(670,000)
	FEDERAL NATIONAL MTG ASSOC	5.000% 10/25/2041 7,000,000	(7,413,438)	(7,413,438)
	FEDERAL NATIONAL MTG ASSOC	6.000% 11/25/2041 8,000,000	(8,595,000)	(8,595,000)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4J)

(A)	(B)	(C)	(D)	(F)	(G)	(H)	(I)
				EXPENSE		CURRENT
IDENTITY	DESCRIPTION OF ASSET (INCLUDE			INCURRED		VALUE OF
OF PARTY	INTEREST RATE AND MATURITY IN CASE	PURCHASE	SELLING	WITH	COST OF	ASSET ON	NET GAIN
INVOLVED	OF A LOAN)	PRICE	PRICE	TRANSACTION	ASSET	TRANSACTION DATE	OR (LOSS)

SERIES OF TRANSACTIONS — SCHEDULE H, PART IV, LINE 4J
*	JPMORGAN CHASE & CO COM STOCK, 104 BUYS	VARIOUS		$291,985	$662,582,571	$662,290,586	(291,985)
*	JPMORGAN CHASE & CO COM STOCK, 107 SELLS		VARIOUS	344,546	711,425,525	777,444,478	66,018,953
*	JPMORGAN U.S. GOV’T CAPITAL, 1,724 BUYS	1.00		—	4,981,897,071	4,981,897,071	—
*	JPMORGAN U.S. GOV’T CAPITAL, 1,762 SELLS		1.00	—	4,849,440,275	4,849,440,275	—
	BLACKROCK INT’L LARGE CAP CORE, 8 BUYS	VARIOUS			392,191,439	392,191,439	—
	BLACKROCK INT’L LARGE CAP CORE, 10 SELLS		VARIOUS		809,818,070	783,039,170	(26,778,900)
	U.S. OF AMERICA TREAS BONDS, 33 BUYS	VARIOUS		—	801,182,005	801,182,005	—
	U.S. OF AMERICA TREAS BONDS, 37 SELLS		VARIOUS	—	801,182,002	802,673,865	1,491,863

NOTE 1:	THE THRESHOLD FOR REPORTING TRANSACTIONS UNDER DEPARTMENT OF LABOR PROVISIONS IS FIVE PERCENT OF THE FAIR VALUE OF THE PLAN’S NET ASSETS AT THE BEGINNING OF THE YEAR OF $13,020,492,547. FIVE PERCENT OF THIS AMOUNT IS $651,024,627.

NOTE 2:	COLUMN ‘(E) LEASE RENTAL’ HAS BEEN OMITTED, AS THERE IS NO DATA TO REPORT IN THIS COLUMN.

*	PARTY-IN-INTEREST INVESTMENTS

INDEX TO EXHIBIT
SEQUENTIALLY NUMBERED

Exhibit No.	Exhibits	Page At Which Located

23.1	Consent of Independent Registered Public Accounting Firm	58

SIGNATURE
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report on Form 11-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Date: June 27, 2011
	By:	/s/ Louis Rauchenberger
Louis Rauchenberger
Managing Director and Controller (Principal Accounting Officer)